As filed with the Securities and Exchange Commission on February 7, 2014
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

1847 HOLDINGS LLC
(Exact name of registrant as specified in its charter)

Delaware	5900	38-3922937
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

590 Madison Avenue, 18th Floor
New York, NY 10022
(212) 521-4052
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, DE 19801
(800) 677-3394
(Names, addresses and telephone numbers of agents for service)

Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Shares	500,000	$1.00	$500,000	$68.20

(1)
In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated pursuant to Rule 457 of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

PROSPECTUS
Subject to completion, dated , 2014

1847 HOLDINGS LLC

500,000 COMMON SHARES

This is the initial offering of common shares of 1847 Holdings LLC and no public market currently exists for the securities being offered. A public market may never develop for the securities being offered, or, if a market develops, it may not be sustained.

We are offering for sale a total of 500,000 common shares at a fixed price of $1.00 per share in a direct public offering, without any involvement of underwriters or broker-dealers. Our Chief Executive Officer, without commission or other remuneration, will sell the common shares to be sold by us on our behalf. The offering does not require that we sell a minimum number of common shares; therefore not all of the common shares may be sold. The amount raised may be minimal and there is no assurance that we will be able to raise sufficient amount to cover our expenses and may not even cover the costs of the offering. Should we be successful in selling all of the common shares offered, we will receive $500,000 in proceeds before expenses. The minimum amount of financing we estimate that we need in the next 12 months to begin operations is $60,000. Any funds received as a part of this offering will be immediately available to us for our use. We have not made any arrangements to place the proceeds from this offering in an escrow, trust or similar account.

The common shares are being offered at a fixed price of $1.00 per common share for a period of twelve months (unless extended for up to an additional six months in the sole discretion of our board of directors) from the effective date of this prospectus. The offering shall terminate on the earlier of (i) the date when the sale of all 500,000 common shares is completed, (ii) when our board of directors decides that it is in the best interest of our company to terminate the offering prior to the completion of the sale of all 500,000 common shares registered under the registration statement of which this prospectus is part or (iii) twelve months after the effective date of this prospectus, unless extended for up to an additional six months in the sole discretion of our board of directors.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER “RISK FACTORS” BEGINNING ON PAGE 19.

There has been no market for our securities and a public market may never develop, or, if any market does develop, it may not be sustained. Our common shares are not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the Financial Industry Regulatory Authority, Inc., or FINRA, for our common shares to be eligible for trading on the Over-The-Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application. There can be no assurance that our common shares will ever be listed or quoted on a stock exchange or a quotation service or that any market for our stock will develop.

Any funds received as a part of this offering will be immediately deposited into our company’s bank account and be available for our use. We have not made any arrangements to place funds in an escrow, trust or similar account. If we fail to raise enough capital to commence operations investors may lose their entire investment and will not be entitled to a refund.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is , 2014.

TABLE OF CONTENTS

SUMMARY	4
RISK FACTORS	19
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	41
USE OF PROCEEDS	42
DETERMINATION OF OFFERING PRICE	43
DIVIDEND AND DISTRIBUTION POLICY	43
DILUTION	45
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	46
OUR MANAGER	47
MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	61
OUR BUSINESS	75
OUR MANAGEMENT CONSULTING BUSINESS	84
DESCRIPTION OF PROPERTY	87
LEGAL PROCEEDINGS	87
MANAGEMENT	87
MANAGEMENT SERVICES AGREEMENT	96
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	101
CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS; DIRECTOR INDEPENDENCE	102
DESCRIPTION OF SHARES	105
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	112
PLAN OF DISTRIBUTION	128
LEGAL MATTERS	129
INTERESTS OF NAMED EXPERTS AND COUNSEL	130
EXPERTS	130
WHERE YOU CAN FIND MORE INFORMATION	130
INDEX TO THE FINANCIAL STATEMENTS	F-1

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR BUY ANY SHARES IN ANY STATE OR OTHER JURISDICTION IN WHICH IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF THE DATE ON THE COVER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS.

SUMMARY

The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the more detailed information set out in this prospectus, including the financial statements, the notes thereto and matters set forth under “Risk Factors.”

Overview of Our Business

We are a development stage company currently operating a consulting and advisory services business with plans to acquire additional small to medium size businesses in a variety of different industries. Through our structure, we plan to offer investors an opportunity to participate in the ownership and growth of a portfolio of businesses that traditionally have been owned and managed by private equity firms, private individuals or families, financial institutions or large conglomerates. We believe that our management and acquisition strategies will allow us to achieve our goals of growing distributions to our shareholders and increasing shareholder value over time.

We will seek to acquire controlling interests in businesses that we believe operate in industries with long-term macroeconomic growth opportunities, and that have positive and stable earnings and cash flows, face minimal threats of technological or competitive obsolescence and have strong management teams largely in place. We believe that private company operators and corporate parents looking to sell their businesses will consider us an attractive purchaser of their businesses. We will also seek to acquire under-managed or under-performing businesses that we believe can be improved under the guidance of our management team and the management teams of the businesses that we will acquire in the future. We expect to improve our businesses over the long term through organic growth opportunities, add-on acquisitions and operational improvements.

As an initial step in our plan to acquire small to medium size businesses in a variety of different industries our newly formed subsidiary, 1847 Management Services, Inc., or 1847 Management, acquired a 50% interest in each of PPI Management Group, LLC, or PPI Management, and Christals Management LLC, or Christals Management from our Chief Executive Officer and controlling shareholder, Ellery W. Roberts. In connection with the acquisition of such equity interests from Mr. Roberts, we issued to Mr. Roberts 875,000 of our common shares pursuant to a securities purchase agreement, dated September 15, 2013, between our company and Mr. Roberts. Each of PPI Management and Christals Management are management consulting and advisory firms.

As a result of the acquisition by 1847 Management of 50% of the equity interests in each of PPI Management and Christals Management from Mr. Roberts, we operate a consulting and advisory services business focused on providing management consulting, finance, marketing, operational and strategic planning, relationship access, corporate development and merger and acquisition analysis services. We refer to the management consulting business operated by 1847 Management and its subsidiaries, PPI Management and Christals Management, as our management consulting business.

PPI Management acts as an advisor to PPI Acquisition Holdings, LLC, or PPI Acquisition, pursuant to an advisory agreement with PPI Acquisition. Under the advisory agreement, PPI Management provides PPI Acquisition and its subsidiary, Pawn Plus, Inc., or Pawn Plus, with management and consulting services in consideration for an advisory fee. Similarly, Christals Management acts as an advisor to Peekay Acquisition, LLC, or Peekay, pursuant to an advisory agreement with Peekay. The Christals advisory agreement is very similar to the PPI Management advisory agreement. Under the Christals advisory agreement, Christals Management provides Peekay and its subsidiaries with the same kind of management and consulting services that PPI Management provides to PPI Acquisition and Pawn Plus and Christals Management also receives fees for providing these services. To date, our management consulting business has not generated significant revenues.

Mr. Roberts is a manager of each of PPI Management and Christals Management and is primarily responsible for providing consulting and advisory services to the clients of PPI Management and Christals Management. In an attempt to minimize future conflicts of interest involving the splitting of Mr. Roberts’s business time, Mr. Roberts and the board of directors of our company determined that it would be in the best interests of our company to acquire such interests in PPI Management and Christals Management so that our company can operate such management consulting and advisory businesses and so Mr. Roberts’s business time will not be diverted away from the business and affairs of our company. Although we expect to continue to operate these businesses and generate revenues therefrom, we do not intend to expand our management consulting business by seeking new clients at this time. Instead, we plan to focus all of our efforts (other than efforts necessary to operate PPI Management and Christals Management) on identifying suitable acquisitions, raising capital necessary to consummate an acquisition after one has been identified, and completing an acquisition after the necessary capital is raised.

We believe that becoming a public reporting company and having our shares quoted on the Over-The-Counter Bulletin Board will facilitate our ability to raise capital to acquire a target acquisition in the future. We hope to have a market maker file an application with the Financial Industry Regulatory Authority, Inc., or FINRA, for our common shares to be eligible for trading on the Over-The-Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application. There can be no assurance that our common shares will ever be listed or quoted on a stock exchange or a quotation service or that any market for our stock will develop.

If we successfully become a public reporting company and if our common shares are quoted on the Over-The-Counter Bulletin Board in the future, we believe that we will be able to raise capital to acquire businesses that we may target in the future. In such instance, we would attempt to enter into a binding acquisition agreement with the targeted company that conditions our obligations thereunder on our ability to raise capital to consummate the acquisition. We would attempt to obtain the exclusive right to acquire the targeted company for a period of time sufficient to allow us to raise the necessary capital. This methodology is consistent with the method previously used by our Chief Executive Officer, Ellery W. Roberts, to acquire small to medium sized businesses in the past. For the last four years, Mr. Roberts has been operating as what is known as a “fundless sponsor” and during this period he was responsible for acquiring three businesses with an aggregate purchase price of $60 million. A fundless sponsor is an individual or group seeking acquisition candidates without having 100% of the equity financing in a committed private equity limited partnership or private equity “fund” required to complete the transaction up front (hence, they are “fundless”). Fundless sponsors raise the majority equity required to fund an acquisition after they have executed a letter of intent or definitive acquisition agreement with the targeted acquisition candidate and the closing of the acquisition transaction is predicated upon the buyer raising the requisite funds.

Our Manager

We have engaged 1847 Partners LLC, which we refer to as our manager, to manage the day-to-day operations and affairs of our company, oversee the management and operations of our businesses and perform certain other services on our behalf, subject to the oversight of our board of directors. We believe our manager’s expertise and experience will be a critical factor in executing our strategy to meet the goals of growing distributions to our shareholders and increasing shareholder value. Ellery W. Roberts, our Chief Executive Officer, is the sole manager of 1847 Partners and, as a result, our manager is and will be an affiliate of Mr. Roberts.

Initially, our manager will engage Ellery W. Roberts as our Chief Executive Officer, President and Chief Financial Officer. See the section entitled “Our Manager” for more information about our manager, our management team and our relationship with our manager and our management team.

Since 2000, our manager has developed and grown multiple sector-specific platform businesses, through the consummation of 29 acquisitions. Our manager deployed $150 million of capital across 14 platform acquisitions between 2000 and 2005. Collectively, our management team has more than 60 years of combined experience in acquiring and managing small and lower middle market businesses and has overseen the acquisitions and financing of over 50 businesses.

Our company and our manager have entered into a management services agreement on April 15, 2013, pursuant to which we are required to pay our manager a quarterly management fee equal to 0.5% (2.0% annualized) of our company’s adjusted net assets for services performed. On September 15, 2013, we entered into an amendment to our management services agreement that provides that in lieu of paying a quarterly management fee under the management services agreement based upon the adjusted net assets of our management consulting business, we will pay our manager a flat quarterly fee equal to $43,750. This amendment only applies to our management consulting business and will not apply to any businesses that we acquire in the future. The management fee will be subject to offset pursuant to fees paid to our manager by the businesses that we acquire in the future under separate management services agreements that our manager will enter into with any of our future businesses, which we refer to as offsetting management services agreements. See the sections entitled “Management Services Agreement” and “Our Manager—Our Manager as a Service Provider” for more information about the terms of the management services agreement and the calculation of the management fee, respectively.

Our Chief Executive Officer, President and Chief Financial Officer is an employee of our manager and is seconded to our company, which means that he has been assigned by our manager to work for our company during the term of the management services agreement. Although this executive officer is an employee of our manager, he reports directly to our board of directors.

We will not reimburse our manager for any of our manager’s overhead expenses related to the services performed by our manager pursuant to the management services agreement, including the compensation of our chief executive officer, which is encompassed by the management fee.

Our manager will bear all expenses incurred, which can be significant, in the identification, evaluation, management, performance of due diligence on, negotiation and oversight of a potential acquisition if our board of directors does not resolve to pursue such acquisition. These expenses may also include expenses related to travel, marketing and attendance at industry events and the retention of outside service providers. However, we generally will otherwise be responsible for paying costs and expenses relating to our business and operations, including all costs and expenses incurred by our manager or its affiliates on behalf of our company during the term of the management services agreement. Our board of directors will review, on an annual basis, all costs and expenses reimbursed to our manager. See the sections entitled “Management—Executive Officers of our company” and “Management Services Agreement” for more information about the secondment of our executive officers and “Our Manager—Our Manager as a Service Provider—Reimbursement of Expenses” for more information about the reimbursement of expenses to our manager.

Our manager owns 100% of the allocation shares of our company, which are a separate class of limited liability company interests that, together with the common shares, will comprise all of the classes of equity interests of our company. Our manager received the allocation shares with its initial capitalization of our company. The allocation shares generally will entitle our manager to receive a 20% profit allocation as a form of incentive designed to align the interests of our manager with those of our shareholders. Profit allocation has two components: an equity-based component and a distribution-based component. The equity-based component will be paid when the market for our shares appreciates, subject to certain conditions and adjustments. The distribution-based component will be paid when the distributions we pay to our shareholders exceed an annual hurdle rate of 8.0%, subject to certain conditions and adjustments. While the equity-based component and distribution-based component are interrelated in certain respects, each component may independently result in a payment of profit allocation if the relevant conditions to payment are satisfied. There will be no payments of profit allocation prior to a sale event or holding event, as these terms are defined in “Our Manager—Our Manager as an Equity Holder—Manager’s Profit Allocation”. Our board of directors has the right to elect to make any payment of profit allocation in the form of securities of our company. See the section entitled “Our Manager—Our Manager as an Equity Holder—Manager’s Profit Allocation” for more information about the calculation and payment of profit allocation.

In addition, our operating agreement contains a supplemental put provision pursuant to which our manager will have the right, subject to certain conditions, to cause our company to purchase the allocation shares then owned by our manager following the termination of the management services agreement for a price to be determined in accordance with the supplemental put provision, which we refer to as the put price. See the section entitled “Our Manager—Our Manager as an Equity Holder—Supplemental Put Provision” for more information about the supplemental put provision.

In general, the management fee, put price and profit allocation will be, or will create, payment obligations of our company and, as a result, will be senior in right to the payment of distributions to our shareholders.

Our Strategy

Our long-term goal is to begin making and growing distributions to our shareholders and to increase shareholder value over the long-term. Although we expect to continue to operate our management consulting business and we expect that our management consulting business will generate revenues for our company, we do not intend to grow our management consulting business through new engagements or otherwise. We acquired our management consulting business primarily so that the time that Mr. Roberts spends on business activities outside of our company would be minimized. We now plan to focus on acquiring other businesses. We believe that the scale and scope of these businesses will give us a base of cash flow from which to build our company. Our management consulting business alone will not allow us to generate distributions to our shareholders and we will only be able to make distributions to our shareholders if we acquire businesses in the future with sufficient cash flows to permit distributions to our shareholders. Therefore, we intend to identify, perform due diligence on, negotiate and consummate platform acquisitions of small to middle market businesses in attractive industry sectors.

Management Strategy

Our management strategy involves the identification, performance of due diligence, negotiation and consummation of acquisitions. After acquiring a company we will attempt to grow the company both organically and through add-on or bolt-on acquisitions. Add-on or bolt-on acquisitions are acquisitions by a company of other companies in the same industry. Following the acquisition of companies, we will seek to grow the earnings and cash flow of acquired companies and, in turn, grow distributions to our shareholders and to increase shareholder value. We believe we can increase the cash flows of our businesses by applying our intellectual capital to continually improve and grow our future businesses.

We will seek to acquire and manage small to middle market businesses, which we generally characterize as those that generate annual cash flow of up to $10 million. We believe that the merger and acquisition market for small to middle market businesses is highly fragmented and provides opportunities to purchase businesses at attractive prices. We also believe, and our Chief Executive Officer has historically found, that significant opportunities exist to improve the performance and augment the management teams of these businesses upon their acquisition.

In general, our manager will oversee and support the management team of our future platform businesses by, among other things:

•	recruiting and retaining talented managers to operate our future businesses by using structured incentive compensation programs, including minority equity ownership, tailored to each business;

•
regularly monitoring financial and operational performance, instilling consistent financial discipline, and supporting management in the development and implementation of information systems to effectively achieve these goals;

•	assisting management of our businesses in their analysis and pursuit of prudent organic growth strategies;

•	identifying and working with management to execute on attractive external growth and acquisition opportunities;

•	identifying and executing operational improvements and integration opportunities that will lead to lower operating costs and operational optimization;

•	providing the management teams of our future businesses the opportunity to leverage our experience and expertise to develop and implement business and operational strategies; and

•	forming strong subsidiary level boards of directors to supplement management in their development and implementation of strategic goals and objectives.

We also believe that our long-term perspective provides us with certain additional advantages, including the ability to:

•
recruit and develop talented management teams for our future businesses that are familiar with the industries in which our future businesses operate and will generally seek to manage and operate our future businesses with a long-term focus, rather than a short-term investment objective;

•	focus on developing and implementing business and operational strategies to build and sustain shareholder value over the long term;

•	create sector-specific businesses enabling us to take advantage of vertical and horizontal acquisition opportunities within a given sector;

•	achieve exposure in certain industries in order to create opportunities for future acquisitions; and

•	develop and maintain long-term collaborative relationships with customers and suppliers.

We intend to continually increase our intellectual capital as we operate our businesses and acquire new businesses and as our manager identifies and recruits qualified operating partners and managers for our businesses.

Acquisition Strategy

Our acquisition strategies involve the acquisition of businesses in various industries that we expect will produce positive and stable earnings and cash flow, as well as achieve attractive returns on our investment. In so doing, we expect to benefit from our manager’s ability to identify diverse acquisition opportunities in a variety of industries, perform diligence on and value such target businesses, and negotiate the ultimate acquisition of those businesses. We believe our Chief Executive Officer has a successful track record of acquiring and managing small to middle market businesses. We also believe that in compiling this track record, our Chief Executive Officer has been able both to access a wide network of sources of potential acquisition opportunities and to successfully navigate a variety of complex situations surrounding acquisitions, including corporate spin-offs, transitions of family-owned businesses, management buy-outs and reorganizations. In addition, we intend to pursue acquisitions of under-managed or under-performing businesses that, we believe, can be improved pursuant to our management strategy.

We believe that the merger and acquisition market for small to middle market businesses is highly fragmented and provides opportunities to purchase businesses at attractive prices relative to larger market transactions.

In addition to acquiring businesses, we expect to also sell businesses that we own from time to time when attractive opportunities arise. Our decision to sell a business will be based on our belief that the return on the investment to our shareholders that would be realized by means of such a sale is more favorable than the returns that may be realized through continued ownership. Our acquisition and disposition of businesses will be consistent with the guidelines to be established by our company’s board of directors from time to time.

We expect the process of acquiring new businesses to be time-consuming and complex. Our Chief Executive Officer has historically taken from 3 to 18 months to perform due diligence on, negotiate and close acquisitions. We intend to raise capital for additional acquisitions primarily through debt financing at our company level, additional equity offerings, the sale of all or a part of our businesses or by undertaking a combination of any of the above.

Overview of this Offering

We are offering for sale a total of 500,000 common shares at a fixed price of $1.00 per share in a direct public offering, without any involvement of underwriters or broker-dealers. Our Chief Executive Officer, without commission or other remuneration, will sell the common shares to be sold by us on our behalf. The offering does not require that we sell a minimum number of common shares; therefore not all of the common shares may be sold. The amount raised may be minimal and there is no assurance that we will be able to raise sufficient amount to cover our expenses and may not even cover the costs of the offering. We expect that we will incur expenses in the offering of approximately $30,000. Accordingly, we expect to receive net proceeds of approximately $470,000 if all of the common shares are sold in the offering.

The common shares being sold in the offering represent a limited liability company membership interest in our company.

Summary of Our Management Consulting Business

Overview

Through our subsidiary, 1847 Management, we operate a consulting and advisory services business focused on providing management consulting, finance, marketing, operational and strategic planning, relationship access, corporate development and merger and acquisition analysis services. 1847 Management owns a 50% limited liability company interest in each of PPI Management, and Christals Management.

PPI Management acts as an advisor to PPI Acquisition pursuant to an advisory agreement with PPI Acquisition. Under the advisory agreement, PPI Management provides PPI Acquisition and its subsidiary, Pawn Plus, with management and consulting services in consideration for an advisory fee. Similarly, Christals Management acts as an advisor to Peekay, pursuant to an advisory agreement with Peekay. The Christals advisory agreement is very similar to the PPI Management advisory agreement. Under the Christals advisory agreement, Christals Management provides Peekay and its subsidiaries with the same kind of management and consulting services that PPI Management provides to PPI Acquisition and Pawn Plus and Christals Management also receives fees for providing these services. To date, our management consulting business has not generated significant revenues.

Advisory Agreements

Each of PPI Management and Christals Management are parties to advisory agreements with the companies that they advise. Following is a summary of the respective advisory agreements.

PPI Management Advisory Agreement

On December 31, 2012, PPI Management entered into an advisory agreement with PPI Acquisition. PPI Acquisition owns Pawn Plus. Pawn Plus was founded in 1993 and operates five full-service pawn facilities spread across four counties in southeastern Pennsylvania. Pawn Plus makes collateralized loans, buys gold jewelry and previously owned merchandise from the public, and derives revenues through the resale of these items in its retail locations and by converting gold through the refining process into revenue. Additionally, Pawn Plus purchases new and refurbished merchandise directly from vendors for resale in its stores.

Under the advisory agreement, PPI Management was retained as a consultant to render management and consulting services to PPI Acquisition and its subsidiary, Pawn Plus. The services to be performed by PPI Management include management, finance, marketing, operational and strategic planning, relationship access, corporate development and analysis of potential mergers and acquisitions. The advisory agreement has no specific term and either PPI Acquisition or PPI Management can terminate the advisory agreement upon notice to the other party at any time and for any reason or for no reason whatsoever. As compensation for the services provided by PPI Management, PPI Acquisition is required to pay PPI Management a fee equal to 5.75% of PPI Acquisition’s earnings before interest, taxes, depreciation and amortization, or EBITDA, payable as follows: (i) 3.75% of EBITDA for any fiscal quarter is payable quarterly in advance and (ii) the difference between 5.75% of EBITDA for any fiscal year and the aggregate quarterly payments previously paid with respect to fiscal quarters in such fiscal year, payable yearly in arrears. The advisory agreement also requires PPI Acquisition to reimburse PPI Management for all reasonable and documented out-of-pocket costs and expenses, including the fees and expenses of accountants, attorneys, third-party consultants and other advisors retained by PPI Management in connection with services rendered under the advisory agreement.

PPI Acquisition and certain of its affiliates are parties to a securities purchase agreement, or loan agreement, with certain lenders that impose restrictions on PPI Acquisition’s ability to make payments to PPI Management under certain circumstances. Specifically, no fees or other amounts owing under the advisory agreement can be paid by PPI Acquisition to PPI Management after the occurrence of a default or event of default under the loan agreement, until the agent for the lenders has agreed in writing that such default or event of default has been cured or remediated to the agent’s sole satisfaction. Furthermore, the total fee payable under the advisory agreement, consisting of the sum of quarterly payments and a yearly payment cannot exceed $250,000 for any fiscal year unless specifically approved by the lender’s agent. The agreement also has provisions that require PPI Management to return excess payments to the extent that the percentage of EBITDA paid to PPI Management exceeds the percentage of EBITDA required to be paid to PPI Management under the advisory agreement.

Christals Management Advisory Agreement

On December 31, 2012, Christals Management and CP IV SPV, LLC, or CP IV, entered into an advisory agreement with Peekay, pursuant to which each of Christals Management and CP IV, an entity that is not affiliated with Christals Management, our company or Mr. Roberts, were retained to provide advisory services to Peekay and its subsidiaries and affiliates. Peekay and its subsidiaries and affiliates operate a lingerie and adult gift business under the names Peekay and Christals. Christals was founded in 1993 as a retail company focused on offering lingerie, shoes, romantic gifts, massage oils, adult and gag gifts to spice up the lives of women and couples. Peekay and Christals operate nine stores in Texas, Tennessee and Iowa and a chain of 33 lingerie and sexual wellness stores under the Lovers, A Touch of Romance, and ConRev brands.

Under the advisory agreement, Christals Management was retained as a consultant to render management and consulting services to Peekay and its subsidiaries and affiliates. The services to be performed by Christals Management include management, finance, marketing, operational and strategic planning, relationship access, corporate development and analysis of potential mergers and acquisitions. The advisory agreement has no specific term and either Peekay or Christals Management may terminate the advisory agreement upon notice to the other party at any time and for any reason or for no reason whatsoever. As compensation for the services provided by Christals Management, Peekay paid Christals Management a one-time payment of $250,000 at the time the advisory agreement was entered into and is required to pay Christals Management an additional $250,000 for each fiscal year during the term. This management fee is payable quarterly, in advance, on the first day of each quarter during the term of the advisory agreement. The advisory agreement also requires Peekay to reimburse Christals Management for all reasonable and documented out-of-pocket costs and expenses, including the fees and expenses of accountants, attorneys, third-party consultants and other advisors retained by Christals Management in connection with services rendered under the advisory agreement.

Peekay and certain of its affiliates are parties to a financing agreement, or loan agreement, with certain lenders that impose restrictions on Peekay’s ability to make payments to Christals Management under certain circumstances. Specifically, the agent for the lenders may suspend payment of the management fee by written notice to Christals Management and Peekay as a result of the agent’s exercise of remedies under the financing agreement, which suspension would be effective concurrently with the delivery of such written notice. However, if the breach or other default giving rise to the suspension is cured, Peekay would be permitted to pay Christals Management again within five days thereof, including accrued, but unpaid fees.

Company Structure and History

Our company is a Delaware limited liability company that was formed on January 22, 2013. Your rights as a holder of common shares, and the fiduciary duties of our board of directors and executive officer, and any limitations relating thereto, are set forth in the operating agreement governing our company, which we refer to as the operating agreement, and may differ from those applying to a Delaware corporation. However, subject to certain exceptions, the documents governing our company specify that the duties of our directors and officers will be generally consistent with the duties of directors and officers of a Delaware corporation. See the section entitled “Description of Shares” for more information about the operating agreement.

In addition, investors in this offering will be shareholders in our company, which is a limited liability company. Subject to the discussion in “Material U.S. Federal Income Tax Considerations,” our company will be classified as a partnership for U.S. federal income tax purposes. Under the partnership income tax provisions, our company will not incur any U.S. federal income tax liability; rather, each of our shareholders will be required to take into account his or her allocable share of company income, gain, loss, and deduction. As a holder of common shares, you may not receive cash distributions sufficient in amount to cover taxes in respect of your allocable share of our company’s net taxable income. Our company will file a partnership return with the Internal Revenue Service, or IRS, and will issue tax information, including a Schedule K-1, to you that describes your allocable share of our company’s income, gain, loss, deduction, and other items. The U.S. federal income tax rules that apply to partnerships are complex, and complying with the reporting requirements may require significant time and expense. See the section entitled “Material U.S. Federal Income Tax Considerations” for more information.

Our company has two classes of limited liability company interests - the common shares, which are being offered in this offering, and the allocation shares, all of which have been and will continue to be held by our manager. See the section entitled “Description of Shares” for more information about the common shares and the allocation shares.

Our board of directors will oversee the management of our company, our businesses and the performance of our manager. Initially, our board of directors will be comprised of three directors, all of whom have been appointed by our manager, as holder of the allocation shares, and at least one of whom is an independent director.

As holder of the allocation shares, our manager will have the continuing right to appoint one director for every four directors constituting our board of directors. Appointed directors will not be required to stand for election by our shareholders. See the section entitled “Description of Shares—Appointed Directors” for more information about our manager’s right to appoint a director.

Organizational Chart

The following chart depicts our organizational structure.

Corporate Information

Our principal executive offices are located at 590 Madison Avenue, 18th Floor, New York, NY 10022 and our telephone number is (212) 521-4052. We maintain a website at www.1847holdings.com. Information available on our website is not incorporated by reference in and is not deemed a part of this prospectus.

Conventions Used in this Prospectus

Throughout this prospectus we use certain terms repeatedly. To assist you in reading and understanding the disclosure contained in this prospectus, please note the following frequently used terms, which, except as otherwise specified, have the meanings set forth below:

•	“1847” “we,” “us” and “our” refer to our company, including our management consulting business;

•	“our management consulting businesses” or “1847 Management” refers, collectively, to the management consulting and advisory business conducted by each of PPI Management and Christals Management;

•	“our businesses” or “our future businesses” refers, collectively, to our management consulting business and the businesses in which we may own a controlling interest from time to time in the future;

•	“our shareholders” refers to holders of our common shares;

•	“offering” refers to the offering contemplated by this prospectus;

•
“listing date” refers to the date from and after which our common shares are listed on a national securities exchange, not including the OTCBB, that requires a majority of our directors to be independent as defined by such exchange’s listing standards;

•	“SEC” refers to the Securities and Exchange Commission;

•	“Securities Act” refers to the Securities Act of 1933, as amended; and

•	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

The Offering

Issuer:	1847 Holdings LLC
Securities being offered:	500,000 common shares
Price per common share:	$1.00
Duration of the offering:
The offering will terminate on the earlier of when we sell all 500,000 common shares or one year from the date of this prospectus; or when our board of directors decides that it is in the best interests of our company to terminate the offering prior to the completion of the sale of all 500,000 shares registered under the registration statement of which this prospectus is a part. Our board of directors may also consider terminating this offering if other means of funding become available on more favorable terms.

Maximum gross proceeds:	$500,000
No trading symbol:	Our securities are not traded on any exchange or on the over-the-counter markets.
Securities issued and outstanding:
A total of 1,025,000 of our common shares are issued and outstanding as of the date of this prospectus and 875,000 are held by our Chief Executive Officer, Ellery W. Roberts. In addition, a total of 1,000 allocation shares are issued and outstanding and held by our manager, which is controlled by Mr. Roberts.

Registration costs:	We estimate our total offering registration costs to be approximately $30,000.
Dividend and distribution policy:
Our board of directors intends to declare and pay regular quarterly cash distributions on all outstanding common shares after we acquire a company that has sufficient cash flow to allow us to make regular distributions. The declaration and payment of any future distribution will be subject to the approval of our board of directors and will be based on the results of operations of our future businesses and the desire to provide sustainable levels of distributions to our shareholders.

See the sections entitled “Dividend and Distribution Policy” for a discussion of our intended distribution rate and “Material U.S. Federal Income Tax Considerations” for more information about the tax treatment of distributions by our company.

Management Fee:
We will pay our manager a quarterly management fee equal to 0.5% (2.0% annualized) of adjusted net assets, as defined in the management services agreement, subject to certain adjustments. Our board of directors will review the calculation of the management fee on an annual basis.

By amendment to the management services agreement, in lieu of paying a quarterly management fee under the management services agreement based upon the adjusted net assets of our management consulting business, we will pay our manager a flat quarterly fee equal to $43,750. This amendment only applies to our management consulting business and will not apply to any businesses that we acquire in the future.

See the section entitled “Our Manager—Our Manager as a Service Provider—Management Fee” for more information about the calculation and payment of the management fee and the specific definitions of the terms used in such calculation, as well as an example of the quarterly calculation of the management fee.

Profit allocation:
Our manager owns 100% of the allocation shares of our company that generally will entitle our manager to receive a 20% profit allocation as a form of incentive, calculated by reference to our market appreciation and distributions to our shareholders, when considered together with distributions so paid to our manager, subject to an annual hurdle rate of 8.0% with respect to distributions to our shareholders.

The amount of profit allocation that will be payable in the future cannot be estimated with any certainty or reliability as of the date of this prospectus. Our board of directors has the right to elect to make any payment of profit allocation in the form of securities of our company.

See the section entitled “Our Manager—Our Manager as an Equity Holder—Manager’s Profit Allocation” for more information about the calculation and payment of profit allocation and the specific definitions of the terms used in such calculation.

Anti-takeover provisions:
Certain provisions of the management services agreement and our operating agreement may make it more difficult for third parties to acquire control of our company by various means. These provisions could deprive our shareholders of opportunities to realize a premium on our common shares owned by them. In addition, these provisions may adversely affect the prevailing market price of our common shares.

See the section entitled “Description of Shares—Anti-Takeover Provisions” for more information about these anti-takeover provisions.

Use of proceeds:	The proceeds will be used for working capital and other corporate purposes. See “Use of Proceeds.”
Tax implications:
Subject to the discussion in “Material U.S. Federal Income Tax Considerations,” our company will be classified as a partnership for U.S. federal income tax purposes. Accordingly, our company will not incur U.S. federal income tax liability; rather, each of our shareholders will be required to take into account his or her allocable share of company income, gain, loss, deduction, and other items.

The taxation of partnerships is extremely complex. Each prospective investor is advised and encouraged to consult with his or her own tax advisor(s) as to the tax implications of an investment in the common shares.

See the section entitled “Material U.S. Federal Income Tax Considerations” for information about the potential U.S. federal income tax consequences of the purchase, ownership and disposition of our common shares.

Risk factors:
Investing in our common shares involves risks. See the section entitled “Risk Factors” and read this prospectus carefully before making an investment decision with respect to the common shares or our company.

Summary Financial Data

The tables and information below are derived from our audited financial statements for the period from January 22, 2013 (inception) to December 31, 2013.

Financial Summary	December 31, 2013
Cash and Deposits	$-
Total Assets	$27,875
Total Liabilities	$38,543
Total Stockholder’s Equity (Deficit)	$(10,668)

Statement of Operations	Accumulated From January 22, 2013 (Inception) to December 31, 2013
Revenues	$43,750
Total Expenses	$70,424
Net Loss for the Period	$(26,674)
Net Loss per Share	$(0.03)

RISK FACTORS

An investment in our common shares involves a high degree of risk. You should carefully read and consider all of the risks described below, together with all of the other information contained or referred to in this prospectus, before making an investment decision with respect to our common shares or our company. If any of the following events occur, our financial condition, business and results of operations (including cash flows) may be materially adversely affected. In that event, the market price of our common shares could decline, and you could lose all or part of your investment.

Risks Related to Our Business and Structure

We are a new company with no history and we may not be able to manage our future businesses on a profitable basis.

We were formed on January 22, 2013 and on September 15, 2013, we acquired our management consulting business. We have not generated any revenues. We plan to acquire operating businesses in the future. Our manager will manage the day-to-day operations and affairs of our company and oversee the management and operations of our future businesses, subject to the oversight of our board of directors. If we do not develop effective systems and procedures, including accounting and financial reporting systems, to manage our operations as a consolidated public company, we may not be able to manage the combined enterprise on a profitable basis, which could adversely affect our ability to pay distributions to our shareholders.

Because our Chief Executive Officer controls our manager and owns a controlling interest in our company, he controls our company and is able to designate our directors and officers and control all major decisions and corporate actions and so long as our Chief Executive Officer retains ownership of a majority of our outstanding common shares and control over our manager you will not be able to elect any directors or have a meaningful say in any major decisions or corporate actions which could decrease the price and marketability of our shares.

Our Chief Executive Officer owns 875,000 common shares constituting approximately 85.4% of our outstanding common shares and our Chief Executive Officer also controls our manager. As a result our Chief Executive Officer is able to elect all of our directors, appoint all of our officers, control the shareholder vote on any major decision or corporate action and control our operations. Our Chief Executive Officer can unilaterally decide major corporate actions such as mergers, acquisitions, future securities offerings, amendments to our operating agreement and other significant company events. Our Chief Executive Officer’s unilateral control over us could decrease the price and marketability of our common shares.

Our future success is dependent on the employees of our manager, our manager’s operating partners and the management team of our business, the loss of any of whom could materially adversely affect our financial condition, business and results of operations.

Our future success depends, to a significant extent, on the continued services of the employees of our manager. The loss of their services may materially adversely affect our ability to manage the operations of our future businesses. The employees of our manager may leave our manager and go to companies that compete with us in the future. In addition, we will depend on the assistance provided by our manager’s operating partners in evaluating, performing diligence on and managing our businesses. The loss of any employees of our manager or any of our manager’s operating partners may materially adversely affect our ability to implement or maintain our management strategy or our acquisition strategy.

The future success of our future businesses also depends on the respective management teams of those businesses because we intend to operate our businesses on a stand-alone basis, primarily relying on their existing management teams for management of our businesses’ day-to-day operations. Consequently, their operational success, as well as the success of any organic growth strategy, will be dependent on the continuing efforts of the management teams of our future businesses. We will seek to provide these individuals with equity incentives in our company and to have employment agreements with certain persons we have identified as key to their businesses. However, these measures may not prevent these individuals from leaving their employment. The loss of services of one or more of these individuals may materially adversely affect our financial condition, business and results of operations.

We may experience difficulty as we evaluate, acquire and integrate the businesses that we may acquire in the future, which could result in drains on our resources, including the attention of our management, and disruptions of our on-going business.

A component of our strategy is to acquire a platform operating business in a particular industry and then acquire other businesses in the same industry. We will focus on small to middle market businesses in various industries. Generally, because such businesses are privately held, we may experience difficulty in evaluating potential target businesses as much of the information concerning these businesses is not publicly available. Therefore, our estimates and assumptions used to evaluate the operations, management and market risks with respect to potential target businesses may be subject to various risks and uncertainties. Further, the time and costs associated with identifying and evaluating potential target businesses and their industries may cause a substantial drain on our resources and may divert our management team’s attention away from the operations of our businesses for significant periods of time.

In addition, we may have difficulty effectively integrating and managing future acquisitions. The management or improvement of businesses we acquire may be hindered by a number of factors, including limitations in the standards, controls, procedures and policies implemented in connection with such acquisitions. Further, the management of an acquired business may involve a substantial reorganization of the business’ operations resulting in the loss of employees and customers or the disruption of our ongoing businesses. We may experience greater than expected costs or difficulties relating to an acquisition, in which case, we might not achieve the anticipated returns from any particular acquisition.

We face competition for businesses that fit our acquisition strategy and, therefore, we may have to acquire targets at sub-optimal prices or, alternatively, forego certain acquisition opportunities.

We have been formed to acquire and manage small to middle market businesses. In pursuing such acquisitions, we expect to face strong competition from a wide range of other potential purchasers. Although the pool of potential purchasers for such businesses is typically smaller than for larger businesses, those potential purchasers can be aggressive in their approach to acquiring such businesses. Furthermore, we expect that we may need to use third-party financing in order to fund some or all of these potential acquisitions, thereby increasing our acquisition costs. To the extent that other potential purchasers do not need to obtain third-party financing or are able to obtain such financing on more favorable terms, they may be in a position to be more aggressive with their acquisition proposals. As a result, in order to be competitive, our acquisition proposals may need to be aggressively priced, including at price levels that exceed what we originally determined to be fair or appropriate in order to remain competitive. Alternatively, we may determine that we cannot pursue on a cost effective basis what would otherwise be an attractive acquisition opportunity.

We may not be able to successfully fund future acquisitions of new businesses due to the unavailability of debt or equity financing on acceptable terms, which could impede the implementation of our acquisition strategy.

In order to make future acquisitions, we intend to raise capital primarily through debt financing at our company level, additional equity offerings, the sale of equity or assets of our businesses, offering equity in our company or our businesses to the sellers of target businesses or by undertaking a combination of any of the above. Because the timing and size of acquisitions cannot be readily predicted, we may need to be able to obtain funding on short notice to benefit fully from attractive acquisition opportunities. Such funding may not be available on acceptable terms. In addition, the level of our indebtedness may impact our ability to borrow at our company level. The sale of additional common shares will also be subject to market conditions and investor demand for the common shares at prices that may not be in the best interest of our shareholders. These risks may materially adversely affect our ability to pursue our acquisition strategy.

We may change our management and acquisition strategies without the consent of our shareholders, which may result in a determination by us to pursue riskier business activities.

We may change our strategy at any time without the consent of our shareholders, which may result in our acquiring businesses or assets that are different from, and possibly riskier than, the strategy described in this prospectus. A change in our strategy may increase our exposure to interest rate and currency fluctuations, subject us to regulation under the Investment Company Act of 1940, as amended, which we refer to as the Investment Company Act, or subject us to other risks and uncertainties that affect our operations and profitability.

Although we currently intend to make regular cash distributions to our shareholders following the acquisition by us of operating businesses with sufficient cash flow to permit such distributions, our board of directors has full authority and discretion over the distributions of our company, other than the profit allocation, and it may decide to reduce or not declare distributions at any time, which may materially adversely affect the market price of our common shares.

To date, we have not declared or paid any distributions, but our board of directors intends to declare and pay regular quarterly cash distributions to our common shareholders following the acquisition by us of operating businesses with sufficient cash flow to permit such distributions. Although we currently intend to pursue a policy of paying regular quarterly distributions, our board of directors will have full authority and discretion to determine whether or not a distribution by our company should be declared and paid to our shareholders, as well as the amount and timing of any distribution. Our board of directors may, based on their review of our financial condition and results of operations and pending acquisitions, determine to reduce or not declare distributions, which may have a material adverse effect on the market price of our common shares.

In addition, the management fee, put price and profit allocation will be payment obligations of our company and, as a result, will be senior in right to the payment of any distributions to our shareholders. Further, we are required to make a profit allocation to our manager upon satisfaction of applicable conditions to payment.

Our sole executive officer may allocate some of his time to other businesses, thereby causing conflicts of interest in his determination as to how much time to devote to our affairs.

Mr. Ellery W. Roberts, our Chief Executive Officer, President, Chief Financial Officer, and Chairman, and sole executive officer, anticipates devoting approximately 90% of his time to the affairs of our company. As such, he may engage in other business activities. This may result in a conflict of interest in allocating his time between our operations and the management and operations of other businesses. Conflicts of interest that arise over the allocation of time may not always be resolved in our favor and may materially adversely affect our financial condition, business and results of operations. See the section entitled “Certain Relationships and Related Persons Transactions” for more information about the potential conflicts of interest of which you should be aware.

If we are unable to generate sufficient cash flow from the anticipated future dividends and interest payments that we expect to receive from our future businesses, we may not be able to make distributions to our shareholders.

We expect that our company’s primary business (other than the operation of our management consulting business) will be the holding of controlling interests in the operating businesses that we expect to acquire in the future. Therefore, we will be dependent upon the ability of our businesses to generate cash flows and, in turn, distribute cash to us in the form of interest and principal payments on indebtedness and distributions on equity to enable us, first, to satisfy our financial obligations and, second, to make distributions to our shareholders. The ability of our future businesses to make payments to us may also be subject to limitations under laws of the jurisdictions in which they are incorporated or organized. If, as a consequence of these various restrictions or otherwise, we are unable to generate sufficient cash flow from our businesses, we may not be able to declare, or may have to delay or cancel payment of, distributions to our shareholders. See the section entitled “Dividend and Distribution Policy” for a more detailed description of these restrictions.

Certain provisions of the operating agreement of our company could make it difficult for third parties to acquire control of our company and could deprive you of the opportunity to obtain a takeover premium for your common shares.

The operating agreement contains a number of provisions that could make it more difficult for a third party to acquire, or may discourage a third party from acquiring, control of our company.

These provisions, among others things:

•
restrict our company’s ability to enter into certain transactions with our major shareholders, with the exception of our manager, modeled on the limitation contained in Section 203 of the General Corporation Law of the State of Delaware, which we refer to as the DGCL;

•
allow only our board of directors to fill newly created directorships, for those directors who are elected by our shareholders, and allow only our manager, as holder of the allocation shares, to fill vacancies with respect to the directors appointed by our manager;

•	require that directors elected by our shareholders be removed, with or without cause, only by an affirmative vote of the holders of 85% or more of the then outstanding common shares;

•	require advance notice for nominations of candidates for election to our board of directors or for proposing matters that can be acted upon by our shareholders at a meeting of our shareholders;

•	provide for a substantial number of additional authorized but unissued common shares that may be issued without action by our shareholders;

•	provide our board of directors with certain authority to amend the operating agreement subject to certain voting and consent rights of the holders of common shares and allocation shares; and

•	limit calling special meetings and obtaining written consents of our shareholders.

These provisions, as well as other provisions in the operating agreement, may delay, defer or prevent a transaction or a change in control that might otherwise result in you receiving a takeover premium for your common shares. See the section entitled “Description of Shares—Anti-Takeover Provisions” for more information about voting and consent rights and the anti-takeover provisions.

In the future, we will seek to enter into a credit facility to help fund our acquisition capital and working capital needs. This credit facility may expose us to additional risks associated with leverage and may inhibit our operating flexibility and reduce cash flow available for distributions to our shareholders.

Following consummation of the offering and the identification of a platform acquisition, we will seek to enter into a credit facility with a third party lender. Our proposed third-party credit facility will likely require us to pay a commitment fee on the undrawn amount. Our proposed third-party credit facility will contain a number of affirmative and restrictive covenants.

If we violate any such covenants, our lender could accelerate the maturity of any debt outstanding and we may be prohibited from making any distributions to our shareholders. Such debt may be secured by our assets, including the stock we may own in businesses that we may acquire in the future and the rights we have under intercompany loan agreements that we may enter into in the future with our businesses. Our ability to meet our debt service obligations may be affected by events beyond our control and will depend primarily upon cash produced by businesses that we may acquire in the future and distributed or paid to our company. Any failure to comply with the terms of our indebtedness may have a material adverse effect on our financial condition.

We expect that our proposed third-party credit facility will bear interest at floating rates. Such fluctuating interest rates could materially adversely affect our financial condition, including our ability to service our debt.

Following consummation of the offering and the identification and future acquisition ofa platform business, we will seek to enter into a third party credit facility with a leading institution. We expect that our proposed third-party credit facility will bear interest at floating rates which will generally change as interest rates change. We bear the risk that the rates we are charged by our lender will increase faster than we can grow the cash flow of a platform business and any other businesses that we may acquire in the future, which could reduce profitability, materially adversely affect our ability to service our debt, cause us to breach covenants contained in our proposed third-party credit facility and reduce cash flow available for distribution.

We may engage in a business transaction with one or more target businesses that have relationships with our executive officers, our directors, our manager, our manager’s employees or our manager’s operating partners, or any of their respective affiliates, which may create or present conflicts of interest.

We may decide to engage in a business transaction with one or more target businesses with which our executive officers, our directors, our manager, our manager’s employees or our manager’s operating partners, or any of their respective affiliates, have a relationship, which may create or present conflicts of interest. While we might obtain a fairness opinion from an independent investment banking firm with respect to such a transaction, conflicts of interest may still exist with respect to a particular acquisition and, as a result, the terms of the acquisition of a target business may not be as advantageous to our shareholders as it would have been absent any conflicts of interest.

We will incur increased costs, including costs related to legal and financial compliance, as a result of becoming a publicly traded company.

As a result of this offering, we are required to file reports with the SEC under the Exchange Act. We will also seek to have our common shares quoted on the Over-The-Counter Bulletin Board. As a publicly traded company, we will incur legal, accounting and other expenses, including costs associated with the periodic reporting requirements applicable to a company whose securities are registered under the Exchange Act, corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, and other rules implemented by the SEC. We believe that complying with these rules and regulations will increase substantially our legal and financial compliance costs and will make some activities more time-consuming and costly and may divert significant portions of our management team from operating and acquiring businesses to these and related matters. We also believe that being a publicly traded company will make it more difficult and more expensive for us to obtain directors and officers liability insurance.

If, in the future, we cease to control and operate our management consulting business or other businesses that we acquire in the future or engage in certain other activities, we may be deemed to be an investment company under the Investment Company Act.

We have the ability to make investments in businesses that we will not operate or control. If we make significant investments in businesses that we do not operate or control, or that we cease to operate or control, or if we commence certain investment-related activities, we may be deemed to be an investment company under the Investment Company Act. If we were deemed to be an investment company, we would either have to register as an investment company under the Investment Company Act, obtain exemptive relief from the SEC or modify our investments or organizational structure or our contract rights to fall outside the definition of an investment company. Registering as an investment company could, among other things, materially adversely affect our financial condition, business and results of operations, materially limit our ability to borrow funds or engage in other transactions involving leverage and require us to add directors who are independent of us or our manager and otherwise will subject us to additional regulation that will be costly and time-consuming.

As an “Emerging Growth Company” under the JOBS Act, we are permitted to rely on exemptions from certain disclosure requirements.

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•
comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

•
disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Until such time, however, we cannot predict if investors will find our common shares less attractive because we may rely on these exemptions. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and our share price may be more volatile.

Our Chief Executive Officer and Chief Financial Officer has no experience managing a public company which is required to establish and maintain disclosures and procedures and internal control over financial reporting.

We have never operated as a public company. Mr. Ellery W. Roberts, our Chief Executive Officer, President and Chief Financial Officer, has no experience managing a public company which is required to establish and maintain disclosure controls and procedures and internal control over financial reporting. As a result, we may not be able to operate successfully as a public company, even if our operations are successful. We plan to comply with all of the various rules and regulations, which are required for a public company. However, if we cannot operate successfully as a public company, your investment may be materially adversely affected. Our inability to operate as a public company could be the basis of your losing your entire investment in us.

Risks Relating to Our Relationship with Our Manager

Our manager and the members of our management team may engage in activities that compete with us or our businesses.

While our Chief Executive Officer intends to devote approximately 90% of his time to the affairs of our company and our manager must present all opportunities that meet our company’s acquisition and disposition criteria to our board of directors, neither our manager nor our Chief Executive Officer is expressly prohibited from investing in or managing other entities, including those that are in the same or similar line of business as our management consulting business. In this regard, the management services agreement and the obligation to provide management services will not create a mutually exclusive relationship between our manager and its affiliates, on the one hand, and our company, on the other. See the sections entitled “Our Manager” and “Management Services Agreement” for more information about our relationship with our manager and our management team.

Our manager need not present an acquisition opportunity to us if our manager determines on its own that such acquisition opportunity does not meet our company’s acquisition criteria.

Our manager will review any acquisition opportunity to determine if it satisfies our company’s acquisition criteria, as established by our board of directors from time to time. If our manager determines, in its sole discretion, that an opportunity fits our criteria, our manager will refer the opportunity to our board of directors for its authorization and approval prior to signing a letter of intent, indication of interest or similar document or agreement. Opportunities that our manager determines do not fit our criteria do not need to be presented to our board of directors for consideration. In addition, upon a determination by our board of directors not to promptly pursue an opportunity presented to it by our manager, in whole or in part, our manager will be unrestricted in its ability to pursue such opportunity, or any part that we do not promptly pursue, on its own or refer such opportunity to other entities, including its affiliates. If such an opportunity is ultimately profitable, we will have not participated in such opportunity. See the section entitled “Management Services Agreement—Acquisition and Disposition Opportunities” for more information about our company’s current acquisition criteria.

Our Chief Executive Officer, Mr. Ellery W. Roberts, controls our manager and, as a result we may have difficulty severing ties with Mr. Roberts.

Under the terms of the management services agreement, our board of directors may, after due consultation with our manager, at any time request that our manager replace any individual seconded to our company, and our manager will, as promptly as practicable, replace any such individual. However, because Mr. Roberts controls our manager, we may have difficulty completely severing ties with Mr. Roberts absent terminating the management services agreement and our relationship with our manager. Further, termination of the management services agreement could give rise to a significant financial obligation of our company, which may have a material adverse effect on our business and financial condition. See the sections entitled “Our Manager” and “Management Services Agreement” for more information about our relationship with our manager.

If the management services agreement is terminated, our manager, as holder of the allocation shares, has the right to cause our company to purchase its allocation shares, which may have a material adverse effect on our financial condition.

If (i) the management services agreement is terminated at any time other than as a result of our manager’s resignation, subject to (ii), or (ii) our manager resigns on any date that is at least three years after the closing of this offering, our manager will have the right, but not the obligation, for one year from the date of termination or resignation, as the case may be, to cause our company to purchase the allocation shares for the put price. The put price shall be equal to, as of any exercise date, (i) if we terminate the management services agreement, the sum of two separate, independently made calculations of the aggregate amount of the “base put price amount” as of such exercise date, or (ii) if our manager resigns, the average of two separate, independently made calculations of the aggregate amount of the “base put price amount” as of such exercise date. If our manager elects to cause our company to purchase its allocation shares, we are obligated to do so and, until we have done so, our ability to conduct our business, including our ability to incur debt, to sell or otherwise dispose of our property or assets, to engage in certain mergers or consolidations, to acquire or purchase the property, assets or stock of, or beneficial interests in, another business, or to declare and pay dividends, would be restricted. These financial and operational obligations of our company may have a material adverse effect on our financial condition, business and results of operations. See the section entitled “Our Manager—Our Manager as an Equity Holder—Supplemental Put Provision” for more information about our manager’s put right and our obligations relating thereto, as well as the definition and calculation of the base put price amount.

If the management services agreement is terminated, we will need to change our name and cease our use of the term “1847”, which in turn could have a material adverse impact upon our business and results of operations as we would be required to expend funds to create and market a new name.

Our manager controls our rights to the term “1847” as it is used in the name of our company. Our company and our management consulting business and any future businesses that we may acquire must cease using the term “1847”, including any trademark based on the name of our company that may be licensed to them by our manager under a the license provisions of our management services agreement, entirely in their businesses and operations within 180 days of our termination of the management services agreement. The sublicense provisions of the management services agreement would require our company and its businesses to change their names to remove any reference to the term “1847” or any reference to trademarks licensed to them by our manager. This also would require us to create and market a new name and expend funds to protect that name, which may have a material adverse effect on our business and results of operations.

We have agreed to indemnify our manager under the management services agreement that may result in an indemnity payment that could have a material adverse impact upon our business and results of operations.

The management services agreement provides that we will indemnify, reimburse, defend and hold harmless our manager, together with its employees, officers, members, managers, directors and agents, from and against all losses (including lost profits), costs, damages, injuries, taxes, penalties, interests, expenses, obligations, claims and liabilities of any kind arising out of the breach of any term or condition in the management services agreement or the performance of any services under such agreement except by reason of acts or omissions constituting fraud, willful misconduct or gross negligence. If our manager is forced to defend itself in any claims or actions arising out of the management services agreement for which we are obligated to provide indemnification, our payment of such indemnity could have a material adverse impact upon our business and results of operations.

Our manager can resign on 120 days’ notice and we may not be able to find a suitable replacement within that time, resulting in a disruption in our operations that could materially adversely affect our financial condition, business and results of operations, as well as the market price of our common shares.

Our manager has the right, under the management services agreement, to resign at any time on 120 days written notice, whether we have found a replacement or not. If our manager resigns, we may not be able to contract with a new manager or hire internal management with similar expertise and ability to provide the same or equivalent services on acceptable terms within 120 days, or at all, in which case our operations are likely to experience a disruption, our financial condition, business and results of operations, as well as our ability to pay distributions are likely to be materially adversely affected and the market price of our common shares may decline. In addition, the coordination of our internal management, acquisition activities and supervision of our business is likely to suffer if we are unable to identify and reach an agreement with a single institution or group of executives having the experience and expertise possessed by our manager and its affiliates. Even if we are able to retain comparable management, whether internal or external, the integration of such management and their lack of familiarity with our businesses may result in additional costs and time delays that could materially adversely affect our financial condition, business and results of operations as well as the market price of our common shares.

The amount recorded for the allocation shares may be subject to substantial period-to-period changes, thereby significantly adversely impacting our results of operations.

Our company will record the allocation shares at the redemption value at each balance sheet date by recording any change in fair value through its income statement as a dividend between net income and net income available to common shareholders. The redemption value of the allocation shares is largely related to the value of the profit allocation that our manager, as holder of the allocation shares, will receive. The redemption value of the allocation shares may fluctuate on a period-to-period basis based on the distributions we pay to our shareholders, the earnings of our businesses and the price of our common shares, which fluctuation may be significant, and could cause a material adverse effect on our company’s results of operations. See the sections entitled “Our Manager—Our Manager as an Equity Holder—Manager’s Profit Allocation” and “Our Manager— Our Manager as an Equity Holder—Supplemental Put Provision” for more information about the terms and calculation of the profit allocation and any payments under the supplemental put provisions of our operating agreement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for more information about our accounting policy with respect to the profit allocation and the allocation shares.

We cannot determine the amount of management fee that will be paid to our manager over time with certainty, which management fee may be a significant cash obligation of our company and may reduce the cash available for operations and distributions to our shareholders.

Other than with respect to our current management consulting business, our manager’s management fee will be calculated by reference to our company’s adjusted net assets, which will be impacted by the following factors:

•	the acquisition or disposition of businesses by our company;

•	organic growth, add-on acquisitions and dispositions by our businesses; and

•	the performance of our businesses.

We cannot predict these factors, which may cause significant fluctuations in our adjusted net assets and, in turn, impact the management fee we pay to our manager. Accordingly, we cannot determine the amount of management fee that will be paid to our manager over time with any certainty, which management fee may represent a significant cash obligation of our company and may reduce the cash available for our operations and distributions to our shareholders.

We must pay our manager the management fee regardless of our performance. Therefore, our manager may be induced to increase the amount of our assets rather than the performance of our businesses.

Our manager is entitled to receive a management fee that is based on our adjusted net assets, as defined in the management services agreement, regardless of the performance of our businesses. In this respect, the calculation of the management fee is unrelated to our company’s net income. As a result, the management fee may encourage our manager to increase the amount of our assets by, for example, recommending to our board of directors the acquisition of additional assets, rather than increase the performance of our businesses. In addition, payment of the management fee may reduce or eliminate the cash we have available for distribution to our shareholders.

The management fee is based solely upon our adjusted net assets; therefore, if in a given year our performance declines, but our adjusted net assets remains the same or increases, the management fee we pay to our manager for such year will increase as a percentage of our net income and may reduce the cash available for distribution to our shareholders.

Other than with respect to our management consulting business, the management fee we pay to our manager will be calculated solely by reference to our company’s adjusted net assets. If in a given year the performance of our company declines, but our adjusted net assets remains the same or increases, the management fee we pay to our manager for such year will increase as a percentage of our net income and may reduce the cash available for distributions to our shareholders. See the section entitled “Our Manager—Our Manager as a Service Provider—Management Fee” for more information about the terms and calculation of the management fee.

The amount of profit allocation to be paid to our manager could be substantial. However, we cannot determine the amount of profit allocation that will be paid over time or the put price with any certainty.

We cannot determine the amount of profit allocation that will be paid over time or the put price with any certainty. Such determination would be dependent on, among other things, the number, type and size of the acquisitions and dispositions that we make in the future, the distributions we pay to our shareholders, the earnings of our businesses and the market value of common shares from time to time, factors that cannot be predicted with any certainty at this time. Such factors will have a significant impact on the amount of any profit allocation to be paid to our manager, especially if our share price significantly increases. See the section entitled “Our Manager—Our Manager as an Equity Holder—Manager’s Profit Allocation” for more information about the calculation and payment of profit allocation. Any amounts paid in respect of the profit allocation are unrelated to the management fee earned for performance of services under the management services agreement.

The management fee and profit allocation to be paid to our manager may significantly reduce the amount of cash available for distribution to our shareholders.

Under the management services agreement, our company will be obligated to pay a management fee to and, subject to certain conditions, reimburse the costs and out-of-pocket expenses of our manager incurred on behalf of our company in connection with the provision of services to our company. Similarly, our businesses will be obligated to pay fees to and reimburse the costs and expenses of our manager pursuant to any offsetting management services agreements entered into between our manager and our businesses, or any transaction services agreements to which such businesses are a party. In addition, our manager, as holder of the allocation shares, will be entitled to receive a profit allocation upon satisfaction of applicable conditions to payment and may be entitled to receive the put price upon the occurrence of certain events. While we cannot quantify with any certainty the actual amount of any such payments in the future, we do expect that such amounts could be substantial. See the section entitled “Our Manager” for more information about these payment obligations of our company. The management fee, put price and profit allocation will be payment obligations of our company and, as a result, will be senior in right to the payment of any distributions to our shareholders.

Our manager’s influence on conducting our business and operations, including acquisitions, gives it the ability to increase its fees and compensation to our Chief Executive Officer, which may reduce the amount of cash available for distribution to our shareholders.

Under the terms of the management services agreement, our manager is paid a management fee calculated as a percentage of our company’s adjusted net assets for certain items and is unrelated to net income or any other performance base or measure. See the section entitled “Our Manager—Our Manager as a Service Provider—Management Fee” for more information about the calculation of the management fee. Our manager, which Ellery W. Roberts, our Chief Executive Officer, controls, may advise us to consummate transactions, incur third-party debt or conduct our operations in a manner that, in our manager’s reasonable discretion, are necessary to the future growth of our businesses and are in the best interests of our shareholders. These transactions, however, may increase the amount of fees paid to our manager which, in turn, may result in higher compensation to Mr. Roberts because his compensation is paid by our manager from the management fee it receives from our company.

Fees paid by our company and our businesses pursuant to transaction services agreements do not offset fees payable under the management services agreement and will be in addition to the management fee payable by our company under the management services agreement.

The management services agreement provides that businesses that we may acquire in the future may enter into transaction services agreements with our manager pursuant to which our businesses will pay fees to our manager. See the section entitled “Our Manager—Our Manager as a Service Provider” for more information about these agreements. Unlike fees paid under the offsetting management services agreements, fees that are paid pursuant to such transaction services agreements will not reduce the management fee payable by our company. Therefore, such fees will be in addition to the management fee payable by our company or offsetting management fees paid by businesses that we may acquire in the future.

The fees to be paid to our manager pursuant to these transaction service agreements will be paid prior to any principal, interest or dividend payments to be paid to our company by our businesses, which will reduce the amount of cash available for distributions to shareholders.

Our manager’s profit allocation may induce it to make decisions and recommend actions to our board of directors that are not optimal for our business and operations.

Our manager, as holder of all of the allocation shares in our company, will receive a profit allocation based on the distributions we pay to our shareholders, the earnings of our businesses and the market price of our shares. As a result, our manager may be encouraged to make decisions or to make recommendations to our board of directors regarding our business and operations, the business and operations of our businesses, acquisitions or dispositions by us or our businesses and distributions to our shareholders, any of which factors could affect the calculation and payment of profit allocation, but which may otherwise be detrimental to our long-term financial condition and performance.

The obligations to pay the management fee and profit allocation, including the put price, may cause our company to liquidate assets or incur debt.

If we do not have sufficient liquid assets to pay the management fee and profit allocation, including the put price, when such payments are due and payable, we may be required to liquidate assets or incur debt in order to make such payments. This circumstance could materially adversely affect our liquidity and ability to make distributions to our shareholders. See the section entitled “Our Manager” for more information about these payment obligations of our company.

Risks Related to Taxation

Our shareholders will be subject to taxation on their share of our company’s taxable income, whether or not they receive cash distributions from our company.

Our company is a limited liability company, and subject to the discussion in “Material U.S. Federal Income Tax Considerations,” our company will be classified as a partnership for U.S. federal income tax purposes. Consequently, our shareholders will be subject to U.S. federal income taxation and, possibly, state, local and foreign income taxation on their share of our company’s taxable income, whether or not they receive cash distributions from our company. There is, accordingly, a risk that our shareholders may not receive cash distributions equal to their portion of our company’s taxable income or sufficient in amount to satisfy the tax liability that results from that income. This risk is attributable to a number of variables such as results of operations, unknown liabilities, government regulations, financial covenants of the debt of our company, funds needed for future acquisitions and/or to satisfy short- and long-term working capital needs of our businesses, and the discretion and authority of our company’s board of directors to pay or modify our distribution policy. In addition, if our company invests in the stock of a controlled foreign corporation or other foreign corporation subject to other U.S. anti-deferral rules (or if one of the corporations in which our company invests becomes a controlled foreign corporation), our company may recognize taxable income attributable to certain items of income of the foreign corporation, which our shareholders will be required to take into account in determining their taxable income, without a corresponding receipt of cash to distribute to our shareholders.

Additionally, payment of the profit allocation to our manager could result in allocations of taxable income (with no corresponding cash distributions) to our shareholders, thus giving rise to “phantom” income. There could also be situations where shareholders receive cash distributions without an accompanying allocation of profits. Such distributions may reduce your tax basis in your common shares, and if such distributions are in an amount in excess of your tax basis, you may realize taxable gain. Moreover, as a result of such distributions, you may realize greater gain (or smaller loss) than you may otherwise expect on the disposition of your common shares. You may have a tax gain even if the sales price you receive is less than your original cost.

All of our company’s income could be subject to an entity-level tax in the United States, which could result in a material reduction in cash flow available for distribution to holders of common shares and thus could result in a substantial reduction in the value of the common shares.

Based on the number of shareholders we may have as a result of this offering, and due to the possibility our shares may be listed for trading on the Over-The-Counter Bulletin Board, we believe that in the future, our company may be regarded as a publicly-traded partnership. Under the federal tax laws, a publicly-traded partnership generally will be treated as a corporation for U.S. federal income tax purposes. A publicly-traded partnership will be treated as a partnership, however, and not as a corporation, for U.S. federal tax purposes, so long as 90% or more of its gross income for each taxable year constitutes “qualifying income” within the meaning of section 7704(d) of the Internal Revenue Code of 1986, as amended, or the Code, and our company is not required to register under the Investment Company Act. Qualifying income generally includes dividends, interest (other than interest derived in the conduct of a financial or insurance business or interest the determination of which depends in whole or in part on the income or profits of any person), certain real property rents, certain gain from the sale or other disposition of real property, gains from the sale of stock or debt instruments which are held as capital assets, and certain other forms of “passive-type” income. Our company expects to realize sufficient qualifying income to satisfy the qualifying income exception. Our company also expects that we will not be required to register under the Investment Company Act.

Under current law and assuming full compliance with the terms of the operating agreement (and other relevant documents) and based upon factual representations made by the manager and our company, Ellenoff, Grossman & Schole LLP, as special tax counsel, will deliver an opinion, which states that, at the close of this offering our company will be classified as a partnership, and not as an association or publicly-traded partnership taxable as a corporation, for U.S. federal income tax purposes. The factual representations made by us upon which Ellenoff, Grossman & Schole LLP has relied include: (a) our company has not elected and will not elect to be treated as a corporation for U.S. federal income tax purposes; (b) our company will not be required to register under the Investment Company Act; (c) for each taxable year, more than 90% of our company’s gross income will consist of dividends, interest (other than interest derived from engaging in a lending, banking, financial, insurance or similar business or interest the determination of which depends in whole or in part on the income or profits of any person), and gains from the sale of stock or debt instruments which are held as capital assets; and (d) for each taxable year the sum of (i) the aggregate amount of offsetting management fees to be paid pursuant to the offsetting management services agreements and (ii) any other income that does not satisfy the 90% test described in the preceding clause (c) will not exceed 9.5% of our company’s gross income.

The IRS may assert that interest received by our company from its subsidiaries is not qualifying income either because it is received from controlled subsidiaries or because it is derived in the conduct of a financial business. If our company fails to satisfy this “qualifying income” exception or is required to register under the Investment Company Act, our company will be classified as a corporation for U.S. federal (and certain state and local) income tax purposes, and shareholders of our company would be treated as shareholders in a domestic corporation. Our company would be required to pay federal income tax at regular corporate rates on its income. In addition, our company would likely be liable for state and local income and/or franchise taxes on its income. Distributions to the shareholders would constitute ordinary dividend income (taxable at then existing rates) to such holders to the extent of our company’s earnings and profits, and the payment of these dividends would not be deductible to our company. Taxation of our company as a corporation could result in a material reduction in distributions to our shareholders and after-tax return and, thus, would likely result in a substantial reduction in the value of, or materially adversely affect the market price of, the common shares.

The present U.S. federal income tax treatment of an investment in common shares may be modified by administrative, legislative, or judicial interpretation at any time, and any such action may affect investments previously made. For example, changes to the U.S. federal tax laws and interpretations thereof could make it more difficult or impossible to meet the qualifying income exception for our company to be classified as a partnership, and not as a corporation, for U.S. federal income tax purposes, necessitate that our company restructure its investments, or otherwise adversely affect an investment in the common shares.

In addition, our company may become subject to an entity level tax in one or more states. Several states are evaluating ways to subject partnerships to entity level taxation through the imposition of state income, franchise, or other forms of taxation. If any state were to impose a tax upon our company as an entity, our distributions to you would be reduced.

Complying with certain tax-related requirements may cause our company to forego otherwise attractive business or investment opportunities or enter into acquisitions, borrowings, financings, or arrangements our company may not have otherwise entered into.

In order for our company to be treated as a partnership for U.S. federal income tax purposes and not as a publicly traded partnership taxable as a corporation, our company must meet the qualifying income exception discussed above on a continuing basis and our company must not be required to register as an investment company under the Investment Company Act. In order to effect such treatment, our company may be required to invest through foreign or domestic corporations, forego attractive business or investment opportunities or enter into borrowings or financings our company may not have otherwise entered into. This may adversely affect our ability to operate solely to maximize our cash flow. In addition, our company may not be unable to participate in certain corporate reorganization transactions that would be tax free to our shareholders if our company were a corporation.

A shareholder may recognize a greater taxable gain (or a smaller tax loss) on a disposition of common shares than expected because of the treatment of debt under the partnership tax accounting rules.

Our company may incur debt for a variety of reasons, including for acquisitions as well as other purposes. Under partnership tax accounting principles (which apply to our company), debt of our company generally will be allocable to our shareholders, who will realize the benefit of including their allocable share of the debt in the tax basis of their investment in common shares. As discussed in the section entitled “Material U.S. Federal Income Tax Considerations,” the tax basis in common shares will be adjusted for, among other things, distributions of cash and company losses, if any. At the time a shareholder later sells common shares, the selling shareholder’s amount realized on the sale will include not only the sales price of the common shares but also will include the shareholder’s portion of our company’s debt allocable to his common shares (which is treated as proceeds from the sale of those common shares). Depending on the nature of our company’s activities after having incurred the debt, and the utilization of the borrowed funds, a later sale of common shares could result in a larger taxable gain (or a smaller tax loss) than anticipated.

The treatment of qualified dividend income and long-term capital gains under current U.S. federal income tax law may be adversely affected, changed, or repealed in the future. Further, there is no assurance that the dividends our company receives from the businesses that we acquire in the future will be treated as qualified dividend income.

Under current law, qualified dividend income and long-term capital gains are taxed to U.S. individual investors at preferential U.S. federal income tax rates. Currently, the preferential tax rates for qualified dividend income and long-term capital gains are 0%, 15% or 20%, depending on the individual investor’s U.S. federal income tax bracket. This preferential tax treatment may be adversely affected, changed, or repealed by future changes in tax laws at any time.

A portion of the income arising from an investment in our common shares may be treated as UBTI and taxable to certain tax-exempt holders despite such holders’ tax-exempt status.

Our company expects to incur debt that would be treated as “acquisition indebtedness” under section 514(c) of the Code with respect to certain of its investments. To the extent our company recognizes income in the form of dividends or interest from any investment with respect to which there is “acquisition indebtedness” during a taxable year, or to the extent our company recognizes gain from the disposition of any investment with respect to which there is “acquisition indebtedness,” a portion of the income received will be treated as unrelated business taxable income, which we refer to as UBTI, and taxable to tax-exempt investors.

Our structure involves complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. Our structure also is subject to potential legislative, judicial, or administrative changes and differing interpretations, possibly with retroactive effect.

The U.S. federal income tax treatment of our shareholders depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent, guidance or authority may be available. The U.S. federal income tax rules are constantly under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations. The IRS pays close attention to the proper application of federal income tax laws to partnerships. The present U.S. federal income tax treatment of an investment in our common shares may be modified by administrative, legislative, or judicial interpretation at any time, and any such action may affect investments previously made. For example, changes to the U.S. federal income tax laws and interpretations thereof could make it more difficult or impossible to meet the qualifying income exception for our company to be classified as a partnership, and not as a corporation, for U.S. federal income tax purposes, cause our company to change investments, affect the tax considerations of an investment in our company, change the character or treatment of portions of our company’s income, and adversely affect an investment in our common shares.

Our operating agreement permits the board of directors to revise our allocation methods in order to address certain changes in U.S. federal income tax regulations, legislation or interpretation. In some circumstances, such revisions could have a material adverse impact on some or all of our shareholders. Moreover, we will apply certain assumptions and conventions in an attempt to comply with applicable rules and to report income, gain, deduction, loss and credit to our shareholders in a manner that reflects such shareholders’ beneficial ownership of partnership items, taking into account variation in ownership interests during each taxable year because of trading activity. However, these assumptions and conventions may not be in compliance with all aspects of applicable federal income tax requirements. It is possible that the IRS will assert successfully that the conventions and assumptions used by us do not satisfy the technical requirements of the Code and/or regulations and could require that items of income, gain, deductions, loss or credit, including interest deductions, be adjusted, recharacterized, reallocated, or disallowed, in a manner that adversely affects our shareholders.

Over the years, several legislative bills were proposed in an effort to modify the taxation of profits allocated to our manager and the taxation of certain publicly traded partnerships, which publicly traded partnerships may be like or similar to our company. None of the proposed legislative bills have yet to be enacted or became law, and it is not possible to predict whether any of the proposed bills would ultimately be enacted, and if enacted, in what form. Senior officials of the executive and legislative branches expressed publicly an intention to continue to examine various aspects of the taxation of publicly traded partnerships and partnerships that provide investment advisory services; however, it is unclear what the scope of final legislation, if any, may be.

Risks Relating to our Management Consulting Business

Until we identify and acquire a platform business, our only revenues will be derived from our management consulting business. The advisory agreements pursuant to which we generate such revenues may be terminated at any time and for any reason (or for no reason) by our management consulting clients. If our clients terminate our advisory agreements, then we may not have sufficient revenues to pay our expenses and our financial condition will be materially adversely affected.

We anticipate that we will incur significant additional costs as a result of becoming a public reporting company. The only current source of revenues that we have will be derived from the advisory agreements that our subsidiaries have entered into with their management consulting companies. Pursuant to the terms of these advisory agreements, the management consulting clients can terminate such agreements at any time upon written notice and for any reason or for no reason whatsoever. If either of our management consulting clients terminates our advisory agreement prior to the time that we have identified and acquired a platform acquisition, we may lose our only sources of revenues. If we continue to incur significant expenses as a result of being a public reporting company and do not have any revenues to pay those expenses, then our financial condition would be materially adversely affected and we may become insolvent and be required to discontinue our operations and become unable to execute on our business plan.

We do not plan to grow our management consulting business. Since the revenues generated from our management consulting business will be used in their entirety to cover operating expenses, our company may never become profitable.

We expect that the anticipated revenues to be generated from our management consulting business will be used to cover the costs of being a public reporting company, for working capital and corporate development purposes, and to pay the salary of our Chief Executive Officer, Mr. Roberts, who will be primarily responsible for providing the services necessary under the advisory agreements that we have with our management consulting clients. Our plan is to identify and acquire profitable platform acquisitions and then to grow those acquisitions in order to achieve our goal of making regular distributions to our shareholders. If we are unsuccessful in identifying and acquiring platform acquisitions, we may never become profitable and may never be able to make any distributions to our shareholders since we expect that our current revenues will be used in their entirety to satisfy our operating expenses and we have no intention of growing our management consulting business.

Risks Related to this Offering and Ownership of our Common Shares

There is no public market for our common shares. You cannot be certain that an active trading market or a specific share price will be established, and you may not be able to resell your common shares at or above the public offering price.

There currently is no public trading market for our common shares, and an active trading market may not develop if we are successful in arranging for our common shares to be quoted on the OTCBB. The market price of our common shares may also decline below the price that we are selling common shares to you in this offering. The price per common share payable by investors in this offering may not be indicative of the market price of our common shares after our common shares become quoted on the OTCBB.

If the market price of our common shares declines, you may be unable to resell your common shares at or above the price that you are paying for common shares in this offering. We cannot assure you that the market price of our common shares will not fluctuate or decline significantly, including a decline below the offering price, in the future.

The offering price in this offering may not represent the value of our common shares.

The price of the common shares in this offering has been determined based on a number of factors and does not necessarily bear any relationship to our book value, assets, operating results or any other established criteria of value. Prices for our common shares may not be indicative of the fair market value of our common shares now or in the future.

We are selling this offering without an underwriter and may be unable to sell any shares.

This offering is self-underwritten, that is, we are not going to engage the services of an underwriter to sell the shares; we intend to sell our shares through our Chief Executive Officer Ellery W. Roberts, who will receive no commissions. He will offer the shares to friends, family members, and business associates. However, there is no guarantee that he will be able to sell any of the shares. Unless he is successful in selling all of the shares and we receive the proceeds from this offering, we may have to seek alternative financing to implement our business plan.

Management has discretion over proceeds of the offering.

We have no current specific plans for the net proceeds of this offering other than as outlined under “Use of Proceeds.” As a result, our management will have the discretion to allocate the net proceeds to uses that investors may not deem desirable. There can be no assurance that the net proceeds can or will be invested to yield a significant return.

Investors in this offering will experience immediate and substantial dilution.

The offering price of $1.00 per common share is substantially higher than the net tangible book value per share of our common shares immediately following this offering. Therefore, if you purchase common shares in the offering, you will experience immediate and substantial dilution in net tangible book value per unit in relation to the price that you paid for your common shares. We expect the dilution as a result of the offering to be $0.69 per common share to new investors purchasing our common shares in this offering at the offering price. Accordingly, if we were liquidated at our net tangible book value, you would not receive the full amount of your investment. See “Dilution.”

Our common shares are not listed on any exchange or on the over-the-counter market and are very illiquid.

An investment in our company is a long-term commitment. There is no public market for our common shares or any of our other securities and such a public market may never fully develop.

Future sales of common shares may affect the market price of our common shares.

We cannot predict what effect, if any, future sales of our common shares, or the availability of common shares for future sale, will have on the market price of our common shares. Sales of substantial amounts of our common shares in the public market following our initial public offering, or the perception that such sales could occur, could materially adversely affect the market price of our common shares and may make it more difficult for you to sell your common shares at a time and price which you deem appropriate. A decline in the market price of our common shares below the offering price of our common shares in this offering, in the future, is possible.

Rule 144 sales in the future may have a depressive effect on the Company’s stock price.

All of the outstanding common shares held by the present officers, directors, and affiliate stockholders are "restricted securities" within the meaning of Rule 144 under the Securities Act. As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws. Rule 144 provides in essence that a person who is an affiliate or officer or director who has held restricted securities for six months may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed the greater of 1.0% of a company's outstanding common shares. There is no limitation on the amount of restricted securities that may be sold by a non-affiliate after the owner has held the restricted securities for a period of six months if the company is a current, reporting company under the Exchange Act. A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to subsequent registration of common shares of present stockholders, may have a depressive effect upon the price of the common shares in any market that may develop.

We may issue additional debt and equity securities, which are senior to our common shares as to distributions and in liquidation, which could materially adversely affect the market price of our common shares.

In the future, we may attempt to increase our capital resources by entering into additional debt or debt-like financing that is secured by all or up to all of our assets, or issuing debt or equity securities, which could include issuances of commercial paper, medium-term notes, senior notes, subordinated notes or shares. In the event of our liquidation, our lenders and holders of our debt securities would receive a distribution of our available assets before distributions to our shareholders. Any preferred securities, if issued by our company, may have a preference with respect to distributions and upon liquidation, which could further limit our ability to make distributions to our shareholders. Because our decision to incur debt and issue securities in our future offerings will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings and debt financing.

Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future. Thus, you will bear the risk of our future offerings reducing the value of your common shares and diluting your interest in us. In addition, we can change our leverage strategy from time to time without approval of holders of our common shares, which could materially adversely affect the market share price of our common shares.

The market price, trading volume and marketability of our common shares may, from time to time, be significantly affected by numerous factors beyond our control, which may materially adversely affect the market price of your common shares, the marketability of your common shares and our ability to raise capital through future equity financings.

The market price and trading volume of our common shares may fluctuate significantly. Many factors that are beyond our control may materially adversely affect the market price of your common shares, the marketability of your common shares and our ability to raise capital through equity financings. These factors include the following:

•	price and volume fluctuations in the stock markets generally which create highly variable and unpredictable pricing of equity securities;

•
significant volatility in the market price and trading volume of securities of companies in the sector in which businesses that we acquire in the future will operate, which may not be related to the operating performance of these companies and which may not reflect the performance of our future businesses;

•	changes and variations in our cash flows;

•	any shortfall in revenue or net income or any increase in losses from levels expected by securities analysts;

•	changes in regulations or tax law;

•	operating performance of companies comparable to us;

•	general economic trends and other external factors including inflation, interest rates, and costs and availability of raw materials, fuel and transportation; and

•	loss of a major funding source.

Our potential future earnings and cash distributions to our shareholders may affect the market price of our common shares.

Generally, the market price of our common shares may be based, in part, on the market’s perception of our growth potential and our current and potential future cash distributions, whether from operations, sales, acquisitions or refinancings, and on the value of our businesses. For that reason, our common shares may trade at prices that are higher or lower than our net asset value per share. Should we retain operating cash flow for investment purposes or working capital reserves instead of distributing the cash flows to our shareholders, the retained funds, while increasing the value of our underlying assets, may materially adversely affect the market price of our common shares. Our failure to meet market expectations with respect to earnings and cash distributions and our failure to make such distributions, for any reason whatsoever, could materially adversely affect the market price of our common shares.

Penny stock regulations under U.S. federal securities laws may adversely affect the ability of investors to resell their shares.

We anticipate that our common shares will be subject to the penny stock rules under the Securities Exchange Act of 1934. These rules regulate broker-dealer practices for transactions in “penny stocks.” Penny stocks are generally equity securities with a price of less than $5.00 per share. The penny stock rules require broker-dealers that derive more than five percent of their customer transaction revenues from transactions in penny stocks to deliver a standardized risk disclosure document that provides information about penny stocks, and the nature and level of risks in the penny stock market, to any non-institutional customer to whom the broker-dealer recommends a penny stock transaction. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The transaction costs associated with penny stocks are high, reducing the number of broker-dealers who may be willing to engage in the trading of our shares. These additional penny stock disclosure requirements are burdensome and may reduce all the trading activity in the market for our common shares. As long as our common shares are subject to the penny stock rules, holders of our common sshares may find it more difficult to sell their common shares.

Reporting requirements under the Exchange Act and compliance with the Sarbanes-Oxley Act of 2002, including establishing and maintaining acceptable internal controls over financial reporting, are costly.

We presently do not have a business that produces significant revenues, however, the rules and regulations pursuant to the Exchange Act require a public company to provide periodic reports which will require that we engage legal, accounting and auditing services. The engagement of such services can be costly and we are likely to incur losses which may adversely affect our ability to continue as a going concern. Additionally, the Sarbanes-Oxley Act of 2002 will require that our company establish and maintain adequate internal controls and procedures over financial reporting. The costs of complying with the Sarbanes-Oxley Act of 2002 and the limited time that management will devote to our company may make it difficult for us to establish and maintain adequate internal controls over financial reporting. In the event that we fail to maintain an effective system of internal controls or discover material weaknesses in our internal controls, we may not be able to produce reliable financial reports or prevent fraud, which may harm our financial condition and result in loss of investor confidence and a decline in our share price.

If you are not an institutional investor, you may purchase our securities in this offering only if you reside within certain states in which we will apply to have the securities registered.

We have applied to register our shares of common stock, or will rely on an exemption from registration, to offer and sell our common stock to retail customers only in Colorado, Connecticut, Delaware, Georgia, Hawaii, Illinois, Indiana, Louisiana, Minnesota, Missouri, New York, Rhode Island, Utah, Virginia, and Wisconsin. In the states where we have applied to have our common stock registered for sale, we will not sell our common stock to retail customers in these states unless and until such registration is effective. If you are not an “institutional investor,” you must be a resident of one of these jurisdictions to purchase our common stock in this offering. We may offer and sell our common stock in this offering to institutional investors in every state pursuant to an exemption provided for sales to these investors under the state Blue Sky laws. The definition of an “institutional investor” varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities. Under the National Securities Markets Improvement Act of 1996, states are pre-empted from regulating transactions in certain categories of securities that are designated as “covered securities.” Since we will file periodic and annual reports under the Securities Exchange Act of 1934, our common stock will be considered covered securities. Therefore, resales of the registered securities are exempt from state registration requirements. However, each state retains jurisdiction to investigate and bring enforcement actions with respect to fraud or deceit, or unlawful conduct by a broker or dealer, in connection with the sale of securities. For a complete discussion of the Blue Sky state securities laws and registrations affecting this offering, please see the section titled “Underwriting — State Blue Sky Information”.

Our security holders may face significant restrictions on the resale of our securities due to state “blue sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which (1) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration and (2) govern the reporting requirements for broker-dealers and stock brokers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. Also, the broker must be registered in that state. We do not know whether our securities will be registered, or exempt, under the laws of any states. A determination regarding registration will be made by the broker-dealers, if any, who agree to serve as the market-makers for our securities. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. Investors should consider the resale market for our securities to be limited. Security holders may be unable to resell their securities, or they may be unable to resell them without the significant expense of state registration or qualification.

Because we do not have an escrow or trust account for your subscription, if we file for bankruptcy protection or are forced into bankruptcy, or a creditor obtains a judgment against us and attaches the subscription, you will lose your investment regardless of the number of securities sold in the offering.

Your funds will not be placed in an escrow or trust account. Accordingly, if we file for bankruptcy protection or a petition for involuntary bankruptcy is filed by creditors against us, your funds will become part of the bankruptcy estate and administered according to the bankruptcy laws. If a creditor sues us and obtains a judgment against us, the creditor could garnish the bank account and take possession of the subscriptions. As such, it is possible that a creditor could attach your subscription. If that happens, you will lose your investment and your funds will be used to pay creditors.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information contained in this prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements herein which are not historical reflect our current expectations and projections about our company’s future results, performance, liquidity, financial condition, prospects and opportunities and are based upon information currently available to our company and our management and our interpretation of what is believed to be significant factors affecting the businesses, including many assumptions regarding future events. Such forward-looking statements include statements regarding, among other things:

•
our ability to successfully identify and acquire a platform acquisition and to operate such business and any other businesses that we acquire in the future and to effectively integrate and improve such business and any future acquisitions;

•	our organizational structure, which may limit our ability to meet our dividend and distribution policy;

•	our ability to service and comply with the terms of indebtedness that we expect to incur in the future;

•	our cash flow available for distribution after we identify and acquire a platform acquisition and our ability to make distributions in the future to our shareholders;

•	our ability to pay the management fee, profit allocation and put price when due;

•	our ability to make and finance future acquisitions, including, but not limited to, the acquisition of a platform acquisition after it has been identified;

•	labor disputes, strikes or other employee disputes or grievances;

•	our ability to implement our acquisition and management strategies;

•	the regulatory environment in which our future businesses may operate under;

•	trends in the industries in which our future businesses may operate;

•	operational costs and expenses, including, energy and labor costs;

•	the competitive environment in which our future businesses will operate;

•	changes in general economic or business conditions or economic or demographic trends in the United States including changes in interest rates and inflation;

•	our and our manager’s ability to retain or replace qualified employees of our future businesses and our manager;

•	casualties, condemnation or catastrophic failures with respect to any of our future business’ facilities;

•	the implementation, costs and effects of legal and administrative proceedings, settlements, investigations and claims; and

•	extraordinary or force majeure events affecting the business or operations of our future businesses.

Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. Actual results, performance, liquidity, financial condition, prospects and opportunities could differ materially from those expressed in, or implied by, these forward-looking statements as a result of various risks, uncertainties and other factors, including the ability to raise sufficient capital to continue our company’s operations. These statements may be found under “Management’s Discussion and Analysis” and “Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

Potential investors should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, there is no undertaking to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

The specific discussions herein about our company include financial projections and future estimates and expectations about our company’s business. The projections, estimates and expectations are presented in this prospectus only as a guide about future possibilities and do not represent actual amounts or assured events. All the projections and estimates are based exclusively on our company management’s own assessment of its business, the industry in which it works and the economy at large and other operational factors, including capital resources and liquidity, financial condition, fulfillment of contracts and opportunities. The actual results may differ significantly from the projections.

Potential investors should not make an investment decision based solely on our company’s projections, estimates or expectations.

USE OF PROCEEDS

Our offering is being made on a self-underwritten basis. No minimum number of common shares must be sold in order for the offering to proceed. The offering price per share is $1.00. The following table sets forth the uses of proceeds assuming the sale in the amount of $165,000, $330,000 and $500,000, respectively, worth of the securities offered for sale by our company. There is no assurance that we will raise the full $500,000 as anticipated, or any amount at all.

Description of use of proceeds	$165,000	$330,000	$500,000
Legal and Professional fees (public company reporting costs)	$90,000	$150,000	$150,000
Marketing, advertising	$9,000	$56,000	$156,000
Salaries (assistants and analysts)	$0	$40,000	$110,000
Rent	$6,000	$24,000	$24,000
Other running expenses	$60,000	$60,000	$60,000

In the event of raising $30,000 or less from the offering the costs for legal and professional fees and public company reporting are planned to be covered from loans made by our Chief Executive Officer and not from the moneys raised from the offering. However, we do not have any written agreement from our Chief Executive Officer regarding the making of any such loans.

Except for fixed costs, the amounts actually spent by us for any specific purpose may vary and will depend on a number of factors. Non-fixed costs and general and administrative costs may vary depending on the business progress and development efforts, general business conditions and market reception to our services. Notwithstanding the foregoing expectations, our management will have broad discretion in the allocation of the net proceeds of this offering. Pending the corporate uses noted above, we expect to invest the net proceeds of this offering in cash, cash-equivalents, money market funds, or short-term interest-bearing, investment-grade securities.

DETERMINATION OF OFFERING PRICE

We have determined the offering price of the common shares arbitrarily. It is not based upon an independent assessment of the value of our common shares and should not be considered as such. The price does not bear any relationship to our assets, book value, earnings, or other established criteria for valuing a privately held company. In determining the number of shares to be offered and the offering price, we took into consideration our cash on hand and the amount of money we would need to implement our business plan. Accordingly, the offering price should not be considered an indication of the actual value of the securities.

DIVIDEND AND DISTRIBUTION POLICY

Our board of directors intends to declare and pay regular quarterly cash distributions on all outstanding common shares after we have acquired a platform business and subject to that business generating sufficient cash flow to support such regular quarterly cash distributions.

Our distribution policy will be based on the cash flows of a platform business and of future businesses that we may acquire and our intention to provide sustainable levels of distributions to our shareholders.

The declaration and payment of future distributions will be subject to the approval of our board of directors. Our board of directors will take into account such matters as general business conditions, our financial condition, results of operations, capital requirements and any contractual, legal and regulatory restrictions on the payment of distributions by us to our shareholders or by our subsidiaries to us, and any other factors that our board of directors deems relevant. However, even if our board of directors were to decide to declare and pay distributions, our ability to pay such distributions may be adversely impacted due to unknown liabilities, government regulations, financial covenants of the debt of our company, funds needed for acquisitions and to satisfy short- and long-term working capital needs of our businesses, or applicable law. In particular, we may incur debt in the future to acquire new businesses, which debt will have substantial debt commitments, which must be satisfied before we can make distributions. These factors could affect our ability to continue to make distributions.

See the section entitled “Material U.S. Federal Income Tax Considerations” for information about the tax treatment of distributions to our shareholders.

Restrictions on Distribution Payments

We are a holding company with no operations other than the operations of our subsidiaries. We will be dependent upon the ability of our future businesses to generate cash flow and to make distributions to us in the form of interest and principal payments on indebtedness and distributions on equity to enable us to, first, satisfy our financial obligations, including the management fee, profit allocation and put price, and, second, make distributions to our shareholders. There is no guarantee that we will make quarterly distributions following this offering. Our ability to make quarterly distributions may be subject to or limited by certain factors, events or restrictions, including:

•	the operating results of our future businesses which are impacted by factors outside of our control including competition, inflation and general economic conditions;

•	the ability of our future businesses to make distributions to us, which may be subject to limitations under laws of the jurisdictions in which they are incorporated or organized;

•
insufficient cash to pay distributions due to increases in our general and administrative expenses, including our quarterly management fee, principal and interest payments on our outstanding debt, tax expenses or working capital requirements;

•	the obligation to pay our manager a profit allocation;

•	the obligation to pay our manager the put price pursuant to the supplemental put provision in our operating agreement;

•	the election by our board of directors to keep a portion of the operating cash flow in our businesses or to use such funds for the acquisition of new businesses;

•
possible future issuances of debt or debt-like financing arrangements that are secured by all or substantially all of our assets, or issuing debt or equity securities, which could include issuances of commercial paper, medium-term notes, senior notes, subordinated notes or interests, which obligations will have priority over our cash flow; and

•
in the future, our company may issue other securities, including equity or debt-like securities, and holders of such other securities may have a preference with respect to distributions, which could limit our ability to make distributions to our shareholders.

If, as a consequence of these various restrictions, we are unable to generate sufficient distributions from our businesses, our board of directors may not be able to declare, or may have to delay or cancel payment of, distributions to our shareholders.

Because our board of directors intends to declare and pay regular quarterly cash distributions on all outstanding common shares, our growth may not be as fast as businesses that reinvest their available cash to expand ongoing operations. We expect that we will rely upon external financing sources, including issuances of debt or debt-like financing arrangements and the issuance of debt and equity securities, to fund our acquisitions and capital expenditures. As a result, to the extent we are unable to finance growth externally, the decision of our board of directors to declare and pay regular quarterly distributions will significantly impair our ability to grow.

Our decision to incur debt and issue securities in future offerings will depend on market conditions and other factors beyond our control. Therefore, we cannot predict or estimate the amount, timing or nature of our future offerings and debt financings. Likewise, additional equity issuances may dilute the holdings of our shareholders.

DILUTION

The price of the current offering is fixed at $1.00 per common share. This price is significantly higher than the price paid by our Chief Executive Officer for common equity since the Company’s inception on January 22, 2013. On September 15, 2013, we granted 875,000 common shares to Mr. Ellery W. Roberts, the Company’s Chief Executive Officer, President and Chief Financial Officer, in exchange for the transfer of a 50% interest in each of PPI Management and Christals Management to the Company’s newly-formed subsidiary, 1847 Management, pursuant to a securities purchase agreement among the Company, Mr. Roberts and 1847 Management.

Our net tangible book value as of December 31, 2013 was approximately $(25,668), or $(0.03) per common share, based upon 1,025,000 common shares outstanding as of that date. Net tangible book value per common share is determined by dividing our total tangible assets, less total liabilities, by the number of common shares outstanding as of December 31, 2013.

Dilution per common share to new investors in this offering represents the difference between the amount per common share paid by purchasers of common shares in this offering and the net tangible book value per common share immediately after this offering. After giving effect to the sale of 500,000 common shares in this offering if the maximum amount is raised at the offering price of $1.00 per common share and after deducting the estimated offering expenses payable by us, our as adjusted net tangible book value as of December 31, 2013 would have been approximately $474,332 if the maximum amount were raised, or $0.31 per common share. This amount represents an immediate increase in net tangible book value of $0.98 per common share to existing members if the maximum amount is raised and immediate dilution in net tangible book value of $0.69 per common share to new investors purchasing our common shares if the maximum amount is raised.

The following table illustrates this dilution on a per common share basis:

Offering price per common share	$1.00
Net tangible book value per common share as of December 31, 2013	$(0.03)
Increase in net tangible book value per common share attributable to this offering if the maximum amount is raised	$0.97
Adjusted net tangible book value per common share as of December 31, 2013 after giving effect to this offering if the maximum amount is raised	$0.31
Dilution in net tangible book value per common share to new investors if the maximum amount is raised	$0.69

The foregoing table and discussion is based on 1,025,000 common shares outstanding as of December 31, 2013.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

MARKET FOR COMMON EQUITY AND RELATED
STOCKHOLDER MATTERS

Market Information

There is currently no established public trading market for our common shares. Our common shares are not listed on any securities exchange or on the OTC Bulletin Board, and there are no market makers for our common shares known to us. In addition, we are not aware of any trading transactions that have occurred between private parties since our common shares were issued.

We plan to identify a market maker who will be willing to apply for the quotation of our common shares on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurances that our shares will ever be traded on the OTC Bulletin Board, or, if traded, that a public market will materialize.

Number of Holders of Our Common Shares

As of December 31, 2013, there were 3 shareholders of record of our common shares. In computing the number of holders of record of our common shares, each broker-dealer and clearing corporation holding shares on behalf of its customers is counted as a single shareholder.

Securities Authorized for Issuance Under Equity Compensation Plans

We do not have in effect any compensation plans under which our equity securities are authorized for issuance and we do not have any outstanding share options.

OUR MANAGER

Overview of Our Manager

Our manager, 1847 Partners LLC, a Delaware limited liability company, is a newly created entity. It has two classes of limited liability interests known as Class A interests and Class B interests. The Class A interests, which give the holder the right to the profit allocation received by our manager as a result of holding our allocation shares, are owned in their entirety by 1847 Partners Class A Member LLC; and the Class B interests, which give the holder the right to all other profits or losses of our manager, including the management fee payable to our manager by us, are owned in their entirety by 1847 Partners Class B Member LLC. 1847 Partners Class A Member LLC is owned approximately 98% by its sole managing member, our Chief Executive Officer, Ellery W. Roberts and 1847 Partners Class B Member LLC is owned, in its entirety, by its sole managing member, our Chief Executive Officer, Ellery W. Roberts. In the future, Mr. Roberts may cause 1847 Partners Class A Member or 1847 Partners Class B Member to issue units to employees of the manager to incentivize those employees by providing them with the ability to participate in our manager’s incentive allocation and management fee.

Since 2000, our manager has developed and grown multiple sector-specific platform businesses, through the consummation of 29 acquisitions. Our manager deployed $150 million of capital across 14 platform acquisitions between 2000 and 2005. Our Chief Executive Officer has more than 19 years of experience in acquiring and managing small and lower middle market businesses and has overseen the acquisitions and financing of three businesses with an aggregate purchase price of approximately $60 million.

Key Personnel of Our Manager

Our Chief Executive Officer’s business experiences are described in the section entitled “Management.” He is the only key employee of our manager. He will be compensated entirely by our manager from the management fees it receives. As employees of our manager, it is anticipated that Mr. Roberts will devote at least 90% of his time to the affairs of our company.

Our Relationship With Our Manager

Our relationship with our manager is based on our manager having two distinct roles: first, as a service provider to us and, second, as an equity holder of the allocation shares.

As a service provider, our manager will perform a variety of services for us, which will entitle it to receive a management fee. As holder of our company’s allocation shares, our manager has the right to a preferred distribution in the form of a profit allocation upon the occurrence of certain events. Our manager paid $1,000 for the allocation shares. In addition, our manager will have the right to cause our company to purchase the allocation interests then owned by our manager upon termination of the management services agreement.

These relationships with our manager will be governed principally by the following agreements:

•	the management services agreements relating to the services our manager will perform for us and our businesses; and

•
our company’s operating agreement relating to our manager’s rights with respect to the allocation shares it owns and which contains the supplemental put provision relating to our manager’s right to cause our company to purchase the allocation shares it owns.

We also expect that our manager will enter into offsetting management services agreements and transaction services agreements with our businesses directly. These agreements, and some of the material terms relating thereto, are discussed in more detail below. The management fee, profit allocation and put price under the supplemental put provision will be payment obligations of our company and, as a result, will be paid, along with other company obligations, prior to the payment of distributions to shareholders.

Our Manager as a Service Provider

Our company’s board of directors has engaged our manager to manage the day-to-day operations and affairs of our company, oversee the management and operations of our businesses and perform certain other services for us. Our company has entered into a management services agreement that sets forth the services to be performed by our manager and the fees to be paid to our manager for providing such services. Our company will pay our manager a quarterly management fee equal to 0.5% (2.0% annualized) of its adjusted net assets, as discussed in more detail below. By amendment to our management services agreement, we agreed that in lieu of paying a quarterly management fee under the management services agreement based upon the adjusted net assets of our management consulting business, we will pay our manager a flat quarterly fee equal to $43,750. This amendment only applies to our management consulting business and will not apply to any businesses that we acquire in the future. See the section entitled “Management Services Agreement” for more information about the material terms of the management services agreement.

Management Fee

Subject to any adjustments discussed below, for performing management services under the management services agreement during any fiscal quarter, our company will pay our manager a management fee with respect to such fiscal quarter. The management fee to be paid with respect to any fiscal quarter will be calculated as of the last day of such fiscal quarter, which we refer to as the calculation date. The management fee will be calculated by an administrator, which will be our manager so long as the management services agreement is in effect. The amount of any management fee payable by our company as of any calculation date with respect to any fiscal quarter will be (i) reduced by the aggregate amount of any offsetting management fees, if any, received by our manager from any of our businesses with respect to such fiscal quarter, (ii) reduced (or increased) by the amount of any over-paid (or under-paid) management fees received by (or owed to) our manager as of such calculation date, and (iii) increased by the amount of any outstanding accrued and unpaid management fees.

As an obligation of our company, the management fee will be paid prior to the payment of distributions to our shareholders. If we do not have sufficient liquid assets to pay the management fee when due, we may be required to liquidate assets or incur debt in order to pay the management fee.

Example of Calculation of Management Fee

In order to better understand how the management fee is calculated, we are providing the following example:

Quarterly management fee before offsetting management fees:		($ in thousands)

1	Consolidated total assets	$100,000

2	Consolidated accumulation amortization of intangibles	$5,000
3	Total cash and cash equivalents	$5,000
4	Adjusted total liabilities	$10,000

5	Adjusted net assets (Line 1 + Line 2 - Line 3 - Line 4)	$90,000

6	Quarterly management fee	$450

Quarterly management fees after offsetting management fees:

7	Acquired company A offsetting management fees	$100
8	Acquired company B offsetting management fees	$100
9	Acquired company C offsetting management fees	$100
10	Acquired company D offsetting management fees	$100

11	Total offsetting management fees (Line 7 + Line 8 + Line 9 + Line 10)	$400

12	Quarterly management fee payable by Company (Line 6 – Line 11)	$50

The foregoing example provides hypothetical information only and does not intend to reflect actual or expected management fee amounts.

For purposes of the calculation of the management fee:

•
“Adjusted net assets” will be equal to, with respect to our company as of any calculation date, the sum of (i) consolidated total assets (as determined in accordance with U.S. generally accepted accounting principles, or GAAP) of our company as of such calculation date, plus (ii) the absolute amount of consolidated accumulated amortization of intangibles (as determined in accordance with GAAP) for our company as of such calculation date, minus (iii) total cash and cash equivalents, minus (iv) the absolute amount of adjusted total liabilities of our company as of such calculation date.

•
“Adjusted total liabilities” will be equal to, with respect to our company as of any calculation date, our company’s consolidated total liabilities (as determined in accordance with GAAP) as of such calculation date after excluding the effect of any outstanding third party indebtedness of our company.

•
“Quarterly management fee” will be equal to, as of any calculation date, the product of (i) 0.5%, multiplied by (ii) our company’s adjusted net assets as of such calculation date; provided, however, that, with respect to the fiscal quarter in which the closing of this offering occurs, our company will pay our manager a management fee with respect to such fiscal quarter equal to the product of (i)(x) 0.5%, multiplied by (y) our company’s adjusted net assets as of such calculation date, multiplied by (ii) a fraction, the numerator of which is the number of days from and including the date of closing to and including the last day of such fiscal quarter and the denominator of which is the number of days in such fiscal quarter; provided, further, however, that, with respect to any fiscal quarter in which the management services agreement is terminated, our company will pay our manager a management fee with respect to such fiscal quarter equal to the product of (i)(x) 0.5%, multiplied by (y) our company’s adjusted net assets as of such calculation date, multiplied by (ii) a fraction, the numerator of which is the number of days from and including the first day of such fiscal quarter to but excluding the date upon which the management services agreement is terminated and the denominator of which is the number of days in such fiscal quarter.

•
“Total offsetting management fees” will be equal to, as of any calculation date, fees paid to our manager by the businesses that we acquire in the future under separate offsetting management services agreements.

Reimbursement of Expenses

Our company will be responsible for paying costs and expenses relating to its business and operations. Our company agreed to reimburse our manager during the term of the management services agreement for all costs and expenses of our company that are incurred by our manager or its affiliates on behalf of our company, including any out-of-pocket costs and expenses incurred in connection with the performance of services under the management services agreement, and all costs and expenses the reimbursement of which are specifically approved by our company’s board of directors.

Our company will not be obligated or responsible for reimbursing or otherwise paying for any costs or expenses relating to our manager’s overhead or any other costs and expenses relating to our manager’s conduct of its business and operations. Also, our company will not be obligated or responsible for reimbursing our manager for costs and expenses incurred by our manager in the identification, evaluation, management, performance of due diligence on, negotiation and oversight of potential acquisitions of new businesses for which our company (or our manager on behalf of our company) fails to submit an indication of interest or letter of intent to pursue such acquisition, including costs and expenses relating to travel, marketing and attendance of industry events and retention of outside service providers relating thereto. In addition, our company will not be obligated or responsible for reimbursing our manager for costs and expenses incurred by our manager in connection with the identification, evaluation, management, performance of due diligence on, negotiating and oversight of an acquisition by our company if such acquisition is actually consummated and the business so acquired entered into a transaction services agreement with our manager providing for the reimbursement of such costs and expenses by such business. In this respect, the costs and expenses associated with the pursuit of add-on acquisitions for our company may be reimbursed by any businesses so acquired pursuant to a transaction services agreement.

All reimbursements will be reviewed and, in certain circumstances, approved by our company’s board of directors on an annual basis in connection with the preparation of year-end financial statements.

Termination Fee

We will pay our manager a termination fee upon termination of the management services agreement if such termination is based solely on a vote of our company’s board of directors and our shareholders; no other termination fee will be payable to our manager in connection with the termination of the management services agreement for any other reason. The termination fee that is payable to our manager will be equal to the product of (i) two (2) multiplied by (ii) the sum of the amount of the four management fees calculated with respect to the four fiscal quarters immediately preceding the termination date of the management services agreement. The termination fee will be payable in eight equal quarterly installments, with the first such installment being paid on or within five business days of the last day of the fiscal quarter in which the management services agreement was terminated and each subsequent installment being paid on or within five business days of the last day of each subsequent fiscal quarter, until such time as the termination fee is paid in full to our manager.

Offsetting Management Services Agreements

Pursuant to the management services agreement, we have agreed that our manager may, at any time, enter into offsetting management services agreements with our businesses pursuant to which our manager may perform services that may or may not be similar to management services. Any fees to be paid by one of our businesses pursuant to such agreements are referred to as offsetting management fees and will offset, on a dollar-for-dollar basis, the management fee otherwise due and payable by our company under the management services agreement with respect to a fiscal quarter. The management services agreement provides that the aggregate amount of offsetting management fees to be paid to our manager with respect to any fiscal quarter shall not exceed the management fee to be paid to our manager with respect to such fiscal quarter. See the section entitled “— Management Fee” for more information about the treatment of offsetting management fees.

Transaction Services Agreements

Pursuant to the management services agreement, we have agreed that our manager may, at any time, enter into transaction services agreements with any of our businesses relating to the performance by our manager of certain transaction-related services in connection with the acquisitions of target businesses by our company or its businesses or dispositions of our company's or its businesses' property or assets. In connection with providing transaction services, our manager will generally receive a fee equal to the sum of (i) 2.0% of the aggregate purchase price of the target business up to and equal to $50.0 million, plus (ii) 1.5% of the aggregate purchase price of the target business in excess of $50.0 million and up to and equal to $100 million, plus (iii) 1.0% of the aggregate purchase price over $100 million, subject to annual review by our board of directors. The purchase price of a target business shall be defined as the aggregate amount of consideration, including cash and the value of any shares issued by us on the date of acquisition, paid for the equity interests of such target business plus the aggregate principal amount of any debt assumed by us of the target business on the date of acquisition or any similar formulation. The other terms and conditions relating to the performance of transaction services will be established in accordance with market practice.

Any fees received by our manager pursuant to such a transaction services agreement will be in addition to the management fee payable by our company pursuant to the management services agreement and will not offset the payment of such management fee. A transaction services agreement with any of our businesses may provide for the reimbursement of costs and expenses incurred by our manager in connection with the acquisition of such businesses.

Transaction services agreements will be reviewed, authorized and approved by our company’s board of directors on an annual basis.

Our Manager as an Equity Holder

Our manager owns 100% of the allocation shares of our company, which generally will entitle our manager to receive a 20% profit allocation as a form of preferred distribution, subject to our company’s profit with respect to a business exceeding on an annualized hurdle rate of 8%, which hurdle is tied to such business’ growth relative to our consolidated net equity. The calculation of the profit allocation and the rights of our manager, as the holder of the allocation shares, are governed by the operating agreement. See the section entitled “Description of Shares” for more information about the operating agreement.

Manager’s Profit Allocation

The profit allocation to be paid to our manager is intended to reflect our ability to generate ongoing cash flows and capital gains in excess of a hurdle rate. In general, such profit allocation is designed to pay our manager 20% of the company’s profits upon clearance of the 8% annualized hurdle rate. The company’s audit committee, which is comprised solely of independent directors, will have the opportunity to review and approve the calculation of manager’s profit allocation when it becomes due and payable. Our manager will not receive a profit allocation on an annual basis. Instead, our manager will be paid a profit allocation only upon the occurrence of one of the following events, which we refer to collectively as the trigger events:

•
the sale of a material amount, as determined by our manager and reasonably consented to by a majority of our company’s board of directors, of the capital stock or assets of one of our businesses or a subsidiary of one of our businesses, which event we refer to as a sale event; or

•
at the option of our manager, for the 30-day period following the fifth anniversary of the date upon which we acquired a controlling interest in a business, which event we refer to as a holding event. If our manager elects to forego declaring a holding event with respect to such business during such period, then our manager may only declare a holding event with respect to such business during the 30–day period following each anniversary of such fifth anniversary date with respect to such business. Once declared, our manager may only declare another holding event with respect to a business following the fifth anniversary of the calculation date with respect to a previously declared holding event.

We believe this allocation timing, rather than a method that provides for annual allocations, more accurately reflects the long-term performance of each of our businesses and is consistent with our intent to hold, manage and grow our businesses over the long term. We refer generally to the obligation to make this payment to our manager as the “profit allocation” and, specifically, to the amount of any particular profit allocation as the “manager’s profit allocation”.

Definitions used in, and an example of the calculation of profit allocation, are set forth in more detail below.

The amount of the manager’s profit allocation will be based on the extent to which the total profit allocation amount with respect to any business, as of the last day of any fiscal quarter in which a trigger event occurs, which date we refer to as the calculation date, exceeds the relevant hurdle amounts with respect to such business, as of such calculation date. Manager’s profit allocation will be calculated by an administrator, which will be our manager so long as the management services agreement is in effect, and such calculation will be subject to a review and approval process by our company’s board of directors. For this purpose, “total profit allocation amount” will be equal to, with respect to any business as of any calculation date, the sum of:

•	the contribution-based profit of such business as of such calculation date, which will be calculated upon the occurrence of any trigger event with respect to such business; plus

•
the cumulative gains and losses of our company as of such calculation date, which will only be calculated upon the occurrence of a sale event with respect to such business. We generally expect this component to be the most significant component in calculating total profit allocation amount.

Specifically, manager’s profit allocation will be calculated and paid as follows:

•
manager’s profit allocation will not be paid with respect to a trigger event relating to any business if the total profit allocation amount, as of any calculation date, with respect to such business does not exceed such business’ level 1 hurdle amount (8% annualized), as of such calculation date; and

•
manager’s profit allocation will be paid with respect to a trigger event relating to any business if the total profit allocation amount, as of any calculation date, with respect to such business exceeds such business’ level 1 hurdle amount (8% annualized), as of such calculation date. Manager’s profit allocation to be paid with respect to such calculation date will be equal to the sum of the following:

o
100% of such business’ total profit allocation amount, as of such calculation date, with respect to that portion of the total profit allocation amount that exceeds such business’ level 1 hurdle amount (8% annualized) but is less than or equal to such business’ level 2 hurdle amount (10% annualized), in each case, as of such calculation date. We refer to this portion of the total profit allocation amount as the “catch-up.” The “catch-up” is intended to provide our manager with an overall profit allocation of 20% once the level 1 hurdle amount has been surpassed; plus

o	20% of the total profit allocation amount, as of such calculation date, that exceeds such business’ level 2 hurdle amount (10% annualized) as of such calculation date; minus

o
the high water mark allocation, if any, as of such calculation date. The effect of deducting the high water mark allocation is to take into account allocations our manager has already received in respect of past gains and losses.

The administrator will calculate manager’s profit allocation on or promptly following the relevant calculation date, subject to a “true-up” calculation upon availability of audited or unaudited consolidated financial statements, as the case may be, of our company to the extent not available on such calculation date. Any adjustment necessitated by the true-up calculation will be made in connection with the next calculation of manager’s profit allocation. Because of the length of time that may pass between trigger events, there may be a significant delay in our company’s ability to realize the benefit, if any, of a true-up of manager’s profit allocation.

Once calculated, the administrator will submit the calculation of manager’s profit allocation, as adjusted pursuant to any true-up, to our company’s board of directors for its review and approval. The board of directors will have ten business days to review and approve the calculation, which approval shall be automatic absent disapproval by the board of directors. Manager’s profit allocation will be paid ten business days after such approval.

If the board of directors disapproves of the administrator’s calculation of manager’s profit allocation, the calculation and payment of manager’s profit allocation will be subject to a dispute resolution process, which may result in manager’s profit allocation being determined, at our company’s cost and expense, by two independent accounting firms. Any determination by such independent accounting firms will be conclusive and binding on our company and our manager.

We will also pay a tax distribution to our manager if our manager is allocated taxable income by our company but does not realize distributions from our company at least equal to the taxes payable by our manager resulting from allocations of taxable income. Any such tax distributions will be paid in a similar manner as profit allocations are paid.

For any fiscal quarter in which a trigger event occurs with respect to more than one business, the calculation of the manager’s profit allocation, including the components thereof, will be made with respect to each business in the order in which controlling interests in such businesses were acquired or obtained by our company and the resulting amounts shall be aggregated to determine the total amount of manager’s profit allocation. If controlling interests in two or more businesses were acquired at the same time and such businesses give rise to a calculation of manager’s profit allocation during the same fiscal quarter, then manager’s profit allocation will be further calculated separately for each such business in the order in which such businesses were sold.

As obligations of our company, profit allocations and tax distributions will be paid prior to the payment of distributions to our shareholders. If we do not have sufficient liquid assets to pay the profit allocations or tax distributions when due, we may be required to liquidate assets or incur debt in order to pay such profit allocation. Our manager will have the right to elect to defer the payment of the manager’s profit allocation due on any payment date. Once deferred, our manager may demand payment thereof upon 20 business days’ prior written notice.

Termination of the management services agreement, by any means, will not affect our manager’s rights with respect to the allocation shares that it owns, including its right to receive profit allocations.

Example of Calculation of Manager’s Profit Allocation

The manager will receive a profit allocation at the end of the fiscal quarter in which a trigger event occurs, as follows (all dollar amounts are in millions):

Assumptions

Year 1:

Acquisition of Company A (“Company A”)

Acquisition of Company B (“Company B”)

Year 4:

Company A (or assets thereof) sold for $25 capital gain over book value of assets at time of sale, which is a qualifying trigger event

Company A’s average allocated share of our consolidated net equity over its ownership is $50

Company A’s holding period in quarters is 12

Company A’s contribution-based profit since acquisition is $5

Year 6:

Company B’s contribution-based profit since acquisition is $7

Company B’s average allocated share of our consolidated net equity over its ownership is $25

Company B’s holding period in quarters is $20

Company B’s cumulative gains and losses are $20

Manager elects to have holding period measured for purposes of profit allocation for Company B

		Year 4	Year 6
		A, due to	B, due to
	With Respect to Relevant Business	sale	5 year hold

1	Contribution-based profit since acquisition for respective subsidiary	$5	$7
2	Gain/ Loss on sale of company	25	0
3	Cumulative gains and losses	25	20
4	High water mark prior to transaction	0	20
5	Total Profit Allocation Amount (Line 1 + Line 3)	30	27
6	Business’ holding period in quarters since ownership or last measurement due to holding event	12	20
7	Business’ average allocated share of consolidated net equity	50	25
8	Business’ level 1 hurdle amount (2.00% * Line 6 * Line 7)	12	10
9	Business’ excess over level 1 hurdle amount (Line 5 – Line 8)	18	17
10	Business’ level 2 hurdle amount (125% * Line 8)	15	12.5
11	Allocated to manager as “catch-up” (Line 10 - Line 8)	3	2.5
12	Excess over level 2 hurdle amount (Line 9 – Line 11)	15	14.5
13	Allocated to manager from excess over level 2 hurdle amount (20% * Line 12)	3	2.9
14	Cumulative allocation to manager (Line 11 + Line 13)	6	5.4
15	High water mark allocation (20% * Line 4)	0	4

16	Manager’s Profit Allocation for Current Period (Line 14 - Line 15,> 0)	$6	$1.4

Definitions

For purposes of calculating profit allocation:

•
An entity’s “adjusted net assets” will be equal to, as of any date, the sum of (i) such entity’s consolidated total assets (as determined in accordance with GAAP) as of such date, plus (ii) the absolute amount of such entity’s consolidated accumulated amortization of intangibles (as determined in accordance with GAAP) as of such date, minus (iii) the absolute amount of such entity’s adjusted total liabilities as of such date.

•
An entity’s “adjusted total liabilities” will be equal to, as of any date, such entity’s consolidated total liabilities (as determined in accordance with GAAP) as of such date after excluding the effect of any outstanding third party indebtedness of such entity.

•
A business’ “allocated share of our company’s overhead” will be equal to, with respect to any measurement period as of any calculation date, the aggregate amount of such business’ quarterly share of our company’s overhead for each fiscal quarter ending during such measurement period.

•
A business’ “average allocated share of our consolidated equity” will be equal to, with respect to any measurement period as of any calculation date, the average (i.e., arithmetic mean) of a business’ quarterly allocated share of our consolidated equity for each fiscal quarter ending during such measurement period.

•
“Capital gains” (i) means, with respect to any entity, capital gains (as determined in accordance with GAAP) that are calculated with respect to the sale of capital stock or assets of such entity and which sale gave rise to a sale event and the calculation of profit allocation and (ii) will be equal to the amount, adjusted for minority interests, by which (x) the net sales price of such capital stock or assets, as the case may be, exceeded (y) the net book value (as determined in accordance with GAAP) of such capital stock or assets, as the case may be, at the time of such sale, as reflected on our company’s consolidated balance sheet prepared in accordance with GAAP; provided, that such amount shall not be less than zero.

•
“Capital losses” (i) means, with respect to any entity, capital losses (as determined in accordance with GAAP) that are calculated with respect to the sale of capital stock or assets of such entity and which sale gave rise to a sale event and the calculation of profit allocation and (ii) will be equal to the amount, adjusted for minority interests, by which (x) the net book value (as determined in accordance with GAAP) of such capital stock or assets, as the case may be, at the time of such sale, as reflected on the company’s consolidated balance sheet prepared in accordance with GAAP, exceeded (y) the net sales price of such capital stock or assets, as the case may be; provided, that such absolute amount thereof shall not be less than zero.

•
The company’s “consolidated net equity” will be equal to, as of any date, the sum of (i) the company’s consolidated total assets (as determined in accordance with GAAP) as of such date, plus (ii) the aggregate amount of asset impairments (as determined in accordance with GAAP) that were taken relating to any businesses owned by the company as of such date, plus (iii) the company’s consolidated accumulated amortization of intangibles (as determined in accordance with GAAP), as of such date minus (iv) the company’s consolidated total liabilities (as determined in accordance with GAAP) as of such date.

•
A business’ “contribution-based profits” will be equal to, for any measurement period as of any calculation date, the sum of (i) the aggregate amount of such business’ net income (loss) (as determined in accordance with GAAP and as adjusted for minority interests) with respect to such measurement period (without giving effect to (x) any capital gains or capital losses realized by such business that arise with respect to the sale of capital stock or assets held by such business and which sale gave rise to a sale event and the calculation of profit allocation or (y) any expense attributable to the accrual or payment of any amount of profit allocation or any amount arising under the supplemental put agreement, in each case, to the extent included in the calculation of such business’ net income (loss)), plus (ii) the absolute aggregate amount of such business’ loan expense with respect to such measurement period, minus (iii) the absolute aggregate amount of such business’ allocated share of the company’s overhead with respect to such measurement period.

•
The company’s “cumulative capital gains” will be equal to, as of any calculation date, the aggregate amount of capital gains realized by the company as of such calculation date, after giving effect to any capital gains realized by the company on such calculation date, since its inception.

•
The company’s “cumulative capital losses” will be equal to, as of any calculation date, the aggregate amount of capital losses realized by the company as of such calculation date, after giving effect to any capital losses realized by the company on such calculation date, since its inception.

•
The company’s “cumulative gains and losses” will be equal to, as of any calculation date, the sum of (i) the amount of cumulative capital gains as of such calculation date, minus (ii) the absolute amount of cumulative capital losses as of such calculation date.

•
The “high water mark” will be equal to, as of any calculation date, the highest positive amount of the company’s cumulative capital gains and losses as of such calculation date that were calculated in connection with a qualifying trigger event that occurred prior to such calculation date.

•	The “high water mark allocation” will be equal to, as of any calculation date, the product of (i) the amount of the high water mark as of such calculation date, multiplied by (ii) 20%.

•
A business’ “level 1 hurdle amount” will be equal to, as of any calculation date, the product of (i) (x) the quarterly hurdle rate of 2.00% (8% annualized), multiplied by (y) the number of fiscal quarters ending during such business’ measurement period as of such calculation date, multiplied by (ii) a business’ average allocated share of our consolidated equity for each fiscal quarter ending during such measurement period.

•
A business’ “level 2 hurdle amount” will be equal to, as of any calculation date, the product of (i) (x) the quarterly hurdle rate of 2.5% (10% annualized, which is 125% of the 8% annualized hurdle rate), multiplied by (y) the number of fiscal quarters ending during such business’ measurement period as of such calculation date, multiplied by (ii) a business’ average allocated share of our consolidated equity for each fiscal quarter ending during such measurement period.

•
A business’ “loan expense” will be equal to, with respect to any measurement period as of any calculation date, the aggregate amount of all interest or other expenses paid by such business with respect to indebtedness of such business to either the company or other company businesses with respect to such measurement period.

•
The “measurement period” will mean, with respect to any business as of any calculation date, the period from and including the later of (i) the date upon which the company acquired a controlling interest in such business and (ii) the immediately preceding calculation date as of which contribution-based profits were calculated with respect to such business and with respect to which profit allocation were paid (or, at the election of the allocation member, deferred) by the company up to and including such calculation date.

•
The company’s “overhead” will be equal to, with respect to any fiscal quarter, the sum of (i) that portion of the company’s operating expenses (as determined in accordance with GAAP) (without giving effect to any expense attributable to the accrual or payment of any amount of profit allocation or any amount arising under the supplemental put agreement to the extent included in the calculation of the company’s operating expenses), including any management fees actually paid by the company to our manager, with respect to such fiscal quarter that are not attributable to any of the businesses owned by the company (i.e., operating expenses that do not correspond to operating expenses of such businesses with respect to such fiscal quarter), plus (ii) the company’s accrued interest expense (as determined in accordance with GAAP) on any outstanding third party indebtedness of the company with respect to such fiscal quarter, minus (iii) revenue, interest income and other income reflected in the company’s unconsolidated financial statements as prepared in accordance with GAAP.

•
A “qualifying trigger event” will mean, with respect to any business, a trigger event that gave rise to a calculation of total profit allocation with respect to such business as of any calculation date and (ii) where the amount of total profit allocation so calculated as of such calculation date exceeded such business’ level 2 hurdle amount as of such calculation date.

•
A business’ “quarterly allocated share of our consolidated equity” will be equal to, with respect to any fiscal quarter, the product of (i) the company’s consolidated net equity as of the last day of such fiscal quarter, multiplied by (ii) a fraction, the numerator of which is such business’ adjusted net assets as of the last day of such fiscal quarter and the denominator of which is the sum of (x) the company’s adjusted net assets as of the last day of such fiscal quarter, minus (y) the aggregate amount of any cash and cash equivalents as such amount is reflected on the company’s consolidated balance sheet as prepared in accordance with GAAP that is not taken into account in the calculation of any business’ adjusted net assets as of the last day of such fiscal quarter.

•
A business’ “quarterly share of the company’s overhead” will be equal to, with respect to any fiscal quarter, the product of (i) the absolute amount of the company’s overhead with respect to such fiscal quarter, multiplied by (ii) a fraction, the numerator of which is such business’ adjusted net assets as of the last day of such fiscal quarter and the denominator of which is the company’s adjusted net assets as of the last day of such fiscal quarter.

•	An entity’s “third party indebtedness” means any indebtedness of such entity owed to any third party lenders that are not affiliated with such entity.

Supplemental Put Provision

In addition to the provisions discussed above, in consideration of our manager’s acquisition of the allocation shares, our operating agreement contains a supplemental put provision pursuant to which our manager will have the right to cause our company to purchase the allocation shares then owned by our manager upon termination of the management services agreement.

Termination of the management services agreement, by any means, will not affect our manager’s rights with respect to the allocation shares that it owns. In this regard, our manager will retain its put right and its allocation shares after ceasing to serve as our manager.

If (i) the management services agreement is terminated at any time other than as a result of our manager’s resignation or (ii) our manager resigns on any date that is at least three years after the closing of this offering, then our manager will have the right, but not the obligation, for one year from the date of such termination or resignation, as the case may be, to elect to cause our company to purchase all of allocation shares then owned by our manager for the put price as of the put exercise date.

For purposes of this provision, the “put price” is be equal to, as of any exercise date, (i) if we terminate the management services agreement, the sum of two separate, independently made calculations of the aggregate amount of manager’s profit allocation as of such exercise date or (ii) if our manager resigns, the average of two separate, independently made calculations of the aggregate amount of manager’s profit allocation as of such exercise date, in each case, calculated assuming that (x) all of the businesses are sold in an orderly fashion for fair market value as of such exercise date in the order in which the controlling interest in each business was acquired or otherwise obtained by our company, (y) the last day of the fiscal quarter ending immediately prior to such exercise date is the relevant calculation date for purposes of calculating manager’s profit allocation as of such exercise date. Each of the two separate, independently made calculations of the manager’s profit allocation for purposes of calculating the put price will be performed by a different investment bank that is engaged by our company at its cost and expense. The put price will be adjusted to account for a final “true-up” of the manager’s profit allocation.

Our manager and our company can mutually agree to permit our company to issue a note in lieu of payment of the put price when due; provided, that if our manager resigns and terminates the management services agreement, then our company will have the right, in its sole discretion, to issue a note in lieu of payment of the put price when due. In either case the note would have an aggregate principal amount equal to the put price, would bear interest at a rate of LIBOR plus 4.0% per annum, would mature on the first anniversary of the date upon which the put price was initially due, and would be secured by the then-highest priority lien available to be placed on our equity interests in each of our businesses.

Our company’s obligations under the put provision of our operating agreement are absolute and unconditional. In addition, our company will be subject to certain obligations and restrictions upon exercise of our manager’s put right until such time as our company’s obligations under the put provision of our operating agreement, including any related note, have been satisfied in full, including:

•
subject to our company’s right to issue a note in the circumstances described above, our company must use commercially reasonable efforts to raise sufficient debt or equity financing to permit our company to pay the put price or note when due and obtain approvals, waivers and consents or otherwise remove any restrictions imposed under contractual obligations or applicable law or regulations that have the effect of limiting or prohibiting our company from satisfying its obligations under the supplemental put agreement or note;

•
our manager will have the right to have a representative observe meetings of our company’s board of directors and have the right to receive copies of all documents and other information furnished to the board of directors;

•
our company and its businesses will be restricted in their ability to sell or otherwise dispose of their property or assets or any businesses they own and in their ability to incur indebtedness (other than in the ordinary course of business) without granting a lien on the proceeds therefrom to the manager, which lien will secure our company’s obligations under the put provision of our operating agreement or note; and

•
our company will be restricted in its ability to (i) engage in certain mergers or consolidations, (ii) sell, transfer or otherwise dispose of all or a substantial part of its business, property or assets or all or a substantial portion of the stock or beneficial ownership of its businesses or a portion thereof, (iii) liquidate, wind-up or dissolve, (iv) acquire or purchase the property, assets, stock or beneficial ownership or another person, or (v) declare and pay distributions.

Our company also has agreed to indemnify our manager for any losses or liabilities it incurs or suffers in connection with, arising out of or relating to its exercise of its put right or any enforcement of terms and conditions of the supplemental put provision of our operating agreement.

As an obligation of our company, the put price will be paid prior to the payment of distributions to our shareholders. If we do not have sufficient liquid assets to pay the put price when due, we may be required to liquidate assets or incur debt in order to pay the put price.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion should be read in conjunction with the financial statements and the notes thereto of our company and the management consulting business included elsewhere within this prospectus.

Overview

We are a development stage company currently operating a consulting and advisory services business with plans to acquire additional small to medium size businesses in a variety of different industries. Through our structure, we plan to offer investors an opportunity to participate in the ownership and growth of a portfolio of businesses that traditionally have been owned and managed by private equity firms, private individuals or families, financial institutions or large conglomerates. We believe that our management and acquisition strategies will allow us to achieve our goals of growing distributions to our shareholders and increasing shareholder value over time.

As an initial step in our plan to acquire small to medium size businesses in a variety of different industries our newly formed subsidiary, 1847 Management, acquired a 50% interest in each of PPI Management and Christals Management from our Chief Executive Officer and controlling shareholder, Ellery W. Roberts. In connection with the acquisition of such equity interests from Mr. Roberts, we issued to Mr. Roberts 875,000 of our common shares pursuant to a securities purchase agreement, dated September 15, 2013, between our company and Mr. Roberts. Each of PPI Management and Christals Management are management consulting and advisory firms. Mr. Roberts is a manager of each of PPI Management and Christals Management and is primarily responsible for providing consulting and advisory services to the clients of PPI Management and Christals Management. In an attempt to minimize future conflicts of interest involving the splitting of Mr. Roberts business time, Mr. Roberts and the board of directors of our company determined that it would be in the best interests of our company to acquire such interests in PPI Management and Christals Management so that our company can operate such management consulting and advisory businesses and so Mr. Roberts’s business time will not be diverted away from the business and affairs of our company.

Although we expect to continue to operate our management consulting business and generate revenues therefrom, we do not intend to expand our management consulting business by seeking new clients at this time. Instead, we plan to focus all of our efforts (other than efforts necessary to operate PPI Management and Christals Management) on identifying a platform acquisition, raising capital necessary to consummate a platform acquisition after it is identified, and completing a platform acquisition after the necessary capital is raised.

Under our advisory agreement with Peekay, Christals Management generates annual revenues of $250,000 per year payable quarterly. Since 1847 Management owns 50% of Christals Management, 1847 Management is entitled to 50% of the aggregate $250,000 in compensation under the Christals advisory agreement, or $125,000 per year. This amount is paid to Christals Management in quarterly installments. Under our advisory agreement with PPI Acquisition, PPI Management is entitled to a fee equal to 5.75% of PPI Acquisition’s earnings before interest, taxes, depreciation and amortization, or EBITDA, payable as follows: (i) 3.75% of EBITDA for any fiscal quarter is payable quarterly in advance and (ii) the difference between 5.75% of EBITDA for any fiscal year and the aggregate quarterly payments previously paid with respect to fiscal quarters in such fiscal year, payable yearly in arrears.

We are a development stage company that is expected to generate revenues through the provision by our indirect subsidiaries, PPI Management and Christals Management, of management consulting services to two clients under separate advisory agreements. Since we only hold a 50% interest in each of PPI Management and Christals Management, we will be entitled to 50% of the revenues and net income of PPI Management and Christals Management.

Our cash balance is $0 as of December 31, 2013. Our current cash balance will not be sufficient to fund our operations for the next 12 months and to qualify our minimum cash requirements necessary to fund 12 months of operations, if we are unable to successfully raise money in this offering. We will need funding from this offering in order to achieve our business plan goals. The minimum amount of financing that we need in the next 12 months to begin operations we estimate to be $60,000. Our current operations are solely dependent on personal loans and capital contributions from our principal executive officer. We have been utilizing and may utilize funds from Ellery W. Roberts, our Chief Executive Officer and Chairman, who has informally agreed to advance funds to allow us to pay for offering costs, filing fees, professional fees, including fees payable in connection with the filing of this registration statement and operation expenses. There is no a maximum amount of funds that Mr. Roberts has agreed to advance. Mr. Roberts has no formal commitment, arrangement or legal obligation to advance or loan funds to our company. In order to achieve our business plan goals, we will need the funding from this offering.

Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated significant revenues and will incur additional expenses as a result of being a public reporting company. If we are unable to obtain additional working capital our business may fail. Accordingly, we must raise cash from sources other than operations. Our only other source for cash at this time is investments by our Chief Executive Officer and Chairman in our company. We must raise cash to implement our projected plan of operations.

No proceeds of this offering will be used as direct or indirect payments, including loan repayments, to Mr. Roberts or his affiliates.

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•
comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Critical Accounting Policies

The following discussion relates to critical accounting policies for our company and our management consulting business. The preparation of our financial statements in conformity with GAAP will require us to adopt accounting policies and make estimates and judgments that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates under different assumptions and judgments and uncertainties, and potentially could result in materially different results under different conditions. Our critical accounting policies are discussed below. These policies are generally consistent with the accounting policies followed by our management consulting business. Our board of directors will review these critical accounting policies.

Supplemental Put Provision

Our operating agreement contains a supplemental put provision pursuant to which our manager has the right to cause our company to purchase the allocation shares then owned by our manager upon termination of the management services agreement with our manager for a price to be determined in accordance with and subject to the conditions provided in the put provision. The allocation shares will be recorded at their redemption value as a result of the allocation shareholder’s ability to require our company to purchase the allocation shares upon exercise of the supplemental put. The allocation shares will be reflected outside of permanent equity in the mezzanine section of the balance sheet at the closing of this offering. The change in value of the allocation shares will be recorded through the income statement as a dividend between net income and net income available to common shareholders. The redemption value of the allocation shares is largely related to the fair value of the profit allocation that our manager, as holder of the allocation shares, will receive. The valuation of the allocation shares requires the use of complex models, which are produced based on highly sensitive assumptions and estimates. The impact of over-estimating or under-estimating the redemption value of the allocation shares could have a material adverse effect on future operating results. In addition, the value of the allocation shares will be subject to the volatility of our company's operations, which may result in significant period-to-period fluctuations in the amount recorded for the allocation shares.

Manager’s Profit Allocation

We are obligated to pay our manager, as holder of the allocation shares, a profit allocation, which will be paid as a distribution on the allocation shares. The profit allocation to be paid to our manager is intended to reflect a sharing of the distributions we make to our shareholders in excess of an annual hurdle rate (the distribution-based component) and an incentive distribution of any increase in our market value (the equity-based component).

The distribution-based component will be accounted for as a dividend recorded through equity and not as an expense through the statement of operations. However, the dividend will be recorded between net income and net income available to common shareholders. The distribution-based component will be recorded quarterly based on the change in the amount payable to the allocation shareholder.

The equity-based component will be embedded within the allocation shares and not accounted for separately. As amounts are earned by the allocation shareholders related to the equity-based component, the amounts would be accrued as liabilities with the offset recorded through equity and reflected as a dividend between net income and net income available to common shareholders.

Revenue Recognition

Our company recognizes revenue when it is realized or realizable and earned. Our company considers revenue realized or realizable and earned when it has persuasive evidence of an arrangement, the product has been shipped or the services, including installation services, have been provided to the customer, the sales price is fixed or determinable and collectability is reasonably assured. Provisions for customer returns and other allowances based on historical experience are recognized at the time the related sale is recognized.

Business Combinations

The acquisition of our management consulting business and any future acquisitions of controlling interest in other businesses will be accounted for under the purchase method of accounting as provided under GAAP (we have not entered into any letters of intent nor have we currently identified any specific businesses to acquire). The amounts assigned to the identifiable assets acquired and the liabilities assumed in connection with each acquisition will be based on their respective estimated fair values as of the date of acquisitions with the remainder, if any, to be recorded as goodwill. The fair values will be determined by our management team, taking into consideration information supplied by our manager's operating partners, the management of the acquired entities and other relevant information. The determination of fair values requires significant judgment by our management team, which may consult with outside consultants on future acquisitions to assist in the process. This judgment could result in either higher or lower value being assigned to amortizable or depreciable assets, which could result in either higher or lower amortization or depreciation expense.

Goodwill and Intangible Assets

Significant intangible assets that will be acquired in connection with the future acquisition by us of businesses will likely include customer relationships, trade names, trademarks and goodwill.

Trade names and trademarks acquired in the contemplated acquisition are amortized over their respective lives or, in some cases, may be considered indefinite life intangibles which are not amortizable pursuant to GAAP. Goodwill represents the excess purchase price over fair value of net assets acquired and liabilities assumed in a business combination. Goodwill is not subject to amortization. The intangibles acquired in the contemplated transaction that will be subject to amortization are customer relationships and will be amortized using the straight-line method over the estimated useful lives of the intangible assets, which we will determine based on the consideration of several factors including historical customer turnover rates. Intangible assets are required to be assessed for impairment annually, or more often in certain circumstances, in accordance with ASC 350 Intangible Goodwill and Other Assets.

The goodwill impairment test is a two-step process, which will require management to make judgments in determining what assumptions to use in the calculation. The first step of the process consists of estimating the fair value of each of our businesses based on a discounted cash flow model using revenue and profit forecasts and comparing those estimated fair values with the carrying values, which include the allocated goodwill. If the estimated fair value is less than the carrying value, a second step is performed to compute the amount of the impairment by determining an "implied fair value" of goodwill. The determination of a business' “implied fair value” of goodwill requires the allocation of the estimated fair value of the business to the assets and liabilities of the businesses. Any unallocated fair value represents the “implied fair value” of goodwill, which will then be compared to its corresponding carrying value and an impairment loss will be recognized in the amount equal to the difference. The “implied fair value” of our businesses will be determined by our management team and will generally be based upon future cash flow projections for the business, discounted to present value. In conducting future goodwill impairment tests, we will use outside valuation consultants when our management team considers it appropriate to do so.

The impairment tests for trade names and trademarks require the determination of the fair value of such assets. The impairment test for customer relationships also must be evaluated based upon the impact of any significant changes in our company's customer base, relationships and turnover rates. If the fair value of a trade name, trademark, or customer relationships is less than its carrying value, an impairment loss will be recognized in an amount equal to the difference.

We cannot predict the occurrence of certain future events that might adversely affect the reported value of goodwill and/or the other intangible assets. Such events include, but are not limited to strategic decisions made in response to economic and competitive conditions, the impact of the economic environment on our customer base and material adverse effects in relationships with significant customers.

Property, Plant and Equipment

Property, plant and equipment of our management consulting business and any businesses that we may acquire in the future will be recorded at fair value and property, plant and equipment subsequently purchased by our businesses will be recorded at cost. Depreciation on property, plant and equipment will be computed using the straight-line method over the estimated useful lives of the property, plant and equipment. The useful lives of property, plant and equipment are determined based upon historical experience and the anticipated use of the property, plant and equipment based upon our current plans. Useful lives represent the periods the assets are expected to remain in service assuming normal routine maintenance. We will review the estimated useful lives assigned to property, plant and equipment when experience suggests that they may have changed from our initial assessment. Factors that lead to such a conclusion may include physical observation of asset usage, examination of realized gains and losses on asset disposals and consideration of current market trends such as technological obsolescence or change in market demand.

We will perform impairment reviews of property, plant and equipment when events or circumstances indicate that the value of the assets may be impaired. Indicators include operating or cash flow losses, significant decreases in market value or changes in the long-lived assets' physical condition. When indicators of impairment are present, management will need to determine whether the sum of the undiscounted future cash flows estimated to be generated by the potentially impaired assets is less than the carrying amount of those assets. In this circumstance, the impairment loss will be recognized equal to the amount by which the carrying amount of the assets exceeds their fair value. The estimates of both the undiscounted future cash flows and the fair values of assets require the use of complex models, which are produced based upon numerous assumptions and estimates by management. In certain circumstances, experts may be utilized to assist management in measuring the impairment loss associated with property, plant and equipment.

Stock Equity-Based Compensation

ASC 718 Compensation-Stock Compensation, sets accounting requirements for “share-based” compensation to employees and requires companies to recognize in the income statement the grant-date fair value of the stock options and other equity-based compensation. 1847 Management did not have any stock equity-based compensation. It is our company’s policy to account for equity-based compensation in accordance with ASC 718.

Recent Accounting Pronouncements

1847 Holdings, LLC does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the company's results of operations, financial position or cash flow.

Our Company

Net Sales

We do not plan to generate sales apart from those generated by our management consulting business and those other businesses that we may acquire in the future. However, we plan on generating interest income on the investment of available funds. The amount of investment income will be dependent upon the available funds and may vary significantly from period to period. Our investment in our management consulting business and in future businesses that we may acquire will be in the form of loans from our company to our management consulting business, as well as equity contributions to that business. Cash flow coming to us will be the result of interest and principal payments on those loans and potentially dividends. However, these loans will be eliminated in consolidation in accordance with GAAP.

Expenses

Our operating expenses will primarily consist of cost of professional services and for other fees, costs and expenses. These other expenses will include the cost of audits, Sarbanes-Oxley compliance costs, directors and officers insurance premiums paid, and tax preparation services. We estimate that our company's incremental operating expenses will be approximately $100,000 during our first full year of operation.

In addition to the incremental operating expenses discussed above, pursuant to the management services agreement, our company will pay our manager a quarterly management fee equal to 0.5% (2.0% annualized) of our adjusted net assets, which is defined in the management services agreement. By amendment to the management services agreement, in lieu of paying a quarterly management fee under the management services agreement based upon the adjusted net assets of our management consulting business, we will pay our manager a flat quarterly fee equal to $43,750. This amendment only applies to our management consulting business and will not apply to any businesses that we acquire in the future. The amount of the management fee payable will be reduced by the aggregate amount of any offsetting management fees, if any, received by our manager from any of the businesses that we may acquire in the future. As part of its business strategy, our company does intend to acquire additional businesses (we have not entered into any letters of intent nor have we currently identified any specific businesses to acquire). We intend to finance our acquisition strategy primarily through a combination of using the funds raised in the offering, issuing new equity and incurring debt as well as cash generated by operations. Therefore, the net adjusted assets, and the management fee, may fluctuate from quarter to quarter due to acquisitions or dispositions of our businesses and performance of our businesses. The growth in the adjusted net assets as defined in the management services agreement will, most likely, increase due to these acquisitions and will increase the management fee regardless of whether such acquisitions contribute positively to our net income. As a result, we anticipate that the management fee will represent a significant percentage of our net income following the acquisition by us of businesses in the future. See the section entitled “Our Manager—Our Manager as a Service Provider—Management Fee” for more information about the calculation, an example of such calculation and payment of the management fee and the specific definitions of the terms used in such calculation.

Financial Condition, Liquidity and Capital Resources

Following this offering, we will generate cash on an ongoing basis from our management consulting business in addition to any dividends received from our future businesses. We intend to raise funds for additional acquisitions primarily through debt financing at our company level, additional equity offerings, the sale of all or a part of our businesses or by undertaking a combination of any of the above. In addition to acquiring businesses, we expect to sell businesses that we own from time to time when attractive opportunities arise.

Our primary use of funds will be for public company expenses including cash distributions to our shareholders, investments in future acquisitions, payments to our manager pursuant to the management services agreement, potential payment of profit allocation to our manager and potential put price to our manager in respect of the allocation shares it owns. The management fee, expenses, potential profit allocation and potential put price are paid before distributions to shareholders and may be significant and exceed the funds held by our company, which may require our company to dispose of assets or incur debt to fund such expenditures. See the section entitled “Our Manager” for more information concerning the management fee, the profit allocation and put price.

The amount of management fee paid to our manager by our company is reduced by the aggregate amount of any offsetting management fees, if any, received by our manager from any of our businesses. As a result, the management fee paid to our manager may fluctuate from quarter to quarter. The amount of management fee paid to our manager may represent a significant cash obligation and will be senior in right to payments of distributions to our shareholders. In this respect, the payment of the management fee will reduce the amount of cash available for distribution to shareholders. See the section entitled “Our Manager—Our Manager as a Service Provider—Management Fee” for more information on the calculation of the management fee.

Our manager, as holder of 100% of our allocation shares, is entitled to receive a 20% profit allocation as a form of preferred equity distribution that is subject to an annual hurdle rate of 8.0% with respect to distributions to our shareholders. The determination of the amount of profit allocation is dependent on a number of factors, including the amount of distributions to our shareholders, the operating results of our businesses and the market value of our common shares outstanding. We cannot determine the amount of profit allocation that will be paid to our manager because the factors impacting the determination of the profit allocation cannot be estimated or predicted with any degree of certainty. As an initial matter, these factors will fluctuate substantially during the period prior to the first calculation of profit allocation and, therefore, these factors will fluctuate from quarter to quarter. These fluctuations will significantly impact the amount of profit allocation to be paid to our manager. The amount of profit allocation may represent a significant cash payment and is senior in right to payments of distributions to our shareholders. Therefore, the amount of profit allocation paid, when paid, will reduce the amount of cash available to our company for its operating and investing activities, including future acquisitions. See the section entitled “Our Manager—Our Manager as an Equity Holder—Manager’s Profit Allocation” for more information on the calculation of the profit allocation.

Our operating agreement also contains a supplemental put provision, which gives our manager the right, subject to certain conditions, to cause our company to purchase the allocation shares then owned by our manager upon termination of the management services agreement. The amount of put price under the supplemental put provision is conceptually based on the formulation of profit allocation and is generally intended to provide our manager with a right to receive 20% of the value of our company upon sale of the allocation shares determined by reference to the value distributed to or otherwise realized by our shareholders. As is the case with profit allocation, the calculation of the put price is complex and based on many factors that cannot be predicted with any certainty at this time. See the section entitled “Our Manager—Our Manager as an Equity Holder—Supplemental Put Provision” for more information on the calculation of the put price. The put price obligation, if the manager exercises its put right, will represent a significant cash payment and is senior in right to payments of distributions to our shareholders. Therefore, the amount of put price will reduce the amount of cash available to our company for its operating and investing activities, including future acquisitions.

Dividend and Distribution Policy

We intend to pursue a policy of making regular distributions on our outstanding common shares after we acquire a platform business that has sufficient cash flow to permit us to make regular distributions. Our policy is based on the liquidity and capital of our businesses and on our intention to pay out as distributions to our shareholders the majority of cash resulting from the ordinary operation of the businesses, and not to retain significant cash balances in excess of what is prudent for our company or our businesses, or as may be prudent for the consummation of attractive acquisition opportunities.

Our company anticipates using such cash received to make debt repayments, pay operating expenses, including the management fee, and to make distributions. We may use such cash from the capital resources of our company to pay distributions. See the section entitled “Material U.S. Federal Income Tax Considerations” for more information about the tax treatment of distributions to our shareholders.

Our ability to pay distributions may be constrained by our operating expenses, which include the management fee to be paid to our manager pursuant to the management services agreement. Other constraints on our ability to pay distributions include unknown liabilities, government regulations, financial covenants of the debt of our company, funds needed for acquisitions and to satisfy short- and long-term working capital needs of our businesses, or if the businesses that we may acquire in the future do not generate sufficient earnings and cash flow to support the payment of such distributions. In particular, we may incur additional debt in the future to acquire new businesses, which debt will have additional debt commitments, which must be satisfied before we can make distributions. These factors could affect our ability to continue to make distributions, in the initial quarterly per share amounts or at all.

Our manager owns 100% of the allocation shares in our company, which generally will entitle our manager to receive a 20% profit allocation as a form of preferred equity distribution, subject to an annual hurdle rate of 8.0%, which is applicable to our distributions to our shareholders. Accordingly, the cash flow available for distribution to shareholders will be reduced by the payment of profit allocation to our manager. See the section entitled “Our Manager—Our Manager as an Equity Holder—Manager’s Profit Allocation” for more information about the profit allocation.

In addition, our operating agreement contains a supplemental put provision pursuant to which our manager has the right to cause our company to purchase the allocation shares then owned by our manager upon termination of the management services agreement. Our company's obligations under the supplemental put provision are absolute and unconditional. In addition, the supplemental put provision places certain additional obligations on our company upon exercise of our manager's put right until such time as our company’s obligations under the supplemental put provision have been satisfied, including limitations on declaring and paying any distributions. See the section entitled “Our Manager—Our Manager as an Equity Holder—Supplemental Put Provision” for more information.

Contractual Obligations

We have engaged our manager to manage the day-to-day operations and affairs of our company. Our relationship with our manager will be governed principally by the following agreements:

•	the management services agreement relating to the management services our manager will perform for us and the businesses we own and the management fee to be paid to our manager in respect thereof; and

•
our company’s operating agreement setting forth our manager’s rights with respect to the allocation shares it owns, including the right to receive profit allocations from our company, and the supplemental put provision relating to our manager's right to cause our company to purchase the allocation shares it owns.

Pursuant to the management services agreement that we entered into with our manager, our manager will have the right to cause our company to purchase the allocation shares then owned by our manager upon termination of the management services agreement. The redemption value of the allocation shares will be recorded outside of permanent equity in the mezzanine section of the balance sheet. We will recognize any change in the redemption value of the allocation shares by recording a dividend between net income and net income available to common shareholders. The amount recorded for the allocation shares is largely related to the fair value of the profit allocation that our manager, as holder of the allocation shares, will receive. The carrying value of the allocation shares will represent an estimate of the amounts to ultimately be paid to our manager, whether as a result of the occurrence of one or more of the various trigger events or upon the exercise of the supplemental put provision contained in our operating agreement following the termination of the management services agreement. See the section entitled “Our Manager—Our Manager as an Equity Holder—Supplemental Put Provision” for more information about this agreement.

We also expect that our manager will enter into offsetting management services agreements, transaction services agreements and other agreements, in each case, with some or all of the businesses that we acquire in the future. See the sections entitled "Management Services Agreement" and "Our Manager" for information about these and other agreements our company intends to enter into with our manager.

Plan of Operation

We believe that we must raise at least $60,000 in order to sustain operations for at least 12 months. However if we are unable to successfully identify and acquire a platform business that generates cash flow we may quickly use up the proceeds from this offering.

To meet our need for cash we are attempting to raise money from this offering. We believe that we will be able to raise enough money through this offering to run our operations but we cannot guarantee this. If we are unable to successfully identify and acquire a platform business that generates sufficient cash flow in the near future we may quickly use up the proceeds from this offering and will need to find alternative sources. At the present time, we have not made any arrangements to raise additional cash, other than through this offering.

Upon completion of our public offering, which may take up to 180 days or more, our specific goal is to try to identify and acquire a profitable platform business.

Our plan of operations is as follows:

Twelve-Month Plan of Operation

First Month

Action	Estimated Cost
Marketing, advertising	$13,000
Salaries (assistants and analysts)	$9,167
Rent	$2,000
Other running expenses	$5,000

Second Month

Action	Estimated Cost
Marketing, advertising	$13,000
Salaries (assistants and analysts)	$9,167
Rent	$2,000
Other running expenses	$5,000

Third Month

Action	Estimated Cost
Marketing, advertising	$13,000
Salaries (assistants and analysts)	$9,167
Rent	$2,000
Other running expenses	$5,000

Fourth Month

Action	Estimated Cost
Marketing, advertising	$13,000
Salaries (assistants and analysts)	$9,167
Rent	$2,000
Other running expenses	$5,000

Fifth Month

Action	Estimated Cost
Marketing, advertising	$13,000
Salaries (assistants and analysts)	$9,167
Rent	$2,000
Other running expenses	$5,000

Sixth Month

Action	Estimated Cost
Marketing, advertising	$13,000
Salaries (assistants and analysts)	$9,167
Rent	$2,000
Other running expenses	$5,000

Seventh Month

Action	Estimated Cost
Marketing, advertising	$13,000
Salaries (assistants and analysts)	$9,167
Rent	$2,000
Other running expenses	$5,000

Eighth Month

Action	Estimated Cost
Marketing, advertising	$13,000
Salaries (assistants and analysts)	$9,167
Rent	$2,000
Other running expenses	$5,000

Ninth Month

Action	Estimated Cost
Marketing, advertising	$13,000
Salaries (assistants and analysts)	$9,167
Rent	$2,000
Other running expenses	$5,000

Tenth Month

Action	Estimated Cost
Marketing, advertising	$13,000
Salaries (assistants and analysts)	$9,167
Rent	$2,000
Other running expenses	$5,000

Eleventh Month

Action	Estimated Cost
Marketing, advertising	$13,000
Salaries (assistants and analysts)	$9,167
Rent	$2,000
Other running expenses	$5,000

Twelfth Month

Action	Estimated Cost
Marketing, advertising	$13,000
Salaries (assistants and analysts)	$9,167
Rent	$2,000
Other running expenses	$5,000

Public Offering

We expect to complete our public offering within 180 days after the declaration of effectiveness of our registration statement by the Securities and Exchange Commission. We intend to concentrate our efforts on raising capital during this period. Our operations will be limited due to the limited amount of funds on hand.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Limited Operating History

There is no historical financial information about us upon which to base an evaluation of our performance. We are in start-up stage operations and have not generated a significant amount of revenues. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns due to price and cost increases in services and products.

Results of Operations

Since inception on January 22, 2013 to December 31, 2013, we incorporated our company, we have prepared our business plan and entered into acquisition agreements with our controlling shareholder.

Acquisitions

On September 15, 2013, 1847 Management Services, Inc., the Company's wholly owned subsidiary, acquired a 50% interest in each of PPI Management Group, LLC and Christals Management LLC from our Chief Executive Officer and controlling shareholder, Ellery W. Roberts. In connection with the acquisition of such equity interests from Mr. Roberts, we issued to Mr. Roberts 875,000 of our common shares pursuant to a securities purchase agreement. The agreements are filed as exhibits to this registration statement.

Operating loss

Our loss since inception is $26,674 for administrative costs and professional fees primarily related to due diligence costs of an investment previously considered by the Company. We have not meaningfully commenced our proposed business operations and will not do so until we have completed this offering.

Management fee revenue amounted to $43,750 and administrative and professional fees amounted to $44,956 and $25,468, respectively, for the period from January 22, 2013 (inception) through December 2013.

Liquidity and Capital Resources of our Management Consulting Business

As of December 31, 2013, we had $0 cash and our liabilities were $38,543, comprising $15,075 owed to Ellery W. Roberts, our Chief Executive Officer and Chairman.

Since inception, we have sold 875,000 common shares to our Chief Executive Officer and Chairman, in exchange for a 50% equity interest in each of PPI Management and Christals Management. In addition, on September 15, 2013, we entered into a restricted stock purchase agreement with two consultants to the Company. Pursuant to this Agreement, the consultants received a total of 150,000 common shares in consideration for services provided and to be provided to the Company. The common shares issued to the consultants are subject to forfeiture until vested. These common shares vest in equal monthly installments over a period of twelve months ending on September 1, 2014. If the consultants are terminated by the Company before all common shares are vested, then the unvested common shares will be automatically cancelled.

To meet our need for cash we are attempting to raise money from this offering. We cannot guarantee that we will be able to sell all the shares required. If we are successful, any money raised will be applied to the items set forth in the Use of Proceeds section of this prospectus. We will attempt to raise the necessary funds to proceed with all phases of our plan of operation. The sources of funding we may consider to fund this work include a public offering, a private placement of our securities or loans from our Chief Executive Officer and Chairman.

If we were unable to raise sufficient funds in this offering, we would seek capital from other sources such as taking loans, which would likely not even be possible for our company. However, if such financing were available, because we are a development stage company, we would likely have to pay additional costs associated with high risk loans and be subject to an above market interest rate. At such time these funds are required, management would evaluate the terms of such debt financing. If our company cannot raise additional proceeds via a private placement of its equity or debt securities, or secure a loan, we would be required to cease business operations. As a result, investors would lose all of their investment.

Our auditors have issued a “going concern” opinion, meaning that there is substantial doubt if we can continue as an on-going business for the next twelve months unless we are successful in acquiring a platform business that has sufficient cash flows or we obtain additional capital. No substantial revenues are anticipated until we have completed the financing from this offering and implemented our plan of operations. Our only source for cash at this time is revenues generated by our indirect subsidiaries PPI Management and Christals Management and investments by others in this offering. We must raise cash to implement our strategy and stay in business. The amount of the offering will likely allow us to operate for at least one year and have the capital resources required to cover the material costs with becoming a publicly reporting. The company anticipates over the next 12 months the cost of being a reporting public company will be approximately $30,000.

Should our company fail to sell all the common shares under this offering our company would be forced to scale back or abort completely the implementation of our 12-month plan of operation.

OUR BUSINESS

Overview

We are a development stage company currently operating a consulting and advisory services business with plans to acquire additional small to medium size businesses in a variety of different industries. Through our structure, we plan to offer investors an opportunity to participate in the ownership and growth of a portfolio of businesses that traditionally have been owned and managed by private equity firms, private individuals or families, financial institutions or large conglomerates. We believe that our management and acquisition strategies will allow us to achieve our goals of growing distributions to our shareholders and increasing shareholder value over time.

We will seek to acquire controlling interests in businesses that we believe operate in industries with long-term macroeconomic growth opportunities, and that have positive and stable earnings and cash flows, face minimal threats of technological or competitive obsolescence and have strong management teams largely in place. We believe that private company operators and corporate parents looking to sell their businesses will consider us an attractive purchaser of their businesses. We will also seek to acquire under-managed or under-performing businesses that we believe can be improved under the guidance of our management team and the management teams of the businesses that we will acquire in the future. We expect to improve our businesses over the long term through organic growth opportunities, add-on acquisitions and operational improvements.

As an initial step in our plan to acquire small to medium size businesses in a variety of different industries our newly formed subsidiary, 1847 Management, acquired a 50% interest in each of PPI Management and Christals Management from our Chief Executive Officer and controlling shareholder, Ellery W. Roberts. In connection with the acquisition of such equity interests from Mr. Roberts, we issued to Mr. Roberts 875,000 of our common shares pursuant to a securities purchase agreement, dated September 15, 2013, between our company and Mr. Roberts. Each of PPI Management and Christals Management are management consulting and advisory firms.

As a result of the acquisition by 1847 Management of 50% of the equity interests in each of PPI Management and Christals Management from Mr. Roberts, we operate a consulting and advisory services business focused on providing management consulting, finance, marketing, operational and strategic planning, relationship access, corporate development and merger and acquisition analysis services. We refer to the management consulting business operated by 1847 Management and its subsidiaries, PPI Management and Christals Management, as our management consulting business.

PPI Management acts as an advisor to PPI Acquisition pursuant to an advisory agreement with PPI Acquisition. Under the advisory agreement, PPI Management provides PPI Acquisition and its subsidiary, Pawn Plus, with management and consulting services in consideration for an advisory fee. Similarly, Christals Management acts as an advisor to Peekay pursuant to an advisory agreement with Peekay. The Christals advisory agreement is very similar to the PPI Management advisory agreement. Under the Christals advisory agreement, Christals Management provides Peekay and its subsidiaries with the same kind of management and consulting services that PPI Management provides to PPI Acquisition and Pawn Plus and Christals Management also receives fees for providing these services. To date, our management consulting business has not generated significant revenues.

Mr. Roberts is a manager of each of PPI Management and Christals Management and is primarily responsible for providing consulting and advisory services to the clients of PPI Management and Christals Management. In an attempt to minimize future conflicts of interest involving the splitting of Mr. Roberts business time, Mr. Roberts and the board of directors of our company determined that it would be in the best interests of our company to acquire such interests in PPI Management and Christals Management so that our company can operate such management consulting and advisory businesses and so Mr. Roberts’s business time will not be diverted away from the business and affairs of our company. Although we expect to continue to operate these businesses and generate revenues therefrom, we do not intend to expand our management consulting business by seeking new clients at this time. Instead, we plan to focus all of our efforts (other than efforts necessary to operate PPI Management and Christals Management) on identifying a platform acquisition, raising capital necessary to consummate a platform acquisition after it is identified, and completing a platform acquisition after the necessary capital is raised.

We believe that becoming a public reporting company and having our shares quoted on the Over-The-Counter Bulletin Board will facilitate our ability to raise capital to acquire a target acquisition in the future. We hope to have a market maker file an application with FINRA for our common shares to be eligible for trading on the Over-The-Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application. There can be no assurance that our common shares will ever be listed or quoted on a stock exchange or a quotation service or that any market for our stock will develop.

If we successfully become a public reporting company and if our common shares are quoted on the Over-The-Counter Bulletin Board in the future, we believe that we will be able to raise capital to acquire businesses that we may target in the future. In such instance, we would attempt to enter into a binding acquisition agreement with the targeted company that conditions our obligations thereunder on our ability to raise capital to consummate the acquisition. We would attempt to obtain the exclusive right to acquire the targeted company for a period of time sufficient to allow us to raise the necessary capital. This methodology is consistent with the method previously used by our Chief Executive Officer, Ellery W. Roberts, to acquire small to medium sized businesses in the past. For the last four years, Mr. Roberts has been operating as what is known as a “fundless sponsor” and during this period he was responsible for acquiring three businesses with an aggregate purchase price of $60 million. A fundless sponsor is an individual or group seeking acquisition candidates without having 100% of the equity financing in a committed private equity limited partnership or private equity “fund” required to complete the transaction up front (hence, they are “fundless”). Fundless sponsors raise the majority equity required to fund an acquisition after they have executed a letter of intent or definitive acquisition agreement with the targeted acquisition candidate and the closing of the acquisition transaction is predicated upon the buyer raising the requisite funds.

Our Manager

We have engaged our manager to manage the day-to-day operations and affairs of our company and to execute our strategy, as discussed below. Our Chief Executive Officer, Ellery W. Roberts, has approximately 19 years of experience in acquiring and managing small and middle market businesses. We believe the experience of Mr. Roberts in acquiring and managing diverse businesses of the size and general nature of those businesses that we plan to acquire will provide us with an advantage in executing our overall strategy. Mr. Roberts intends to devote a majority of his time to the affairs of our company.

Our manager owns 100% of the allocation shares of our company, for which it paid $1,000. Separately, our company and our manager have entered into a management services agreement pursuant to which our manager will manage the day-to-day operations and affairs of our company and will oversee the management and operations of our businesses. We will pay our manager a quarterly management fee for the services performed by our manager. In addition, our manager will receive a profit allocation with respect to its allocation shares in our company. See the section entitled “Our Manager” for further descriptions of the management fees and profit allocation to be paid to our manager. In consideration of our manager’s acquisition of the allocation shares, we agreed to the supplemental put provision in our operating agreement pursuant to which our manager shall have the right to cause our company to purchase the allocation shares upon termination of the management services agreement. See the section entitled “Our Manager—Our Manager as an Equity Holder—Supplemental Put Provision” for more information about the supplemental put provision.

Our company’s Chief Executive Officer, Mr. Roberts, is an employee of our manager and is seconded to our company. Our company will not have any other employees. Although Mr. Roberts is an employee of our manager, he reports directly to our company’s board of directors. The management fee paid to our manager will cover all expenses related to the services performed by our manager. See the section entitled “Our Manager—Our Manager as a Service Provider” for more information about the expenses reimbursed by our company and “Management” for more information about our Chief Executive Officer.

Market Opportunity

We will seek to acquire and manage small to middle market businesses. We characterize small to middle market businesses as those that generate annual cash flows of up to $10 million. We believe that the merger and acquisition market for small to middle market businesses is highly fragmented and provides more opportunities to purchase businesses at attractive prices. For example, according to Pitchbook, during the twelve-month period ended December 31, 2012, businesses that sold for less than $50 million were sold for a median of approximately 6.1 times the trailing twelve months of EBIDTA as compared to a median of approximately 7.5 times EBITDA for businesses that were sold for over $100 million. We believe that the following factors contribute to lower acquisition multiples for small to middle market businesses:

•	there are fewer potential acquirers for these businesses;

•	third-party financing generally is less available for these acquisitions;

•	sellers of these businesses frequently consider non-economic factors, such as continuing board membership or the effect of the sale on their employees; and

•	these businesses are less frequently sold pursuant to an auction process.

We believe that our management team’s strong relationship with business brokers, investment and commercial bankers, accountants, attorneys and other potential sources of acquisition opportunities offers us substantial opportunities to purchase small to middle market businesses.

We also believe that significant opportunities exist to augment the management teams and improve the performance of the businesses upon their acquisition. In the past, our Chief Executive Officer has acquired businesses that are often formerly owned by seasoned entrepreneurs or large corporate parents. In these cases, our Chief Executive Officer has frequently found that there have been opportunities to further build upon the management teams of acquired businesses beyond those in existence at the time of acquisition. In addition, our Chief Executive Officer has frequently found that financial reporting and management information systems of acquired businesses may be improved, both of which can lead to substantial improvements in earnings and cash flow. Finally, because these businesses tend to be too small to have their own corporate development efforts, we believe opportunities exist to assist these businesses in meaningful ways as they pursue organic or external growth strategies that were often not pursued by their previous owners.

Our Strategy

Our long-term goal is to begin making and growing distributions to our shareholders and to increase shareholder value over the long-term. Although we expect to continue to operate our management consulting business and we expect that our management consulting business will generate revenues for our company, we do not intend to grow our management consulting business through new engagements or otherwise. We acquired our management consulting business primarily so that the time that Mr. Roberts spends on business activities outside of our company would be minimized. We now plan to focus on acquiring other businesses. We believe that the scale and scope of these businesses will give us a base of cash flow from which to build our company. Our management consulting business alone will not allow us to generate distributions to our shareholders and we will only be able to make distributions to our shareholders if we acquire businesses in the future with sufficient cash flows to permit distributions to our shareholders. Therefore, we intend to identify, perform due diligence on, negotiate and consummate platform acquisitions of small to middle market businesses in attractive industry sectors.

Management Strategy

Our management strategy involves the identification, performance of due diligence, negotiation and consummation of acquisitions. After acquiring a company we will attempt to grow the company both organically and through add-on or bolt-on acquisitions. Add-on or bolt-on acquisitions are acquisitions by a company of other companies in the same industry. Following the acquisition of companies, we will seek to grow the earnings and cash flow of acquired companies and, in turn, grow distributions to our shareholders and to increase shareholder value. We believe we can increase the cash flows of our businesses by applying our intellectual capital to continually improve and grow our future businesses.

We will seek to acquire and manage small to middle market businesses, which we generally characterize as those that generate annual cash flow of up to $10 million. We believe that the merger and acquisition market for small to middle market businesses is highly fragmented and provides opportunities to purchase businesses at attractive prices. We also believe, and our management team has historically found, that significant opportunities exist to improve the performance and augment the management teams of these businesses upon their acquisition.

In general, our manager will oversee and support the management team of our future platform businesses by, among other things:

•	recruiting and retaining talented managers to operate our future businesses by using structured incentive compensation programs, including minority equity ownership, tailored to each business;

•
regularly monitoring financial and operational performance, instilling consistent financial discipline, and supporting management in the development and implementation of information systems to effectively achieve these goals;

•	assisting management of our businesses in their analysis and pursuit of prudent organic growth strategies;

•	identifying and working with management to execute on attractive external growth and acquisition opportunities;

•	identifying and executing operational improvements and integration opportunities that will lead to lower operating costs and operational optimization;

•	providing the management teams of our future businesses the opportunity to leverage our experience and expertise to develop and implement business and operational strategies; and

•	forming strong subsidiary level boards of directors to supplement management in their development and implementation of strategic goals and objectives.

We also believe that our long-term perspective provides us with certain additional advantages, including the ability to:

•
recruit and develop talented management teams for our future businesses that are familiar with the industries in which our future businesses operate and will generally seek to manage and operate our future businesses with a long-term focus, rather than a short-term investment objective;

•	focus on developing and implementing business and operational strategies to build and sustain shareholder value over the long term;

•	create sector-specific businesses enabling us to take advantage of vertical and horizontal acquisition opportunities within a given sector;

•	achieve exposure in certain industries in order to create opportunities for future acquisitions; and

•	develop and maintain long-term collaborative relationships with customers and suppliers.

We intend to continually increase our intellectual capital as we operate our businesses and acquire new businesses and as our manager identifies and recruits qualified operating partners and managers for our businesses.

Acquisition Strategy

Our acquisition strategy involves the acquisition of businesses that we expect will produce stable growth in earnings and cash flows, as well as attractive returns on our investment. In this respect, we expect to make acquisitions in industries if we believe an acquisition presents an attractive opportunity. We believe that attractive opportunities will increasingly present themselves as private sector owners seek to monetize their interests in longstanding and privately-held businesses and large corporate parents seek to dispose of their “non-core” operations.

We expect to benefit from our manager’s ability to identify diverse acquisition opportunities in a variety of industries. In addition, we intend to rely upon our Chief Executive Officer’s experience and expertise in researching and valuing prospective target businesses, as well as negotiating the ultimate acquisition of such target businesses. In particular, because there may be a lack of information available about these target businesses, which may make it more difficult to understand or appropriately value such target businesses, we expect our manager will:

•	engage in a substantial level of internal and third-party due diligence;

•	critically evaluate the management team;

•	identify and assess any financial and operational strengths and weaknesses of any target business;

•	analyze comparable businesses to assess financial and operational performances relative to industry competitors;

•	actively research and evaluate information on the relevant industry; and

•	thoroughly negotiate appropriate terms and conditions of any acquisition.

We expect the process of acquiring new businesses to be time-consuming and complex. Our Chief Executive Officer historically has taken from 2 to 24 months to perform due diligence, negotiate and close acquisitions. Although we expect our Chief Executive Officer to be at various stages of evaluating several transactions at any given time, there may be significant periods of time during which he does not recommend any new acquisitions to us.

Upon acquisition of a new business, we intend to rely on our Chief Executive Officer’s experience and expertise to work efficiently and effectively with the management of the new business to jointly develop and execute a business plan.

While we will primarily seek to acquire controlling interests in a business, we may also acquire non-control or minority equity positions in businesses where we believe it is consistent with our long-term strategy.

As discussed in more detail below, we intend to raise capital for additional acquisitions primarily through debt financing at our company level, additional equity offerings by our company, the sale of all or a part of our businesses or by undertaking a combination of any of the above.

In addition to acquiring businesses, we expect to also sell businesses that we own from time to time when attractive opportunities arise. Our decision to sell a business will be based on our belief that the return on the investment to our shareholders that would be realized by means of such a sale is more favorable than the returns that may be realized through continued ownership and will be consistent with the disposition criteria to be established by our company’s board of directors from time to time. Upon the sale of a business, we may use the resulting proceeds to retire debt or retain proceeds for future acquisitions or general corporate purposes. Generally, we do not expect to make special distributions at the time of a sale of one of our businesses; instead, we expect that we will seek to gradually increase shareholder distributions over time.

Strategic Advantages

Based on the experience of our Chief Executive Officer and his ability to identify and negotiate acquisitions, we expect to be strongly positioned to acquire additional businesses. Our Chief Executive Officer has strong relationships with business brokers, investment and commercial bankers, accountants, attorneys and other potential sources of acquisition opportunities. In negotiating these acquisitions, we believe our Chief Executive Officer will be able to successfully navigate complex situations surrounding acquisitions, including corporate spin-offs, transitions of family-owned businesses, management buy-outs and reorganizations.

We expect that the flexibility, creativity, experience and expertise of our Chief Executive Officer in structuring transactions will provide us with strategic advantages by allowing us to consider non-traditional and complex transactions tailored to fit a specific acquisition target.

Our Chief Executive Officer also has a large network of deal intermediaries who we expect to expose us to potential acquisitions. Through this network, we expect to have a substantial pipeline of potential acquisition targets. Our Chief Executive Officer also has a well-established network of contacts, including professional managers, attorneys, accountants and other third-party consultants and advisors, who may be available to assist us in the performance of due diligence and the negotiation of acquisitions, as well as the management and operation of our businesses once acquired.

Valuation and Due Diligence

When evaluating businesses or assets for acquisition, we will perform a rigorous due diligence and financial evaluation process. In doing so, we will seek to evaluate the operations of the target business as well as the outlook for the industry in which the target business operates. While valuation of a business is, by definition, a subjective process, we will be defining valuations under a variety of analyses, including:

•	discounted cash flow analyses;

•	evaluation of trading values of comparable companies;

•	expected value matrices;

•	assessment of competitor, supplier and customer environments; and

•	examination of recent transactions.

One outcome of this process is an effort to project the expected cash flows from the target business as accurately as possible. A further outcome is an understanding of the types and levels of risk associated with those projections. While future performance and projections are always uncertain, we believe that with a detailed due diligence review, future cash flows may be better estimated and the prospects for operating the business in the future better evaluated. To assist us in identifying material risks and validating key assumptions in our financial and operational analysis, in addition to our own analysis, we intend to engage third-party experts to review key risk areas, including legal, tax, regulatory, accounting, insurance and environmental. We may also engage technical, operational or industry consultants, as necessary.

A further critical component of the evaluation of potential target businesses will be the assessment of the capability of the existing management team, including recent performance, expertise, experience, culture and incentives to perform. Where necessary, and consistent with our management strategy, we will actively seek to augment, supplement or replace existing members of management who we believe are not likely to execute the business plan for the target business. Similarly, we will analyze and evaluate the financial and operational information systems of target businesses and, where necessary, we will actively seek to enhance and improve those existing systems that are deemed to be inadequate or insufficient to support our business plan for the target business.

Financing

We will finance future acquisitions primarily through additional equity and debt financings. We believe that having the ability to finance most, if not all, acquisitions with the general capital resources raised by our company, rather than financing relating to the acquisition of individual businesses, provides us with an advantage in acquiring attractive businesses by minimizing delay and closing conditions that are often related to acquisition-specific financings. In this respect, we believe that, at some point in the future, we may need to pursue additional debt or equity financings, or offer equity in our company or target businesses to the sellers of such target businesses, in order to fund acquisitions.

Corporate Structure

Our company is a Delaware limited liability company formed on January 22, 2013. Your rights as a holder of common shares, and the fiduciary duties of our directors and executive officers, and any limitations relating thereto, are set forth in the operating agreement, and may differ from those applying to a Delaware corporation. However, the operating agreement specifies that the duties of its directors and officers will be generally consistent with the duties of directors and officers of a Delaware corporation.

In addition, investors in this offering will be shareholders in our company, which is a limited liability company, and, as such, will be subject to U.S. federal income tax under the partnership income tax provisions. Generally, under the U.S. federal partnership income tax provisions, our company will not be subject to federal income tax liability, although it would be required to file an annual information return with the Internal Revenue Service, or IRS. Instead, each of our shareholders will be required to report on his or her annual federal income tax return his or her allocable share of company income, gain, loss, deduction, credit and tax preferences. As part of our company’s annual information return, our company also will file with the IRS and issue to you a Schedule K-1 that describes your annual allocable share of our company’s income, gain, loss, deduction, and other items. As a holder of common shares, you may not receive cash distributions sufficient in amount to cover potential taxes in respect of your allocable share of our company’s net taxable income. The U.S. federal income tax rules that apply to partnerships are complex, and complying with the reporting requirements may require significant time and expense. See the section entitled “Material U.S. Federal Income Tax Considerations” for more information.

Our company has two classes of limited liability company interests—the common shares, which are being offered in this offering, and the allocation shares, all of which have been and will continue to be held by our manager. See the section entitled “Description of Shares” for more information about the common shares and allocation shares.

Our board of directors will oversee the management of our company and our businesses and the performance by our manager. Initially, our board of directors is comprised of three directors, all of whom have been appointed by our manager, as holder of the allocation shares, and at least one of whom is an independent director. Following this initial appointment, two of the directors will be elected by our shareholders.

As holder of the allocation shares, our manager will have the continuing right to appoint one member to our board of directors for every four (4) members constituting the entire board of directors at any time. Appointed directors will not be required to stand for election by our shareholders. See the section entitled “Description of Shares—Appointed Directors” for more information about our manager's right to appoint a director.

Emerging Growth Company Status

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•
comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on- frequency;” and

•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

OUR MANAGEMENT CONSULTING BUSINESS

On September 15, 2013 our newly formed subsidiary, 1847 Management, acquired a 50% equity interest in each of PPI Management and Christals Management from our Chief Executive Officer, President, Chief Financial Officer, and Chairman, Ellery W. Roberts, and we issued to Mr. Roberts 875,000 common shares (85.4%) of our common shares in consideration therefor.

Through our subsidiary, 1847 Management, and our indirect subsidiaries, PPI Management and Christals Management, we operate a consulting and advisory services business focused on providing management consulting, finance, marketing, operational and strategic planning, relationship access, corporate development and merger and acquisition analysis services. PPI Management acts as an advisor to PPI Acquisition pursuant to an advisory agreement with PPI Acquisition. Under the advisory agreement, PPI Management provides PPI Acquisition and its subsidiary, Pawn Plus, with management and consulting services in consideration for an advisory fee. Similarly, Christals Management acts as an advisor to Peekay, pursuant to an advisory agreement with Peekay. The Christals advisory agreement is very similar to the PPI Management advisory agreement. Under the Christals advisory agreement, Christals Management provides Peekay and its subsidiaries with the same kind of management and consulting services that PPI Management provides to PPI Acquisition and Pawn Plus and Christals Management also receives fees for providing these services. To date, our management consulting business has not generated significant revenues.

Advisory Agreements

Each of PPI Management and Christals Management are parties to advisory agreements with the companies that they advise. Following is a summary of the respective advisory agreements.

PPI Management Advisory Agreement

On December 31, 2012, PPI Management entered into an advisory agreement with PPI Acquisition. PPI Acquisition owns Pawn Plus. Pawn Plus was founded in 1993 and operates five full-service pawn facilities spread across four counties in southeastern Pennsylvania. Pawn Plus makes collateralized loans, buys gold jewelry and previously owned merchandise from the public, and derives revenues through the resale of these items in its retail locations and by converting gold through the refining process into revenue. Additionally, Pawn Plus purchases new and refurbished merchandise directly from vendors for resale in its stores.

Under the advisory agreement, PPI Management was retained as a consultant to render management and consulting services to PPI Acquisition and its subsidiary, Pawn Plus. The services to be performed by PPI Management include management, finance, marketing, operational and strategic planning, relationship access, corporate development and analysis of potential mergers and acquisitions. The advisory agreement has no specific term and either PPI Acquisition or PPI Management can terminate the advisory agreement upon notice to the other party at any time and for any reason or for no reason whatsoever. As compensation for the services provided by PPI Management, PPI Acquisition is required to pay PPI Management a fee equal to 5.75% of PPI Acquisition’s earnings before interest, taxes, depreciation and amortization, or EBITDA, payable as follows: (i) 3.75% of EBITDA for any fiscal quarter is payable quarterly in advance and (ii) the difference between 5.75% of EBITDA for any fiscal year and the aggregate quarterly payments previously paid with respect to fiscal quarters in such fiscal year, payable yearly in arrears. The advisory agreement also requires PPI Acquisition to reimburse PPI Management for all reasonable and documented out-of-pocket costs and expenses, including the fees and expenses of accountants, attorneys, third-party consultants and other advisors retained by PPI Management in connection with services rendered under the advisory agreement.

PPI Acquisition and certain of its affiliates are parties to a securities purchase agreement, or loan agreement, with certain lenders that impose restrictions on PPI Acquisition’s ability to make payments to PPI Management under certain circumstances. Specifically, no fees or other amounts owing under the advisory agreement can be paid by PPI Acquisition to PPI Management after the occurrence of a default or event of default under the loan agreement, until the agent for the lenders has agreed in writing that such default or event of default has been cured or remediated to the agent’s sole satisfaction. Furthermore, the total fee payable under the advisory agreement, consisting of the sum of quarterly payments and a yearly payment cannot exceed $250,000 for any fiscal year unless specifically approved by the lender’s agent. The agreement also has provisions that require PPI Management to return excess payments to the extent that the percentage of EBITDA paid to PPI Management exceeds the percentage of EBITDA required to be paid to PPI Management under the advisory agreement.

Christals Management Advisory Agreement

On December 31, 2012, Christals Management and CP IV SPV, LLC, or CP IV, entered into an advisory agreement with Peekay, pursuant to which each of Christals Management and CP IV, an entity that is not affiliated with Christals Management, our company or Mr. Roberts, were retained to provide advisory services to Peekay and its subsidiaries and affiliates. Peekay and its subsidiaries and affiliates operate a lingerie and adult gift business under the names Peekay and Christals. Christals was founded in 1993 as a retail company focused on offering lingerie, shoes, romantic gifts, massage oils, adult and gag gifts to spice up the lives of women and couples. Peekay and Christals operate nine stores in Texas, Tennessee and Iowa and a chain of 33 lingerie and sexual wellness stores under the Lovers, A Touch of Romance, and ConRev brands.

Under the advisory agreement, Christals Management was retained as a consultant to render management and consulting services to Peekay and its subsidiaries and affiliates. The services to be performed by Christals Management include management, finance, marketing, operational and strategic planning, relationship access, corporate development and analysis of potential mergers and acquisitions. The advisory agreement has no specific term and either Peekay or Christals Management may terminate the advisory agreement upon notice to the other party at any time and for any reason or for no reason whatsoever. As compensation for the services provided by Christals, Peekay paid Christals Management a one-time payment of $250,000 at the time the advisory agreement was entered into and is required to pay Christals Management an additional $250,000 for each fiscal year during the term. This management fee is payable quarterly, in advance, on the first day of each quarter during the term of the advisory agreement. The advisory agreement also requires Peekay to reimburse Christals Management for all reasonable and documented out-of-pocket costs and expenses, including the fees and expenses of accountants, attorneys, third-party consultants and other advisors retained by Christals Management in connection with services rendered under the advisory agreement.

Peekay and certain of its affiliates are parties to a financing agreement, or loan agreement, with certain lenders that impose restrictions on Peekay’s ability to make payments to Christals Management under certain circumstances. Specifically, the agent for the lenders may suspend payment of the management fee by written notice to Christals Management and Peekay as a result of the agent’s exercise of remedies under the financing agreement, which suspension would be effective concurrently with the delivery of such written notice. However, if the breach or other default giving rise to the suspension is cured, Peekay would be permitted to pay Christals Management again within five days thereof, including accrued, but unpaid fees.

Government Regulation

We do not believe that government regulation materially impacts our management consulting business directly with the exception of payroll taxes on the state and federal levels.

Intellectual Property

We do not own or license any material intellectual property in connection with the operation of our management consulting business.

Employees

As of September 2013, the only full time employee involved in our management consulting business is Ellery W. Roberts. Mr. Roberts spends approximately 90% of his business time on the business and affairs of our company. The balance of his business time is mostly spent on the business and affairs of our company generally (other than the business and affairs of our management consulting business).

DESCRIPTION OF PROPERTY

Our principal office is located at 590 Madison Avenue, 18th Floor, New York, NY 10022. Our office lease agreement’s initial term was from February 1, 2013 to April 30, 2013, and has been renewed for additional three-month periods since that term. The office lease is renewed automatically unless we provide written notice to the landlord. Our initial lease fees were a retainer deposit of $369, $468.00 for the first month and $369.00 for each subsequent month thereafter.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

MANAGEMENT

Board of Directors, Executive Officers

The directors and executive officers of our company and their ages and positions as of February 6, 2014 are set forth below:

Name	Age	Position
Ellery W. Roberts	43	Chairman, Chief Executive Officer, President, and Chief Financial Officer
Paul Froning	43	Director
Robert D. Barry	70	Director

The following biographies describe the business experience of the company's current directors and executive officers.

Ellery W. Roberts. Mr. Roberts has been the Chairman and Chief Executive Officer of our company since its inception on January 22, 2013. Mr. Roberts has also been a director of Western Capital Resources, Inc., a public company (OTQQB: WCRS), since May 2010. Mr. Roberts is the co-founder and co-managing principal of RW Capital Partners LLC, a lower middle-market mezzanine fund. Mr. Roberts brings over 15 years of private equity investing experience having been one of the founding members and Managing Director of Parallel Investment Partners, LP (formerly SKM Growth Investors, LP), or Parallel, a Dallas-based private equity fund focused on re-capitalizations, buyouts and growth capital investments in lower middle market companies throughout the United States. Mr. Roberts was responsible for approximately $400 million in invested capital across two funds. Also during his tenure with Parallel, Mr. Roberts sat on the boards of Environmental Lighting Concepts, Hat World Corporation, Senex Financial Corporation, Builders TradeSource Corporation, Action Sports, Weisman Discount Home Centers, Winnercom, Mealey's Furniture, Regional Management Corporation, Marmalade Cafes and Diesel Service and Supply (all of which are private companies). Prior to Parallel, Mr. Roberts was a Vice President with Lazard Group LLC (NYSE: LAZ), or Lazard. While at Lazard, he focused on and also gained experience in the home building, health care, retail, industrial and lodging sectors. Prior to joining Lazard in 1997, Mr. Roberts was with Colony Capital, Inc., where he analyzed and executed transactions for Colony Investors II, L.P., a $625 million private equity fund. Prior to that, he was with the Corporate Finance Division of Smith Barney Inc. (now known as Morgan Stanley Smith Barney LLC) where he participated in a wide variety of investment banking activities. During his career Mr. Roberts has been directly involved with over $3.0 billion in direct private equity investments. Mr. Roberts received his B.A. degree in English from Stanford University.

Director Qualifications: Mr. Roberts has extensive senior management experience in the industry in which we operate, having served as founder or executive of various other management, investment and corporate advisory companies for over 15 years.

Paul Froning. Mr. Froning has been a director of our company since April 22, 2013. In 2009 Mr. Froning co-founded Focus Healthcare Partners LLC, or Focus, a Chicago-based private equity investment, advisory and asset management firm targeting the senior housing and healthcare sectors. Prior to forming Focus, Mr. Froning was a Managing Director in the private equity department of Fortress Investment Group LLC (NYSE: FIG), or Focus, a publicly-traded New York-based private investment firm with more than $50 billion in assets under management. Prior to joining Fortress, Mr. Froning was the Chief Investment Officer and Senior Vice President of Brookdale Senior Living Inc. (NYSE: BKD), or Brookdale, a publicly-traded affiliate of Fortress, from 2005 to 2008. Previously, Mr. Froning held senior investment positions at the private equity investment arms of Lazard Group LLC (NYSE: LAZ) and Security Capital Group, prior to its acquisition by GE Capital Corp., in addition to investment banking experience at Salomon Brothers, prior to its acquisition by Travelers Group, and the securities subsidiary of Principal Financial Group (NYSE: PSG). Mr. Froning has a B.A. degree from the University of Notre Dame.

Director Qualifications: Mr. Froning has twenty years of private equity, investment and advisory experience.

Robert D. Barry. Mr. Barry has been a director of our company since January 2014. Since April 2013, Mr. Barry has been Chief Executive and Chief Financial Officer of Pawn Plus, Inc. Pawn Plus is a chain of five retail pawn stores in suburban Philadelphia and is a portfolio company of the Company. Prior to joining Pawn Plus, from March 2007 to January 2013, Mr. Barry served as Executive Vice President and Chief Financial Officer of Regional Management Corp. (NYSE:RM), a consumer loan company based in Greenville, South Carolina. During February 2013 and March 2013, Mr. Barry worked as a project consultant for Regional Management. Prior to joining Regional Management, Mr. Barry was the Managing Member of AccessOne Mortgage Company, LLC in Raleigh, North Carolina from 1997 to 2007. During this time, he also served as part-time Chief Financial Officer for Patriot State Bank, in Fuquay-Varina, North Carolina, from March 2006 to March 2007 and Nuestro Banco, Raleigh, North Carolina, from July 2006 to March 2007. Prior to his time at AccessOne, Mr. Barry was Executive Vice President and Chief Financial Officer for Regional Acceptance Corporation (NASDAQ:REGA), a consumer finance company based in Greenville, North Carolina and prior to that he was a financial institutions partner in the Raleigh, North Carolina office of KPMG LLP. Mr. Barry is a Certified Public Accountant licensed in North Carolina and Georgia.

Director Qualifications: Mr. Barry is a Certified Public Accountant and has over ten years of relevant financial, industry and business expertise.

Board of Directors Structure

Our board of directors is comprised of three directors, all of whom have been appointed by our manager, as holder of the allocation shares and a majority of our common shares, and at least one of whom is an independent director.

We are currently a private company. Following the offering, we intend to have our securities quoted on the OTCBB. The OTCBB does not require that any of our directors be independent directors. Nevertheless, we determined that it is in the best interest of our shareholders for our company to have a majority of independent directors. Mr. Froning is an independent director as defined under the NASDAQ Marketplace Rules. Eventually, we plan to have a majority of independent directors and seek to have our common shares listed on a national securities exchange. We refer to the date from and after our shares are listed on a national securities exchange as the listing date. The operating agreement provides that once our common shares are listed on a national securities exchange our board of directors must consist at all times of at least a majority of independent directors, and permits our board of directors to decrease or increase the size of our board of directors to no less than three or up to thirteen directors, respectively.

Pursuant to the operating agreement, as holder of the allocation shares, our manager has the right to appoint one director to our board of directors for every four members constituting the entire board of directors. Any appointed director will not be required to stand for election by the shareholders. Mr. Roberts, our Chief Executive Officer will initially serve as our manager's appointed director. See the section entitled “Description of Shares—Appointed Directors” for more information about our manager’s rights to appoint directors. Otherwise, there is no arrangement or understanding between any director or executive officer and any other person pursuant to which he was or is to be selected as a director, nominee or officer.

The operating agreement requires our board of directors to take action at a meeting by an affirmative vote of at least a majority of directors, or without a meeting if a consent to that action is signed or transmitted electronically by the chairman of the board and all of the remaining directors. No director elected by our shareholders, including any independent director, may be removed from office by our shareholders without the affirmative vote of the holders of 85% of the outstanding shares. Only our manager may remove an appointed director. All directors will hold office until the earlier of the election and qualification of their successors or until their death, resignation or removal. Vacancies will be filled by a majority vote of the directors then in office. Upon the occurrence of a vacancy due to the death, resignation or removal of the director appointed by our manager, our manager will appoint a new director to fulfill such director's term on our board of directors.

There is no family relationship between any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.

Involvement in Certain Legal Proceedings

None of our directors or executive officers has, during the past ten years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

•
had any bankruptcy petition filed by or against the business or property of the person, or had a receiver, fiscal agent or similar officer appointed by a court for the business or property of such person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•
been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any of the following activities:

o
Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity, or been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any such activity, or associated with persons engaged in any such activity;

o	Engaging in any type of business practice; or

o	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

•
been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•
been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•
been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Transactions with Related Persons, Promoters and Control Persons; Director Independence,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Committees of the Board of Directors

From and after the listing date, we expect that our board of directors designate the following committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Until the listing date, our entire board of directors will undertake the functions that would otherwise be undertaken by the committees. From and after the listing date, each committee will operate pursuant to a charter that has been approved by our board of directors. In addition, our board of directors may, from time to time, designate one or more additional committees, which shall have the duties and powers granted to it by our board of directors.

Audit Committee

From and after the listing date, the audit committee will be comprised of not fewer than three and not more than seven independent directors who must meet all applicable independence requirements of the NASDAQ Marketplace Rules and must include at least one “audit committee financial expert,” as defined by applicable SEC rules and regulations.

From and after the listing date, the audit committee will be responsible for, among other things:

•	appointing, retaining and overseeing our independent accountants;

•
assisting our board of directors in its oversight of the integrity of our financial statements, the qualifications, independence and performance of our independent auditors and our compliance with legal and regulatory requirements;

•	reviewing and approving the calculation of profit allocation when it becomes due and payable;

•	reviewing and approving the plan and scope of the internal and external audit of our financial statements;

•	pre-approving any audit and non-audit services provided by our independent auditors;

•	approving the fees to be paid to our independent auditors;

•	reviewing with our Chief Executive Officer and Chief Financial Officer and independent auditors the adequacy and effectiveness of our internal controls;

•	preparing the audit committee report included in our public filings with the SEC; and

•	reviewing and assessing annually the audit committee's performance and the adequacy of its charter.

Compensation Committee

From and after the listing date, the compensation committee will be comprised entirely of independent directors who meet all applicable independence requirements of the NASDAQ Marketplace Rules. We expect that the compensation committee charter will require that all or a majority of the members must be outside directors as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, and non-employee directors within the meaning of Section 16 of the Exchange Act and the SEC rules and regulations promulgated thereunder. From and after the listing date, the responsibilities of the compensation committee will include:

•	responsibility for annually reviewing the calculation of the management fee which encompasses the compensation of our Chief Executive Officer, President and Chief Financial Officer;

•	determining and approving the compensation of employees of the company serving as executive officers;

•	granting rights to indemnification and reimbursement of costs and expenses to our manager and any seconded individuals;

•	reviewing the compensation information and compensation discussion and analysis included in our filings with the SEC;

•	preparing the compensation committee report included in our public filings with the SEC; and

•	making recommendations to our board of directors regarding equity-based and incentive compensation plans, policies and programs.

Nominating and Corporate Governance Committee

From and after the listing date, the nominating and corporate governance committee will be comprised entirely of independent directors who meet all applicable independence requirements of the NASDAQ Marketplace Rules. From and after the listing date, the nominating and corporate governance committee will be responsible for, among other things:

•	recommending the number of directors to comprise our board of directors;

•	identifying and evaluating individuals qualified to become members of our board of directors, other than our manager's appointed directors;

•	reviewing director nominees that are nominated by shareholders;

•	reviewing conflicts of interest that may arise between the company and our manager;

•	recommending to our board of directors the director nominees for each annual shareholders' meeting, other than our manager's appointed directors;

•	recommending to our board of directors the candidates for filling vacancies that may occur between annual shareholders' meetings, other than our manager's appointed directors;

•	reviewing director compensation and processes, self-evaluations and policies;

•	overseeing compliance with our code of ethics and conduct by our officers and directors and our manager;

•	monitoring developments in the law and practice of corporate governance; and

•	approving any transactions with related persons.

Lead Independent Director

From and after the listing date, if at any time the Chairman of our board of directors is not an independent director, the independent directors on the board of directors will designate, by at least a majority vote, one of the independent directors then on the board of directors to serve as the lead independent director. From and after the listing date, the lead independent director will:

•	consult with and act as liaison between the board of directors and the Chairman;

•	coordinate the activities of the independent directors;

•	coordinate the agenda for and preside over sessions of the independent directors and other non-management directors;

•	serve as a contact for interested parties to express opinions and concerns to the independent directors and the non-management directors;

•	provide the Chairman with input as to the preparation of the agendas for the board of directors and committees of the board of directors;

•
advise the Chairman as to the quality, quantity and timeliness of the flow of information from our management that is necessary for the independent directors to effectively and responsibly perform their duties;

•	meet with any director who is not adequately performing his or her duties as a director; and

•	otherwise consult with the Chairman and our management on matters relating to corporate governance and board of directors performance matters.

In performing the duties described above, the lead independent director will be expected to consult with the chair of any committees of the board of directors and solicit their participation in order to avoid diluting the authority or responsibilities of such committee. If the Chairman is an independent director, then he or she shall perform the functions otherwise assigned to the lead independent director.

Indemnification of Officers and Directors

Our organizational documents allow us to indemnify our officers and directors to the fullest extent permitted by the DGCL. In addition, we will provide indemnification for our directors for third-party actions and actions by or in the right of the company that mirror Section 145 of the DGCL.

In addition, we intend to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against any liability asserted against such person or incurred by such person in any such capacity, or arising out of such person's status as such, and related expenses, whether or not the company would have the power to indemnify such person against such liability under the DGCL. We also have and intend to maintain director and officer liability insurance, if available on reasonable terms.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Compensation of Directors

Directors of our company are not entitled to compensation. We will reimburse our directors for all reasonable out-of-pocket expenses incurred in connection with attending board meetings or otherwise in accordance with the policies of the company as in effect from time to time. We also intend to provide compensation to our directors after we have begun generating significant revenues.

Executive Officers of our Company

In accordance with the terms of the management services agreement, our manager has seconded to us our Chief Executive Officer, President and Chief Financial Officer. Mr. Ellery W. Roberts has been appointed to each of these roles. Our board of directors has designated Mr. Roberts to be an executive officer of the company for federal securities law purposes. Although Mr. Roberts is an employee of our manager or an affiliate of our manager, he reports directly, and is, to our board of directors. Our manager and our board of directors may agree from time to time that our manager will second to the company one or more additional individuals to serve as officers or non-officer employees of the company, upon such terms as our manager and our board of directors may mutually agree.

The services performed for the company by our Chief Executive Officer will be provided solely at our manager’s cost.

See the section entitled “Management Services Agreement—Secondment of Our Executive Officers” for more information about the executive officers of the company.

Interlocks and Insider Participation

Since our inception on January 22, 2013, no executive officer of the company has served as (i) a member of the compensation committee (or other board committees performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers serves on our board of directors of our company, or (ii) a director of another entity, one of whose executive officers serves on our board of directors of our company.

Compensation of Named Executive Officers

All of our executive officers are employed by our manager and are seconded to our company. Our manager, and not our company, pays all compensation to our executive officers who are seconded to us under the management services agreement. We do not reimburse our manager for the compensation paid to Mr. Roberts in his capacity as our sole employee and executive officer. We pay our manager a quarterly management fee, and the manager will use the proceeds from the management fee, in part, to pay compensation to Mr. Roberts. See the section entitled “Certain Relationships and Related Persons Transactions” for more information about Mr. Roberts’s compensation arrangements.

Other Compensation

Our company does not provide any nonqualified deferred compensation arrangements or qualified or non-qualified pension plans to our named executive officers. The named executive officers were not granted any stock options or other equity-based awards with respect to our common shares during the period from January 22, 2013 to the date of this prospectus. As of December 31, 2012, the named executive officers did not hold any stock options or other equity-based awards with respect to our common shares as our company was not yet formed as of such date.

Our Management

The management teams of each of our businesses will report to our board of directors through our Chief Executive Officer and operate each business and be responsible for its profitability and internal growth. In addition, our company intends to establish subsidiary boards of directors with respect to some or all of its businesses. The purpose of these subsidiary boards of directors will be to provide advice and counsel to the management teams of our businesses, as well as our board of directors. One or more of our independent directors may serve on such subsidiary boards. Directors serving on these boards that are unrelated to the businesses for which they serve as director will not receive any corresponding compensation. In addition, from time to time, our board of directors may elect to vest or delegate certain additional oversight responsibilities in the subsidiary board of directors for a particular business. However, at all times, the governance responsibility and authority for the consolidated company and our businesses will be solely and exclusively the responsibility of our board of directors. Further, our board of directors and our Chief Executive Officer will have responsibility for overall corporate strategy, acquisitions, financing and investor relations. Our Chief Executive Officer will call upon the resources of our manager to operate our company. See the section entitled “Management Services Agreement—Secondment of Our Executive Officers” for further information about our executive officers.

MANAGEMENT SERVICES AGREEMENT

Management Services

The management services agreement sets forth the services to be performed by our manager. Our manager will perform such services subject to the oversight and supervision of our board of directors.

In general, our manager will perform those services for our company that would be typically performed by the executive officers of a company. Specifically, our manager will perform the following services, which we refer to as the management services, pursuant to the management services agreement:

•	manage the day-to-day business and operations of our company, including our liquidity and capital resources and compliance with applicable law;

•	identify, evaluate, manage, perform due diligence on, negotiate and oversee acquisitions of target businesses and any other investments;

•
evaluate and oversee the financial and operational performance of our businesses, including monitoring the business and operations of such businesses, and the financial performance of any other investments that we make;

•	provide, on our behalf, managerial assistance to our businesses;

•	evaluate, manage, negotiate and oversee dispositions of all or any part of any of our property, assets or investments, including disposition of all or any part of our businesses;

•	provide or second, as necessary, employees of our manager to serve as executive officers or other employees of our company or as members of our board of directors; and

•	perform any other services that would be customarily performed by executive officers and employees of a publicly listed or quoted company.

Our company and our manager have the right at any time during the term of the management services agreement to change the services provided by our manager. In performing management services, our manager will have all necessary power and authority to perform, or cause to be performed, such services on behalf of our company, and, in this respect, our manager will be the only provider of management services to our company. Nonetheless, our manager will be required to obtain authorization and approval of our board of directors in all circumstances where executive officers of a corporation typically would be required to obtain authorization and approval of a corporation's board of directors, including, for example, with respect to the consummation of an acquisition of a target business, the issuance of securities or the entry into credit arrangements.

While our Chief Executive Officer, President and Chief Financial Officer, Mr. Ellery W. Roberts, intends to devote approximately 90% of his time to the affairs of our company, neither Mr. Roberts, nor our manager, is expressly prohibited from investing in or managing other entities. In this regard, the management services agreement will not require our manager and its affiliates to provide management services to our company exclusively.

Secondment of Our Executive Officers

In accordance with the terms of the management services agreement, our manager will second to our company our executive officers, which means that these individuals will be assigned by our manager to work for us during the term of the management services agreement. Our board of directors has appointed Mr. Roberts as an executive officer of our company. Although Mr. Roberts is an employee of our manager, he will report directly, and be subject, to our board of directors. In this respect, our board of directors may, after due consultation with our manager, at any time request that our manager replace any individual seconded to our company and our manager will, as promptly as practicable, replace any such individual; however, our Chief Executive Officer, Mr. Roberts, controls our manager, which may make it difficult for our board of directors to completely sever ties with Mr. Roberts. Our manager and our board of directors may agree from time to time that our manager will second to our company one or more additional individuals to serve on behalf of our company, upon such terms as our manager and our board of directors may mutually agree.

Acquisition and Disposition Opportunities

Our manager has exclusive responsibility for reviewing and making recommendations to our board of directors with respect to acquisition and disposition opportunities. If our manager does not originate an opportunity, our board of directors will seek a recommendation from our manager prior to making a decision concerning such opportunity. In the case of any acquisition or disposition opportunity that involves an affiliate of our manager or us, our nominating and corporate governance committee, or, if we do not have such a committee, the independent members of our board of directors, will be required to authorize and approve such transaction.

Our manager will review each acquisition or disposition opportunity presented to our manager to determine if such opportunity satisfies the acquisition and disposition criteria established by our board of directors. The acquisition and disposition criteria provide that our manager will review each acquisition opportunity presented to it to determine if such opportunity satisfies our company's acquisition and disposition criteria, and if it is determined, in our manager's sole discretion, that an opportunity satisfies the criteria, our manager will refer the opportunity to our board of directors for its authorization and approval prior to the consummation of any such opportunity.

Our investment criteria include the following:

•	Revenue of at least $5.0 million with an organic historical growth rate of at least 10%
•	Current year EBITDA/Pre-tax Income of at least $1.5 million with a history of positive cash flow
•	Clearly identifiable “blueprint” for growth with the potential for break-out returns
•	Well-positioned companies within 1847’s core industry categories (consumer-driven, business to business, light manufacturing and specialty finance) with strong returns on capital
•	Opportunities wherein building management team, infrastructure and access to capital are the primary drivers of creating value
•	Headquartered in North America

With respect to investment opportunities that do not fall within the criteria set forth above our manager must first present such opportunities to our board of directors. Our board of directors and our manager will review these criteria from time to time and our board of directors may make changes and modifications to such criteria as our company makes additional acquisitions and dispositions.

If an acquisition opportunity is referred to our board of directors by our manager and our board of directors determines not to timely pursue such opportunity in whole or in part, any part of such opportunity that our company does not promptly pursue may be pursued by our manager or may be referred by our manager to any person, including affiliates of our manager. In this case, our manager is likely to devote a portion of its time to the oversight of this opportunity, including the management of a business that we do not own.

If there is a disposition, our manager must use its commercially reasonable efforts to manage a process through which the value of such disposition can be maximized, taking into consideration non-financial factors such as those relating to competition, strategic partnerships, potential favorable or adverse effects on us, our businesses, or our investments or any similar factors that may reasonably perceived as having a short- or long-term impact on our business, results of operations and financial condition.

Indemnification by our Company

Our company has agreed to indemnify and hold harmless our manager and its employees and representatives, including any individuals seconded to our company, from and against all losses, claims and liabilities incurred by our manager in connection with, relating to or arising out of the performance of any management services. However, our company will not be obligated to indemnify or hold harmless our manager for any losses, claims and liabilities incurred by our manager in connection with, relating to or arising out of (i) a breach by our manager or its employees or its representatives of the management services agreement, (ii) the gross negligence, willful misconduct, bad faith or reckless disregard of our manager or its employees or representatives in the performance of any of its obligations under the management services agreement, or (iii) fraudulent or dishonest acts of our manager or its employees or representatives with respect to our company or any of its businesses.

We expect that our directors and officers insurance policy for our directors and officers will be expanded, or supplemental insurance will be obtained, to cover this indemnification obligation.

Termination of Management Services Agreement

Our board of directors may terminate the management services agreement and our manager’s appointment if, at any time:

•
(i) a majority of our board of directors vote to terminate the management services agreement, and (ii) the holders of at least a majority of the outstanding shares (other than shares beneficially owned by our manager) then entitled to vote also vote to terminate the management services agreement;

•	neither Mr. Roberts nor his designated successor controls our manager, which change of control occurs without the prior written consent of our board of directors;

•
there is a finding by a court of competent jurisdiction in a final, non-appealable order that (i) our manager materially breached the terms of the management services agreement and such breach continued unremedied for 60 days after our manager receives written notice from our company setting forth the terms of such breach, or (ii) our manager (x) acted with gross negligence, willful misconduct, bad faith or reckless disregard in performing its duties and obligations under the management services agreement; or (y) engaged in fraudulent or dishonest acts in connection with the business or operations of our company;

•
(i) our manager has been convicted of a felony under federal or state law, (ii) our board of directors finds that our manager is demonstrably and materially incapable of performing its duties and obligations under the management services agreement, and (iii) the holders of at least 66 2/3% of the then outstanding shares, other than shares beneficially owned by our manager, vote to terminate the management services agreement; or

•
(i) there is a finding by a court of competent jurisdiction that our manager has (x) engaged in fraudulent or dishonest acts in connection with the business or operations of our company or (y) acted with gross negligence, willful misconduct, bad faith or reckless disregard in performing its duties and obligations under the management services agreement, and (ii) the holders of at least 66 2/3% of the then outstanding shares (other than shares beneficially owned by our manager) vote to terminate the management services agreement.

In addition, our manager may resign and terminate the management services agreement at any time upon 120 days prior written notice to our company, and this right is not contingent upon the finding of a replacement manager. However, if our manager resigns, until the date on which the resignation becomes effective, it will, upon request of our board of directors, use reasonable efforts to assist our board of directors to find a replacement manager at no cost and expense to our company.

Upon the termination of the management services agreement, seconded officers, employees, representatives and delegates of our manager and its affiliates who are performing the services that are the subject of the management services agreement will resign their respective position with our company and cease to work at the date of such termination or at any other time as determined by our manager. Any appointed director may continue serving on our board of directors subject to the terms of the operating agreement.

If we terminate the management services agreement, our company and its businesses have agreed to cease using the term “1847”, including any trademarks based on the name of our company that may be licensed to them by our manager, under the licensing provisions of the management services agreement, entirely in their businesses and operations within 180 days of such termination. Such licensing provisions of the management services agreement would require our company and its businesses to change their names to remove any reference to the term “1847” or any reference to trademarks licensed to them by our manager. In this respect, our right to use the term “1847” and related intellectual property is subject to licensing provisions between our manager, on the one hand, and our company and our businesses, on the other hand.

Except with respect to the termination fee payable to our manager due to a termination of the management services agreement based solely on a vote of our board of directors and our shareholders, no other termination fee is payable upon termination of the management services agreement for any other reason. See the section entitled “Our Manager—Our Manager as a Service Provider—Termination Fee” for more information about the termination fee payable upon termination of the management services agreement.

While termination of the management services agreement will not affect any terms and conditions, including those relating to any payment obligations, that exist under any offsetting management services agreements or transaction services agreements, such agreements will be terminable by future businesses that we acquire upon 60 days prior written notice and there will be no termination or other similar fees due upon such termination. Notwithstanding termination of the management services agreement, our manager will maintain its rights with respect to the allocation shares it then owns, including its rights under the supplemental put provision of our operating agreement. See the section entitled “Our Manager—Our Manager as an Equity Holder—Supplemental Put Provision” for more information on our manager's put right with respect to the allocation shares.

Management Fee and Expenses

See the section entitled “Our Manager—Our Manager as a Service Provider—Management Fee” for a description of the management fee to be paid to our manager and an example of a calculation of the management fee. In addition to the management fee to be paid to our manager, our company generally will be responsible for paying costs and expenses relating to its business and operations. See the section entitled “Our Manager—Our Manager as a Service Provider—Reimbursement of Expenses” for more information about the reimbursement of expenses by our company to our manager. Our manager may enter into offsetting management services agreements with our businesses pursuant to which our manager may perform services for our businesses. Any fees paid to our manager by our businesses pursuant to such agreements will offset the fees payable by our company to our manager. See “Our Manager—Our Manager as a Service Provider—Offsetting Management Services Agreements” for more information about offsetting management services agreements and the treatment of offsetting management fees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, both before the closing of this offering and after giving pro forma effect to the closing of this offering, regarding the beneficial ownership of common shares and allocation shares of our company sold in this offering. The number of shares beneficially owned by each entity, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity has the right to acquire within sixty days of December 31, 2013 through the exercise of an option, conversion feature or similar right. Except as otherwise indicated, the address for all individuals and entities listed in the beneficial ownership tables provided in this section is 590 Madison Avenue, 18th Floor, New York, NY 10022. See the section entitled “Description of Shares” for more information about the shares of the company.

		Before the Offering		After the Offering
Name and Address	Office, If Any	Number of Shares(1)	Percent of Class(2)	Number of Shares(1)	Percent of Class(2)
Common Shares
Directors and Officers
Ellery W. Roberts	Chairman, CEO, President and CFO	875,000	85.4%	875,000	57.4%
Paul Froning	Director	0	0%	0	0%
Robert Barry	Director	0	0%	0	0%
All directors and officers as a group (3 persons named above)		875,000	85.4%	875,000	57.4%
5% Security Holders
Ellery W. Roberts		875,000	85.4%	875,000	57.4%
Bevilacqua PLLC (3) 1629 K Street, NW Suite 300 Washington, DC 20006		112,500	11.0%	112,500	7.4%
Allocation Shares
1847 Partners LLC (4)		1,000	100.0%	1,000	100.0%
____________
*	Less than 1%

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or dispositive power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and dispositive power with respect to our common shares except to the extent otherwise indicated in the following footnotes.

(2)
Based on (i) 1,025,000 common shares outstanding before the offering, (ii) 1,525,000 common shares outstanding after the offering and (iii) 1,000 allocation shares outstanding before and after the offering.

(3)
On September 15, 2013, the Company entered into a restricted stock purchase agreement with Bevilacqua PLLC and one other consultant to the Company. Pursuant to this Agreement, Bevilacqua PLLC, a consultant to the Company, received 112,500 common shares and another consultant received 37,500 common shares in consideration for services provided and to be provided to the Company. The common shares issued to the consultants are subject to forfeiture until vested. These common shares vest in equal monthly installments over a period of twelve months ending on September 1, 2014. If the consultants are terminated by the Company before all common shares are vested, then the unvested common shares will be automatically cancelled. If the other consultant ceases to provide services, any unvested common shares of that consultant will automatically transfer to Bevilacqua PLLC. Mr. Louis A. Bevilacqua is the sole member of Bevilacqua PLLC and has voting and dispositive control over securities owned by Bevilacqua PLLC.

(4)	Mr. Ellery W. Roberts is the sole manager of 1847 Partners LLC and has voting and dispositive control over securities owned by 1847 Partners LLC.

Changes in Control

There are no arrangements known to the Company, including any pledge by any person of securities of the Company or any of its parents, the operation of which may at a subsequent date result in a change in control of the Company.

CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS; DIRECTOR INDEPENDENCE

Relationships with Related Persons

Our Chief Executive Officer, Ellery W. Roberts, provided advances to the Company to meet short-term working capital needs from the period of inception through December 31, 2013. These advances are unsecured, bear no interest, and do not have formal repayment terms or arrangements.

Our Manager

Our Chief Executive Officer, Ellery W. Roberts, controls our manager. Prior to this offering, our company was entirely owned and controlled by our manager.

Our relationship with our manager will be governed principally by the following two agreements:

•	the management services agreement relating to the management services our manager will perform for us and the businesses we own and the management fee to be paid to our manager in respect thereof;

•
our company’s operating agreement setting forth our manager’s rights with respect to the allocation shares it owns, including the right to receive payments of profit allocation from the company and our manager’s right to cause the company to purchase the allocation shares it owns.

See the sections entitled “Our Manager,” “Management Services Agreement” and “Description of Shares” for more information about these agreements.

On September 15, 2013, we entered into an amendment to our management services agreement that provides that in lieu of paying a quarterly management fee under the management services agreement based upon the adjusted net assets of our management consulting business, we will pay our manager a flat quarterly fee equal to $43,750. This amendment only applies to our management consulting business and will not apply to any businesses that we acquire in the future. Accordingly, our management consulting business will not enter into an offsetting management services agreement with our manager. However, we expect that our manager will be a party to offsetting management services agreements with businesses we acquire and transaction services agreements and other agreements, in each case, with some or all of our businesses. See the sections entitled “Our Manager—Our Manager as a Service Provider—Offsetting Management Services Agreements” for information about these agreements.

While our manager will be the only entity to provide management services to our company, our manager will be permitted to provide services, including services similar to management services, to other entities. In this respect, the management services agreement and the obligation to provide management services will not create a mutually exclusive relationship between our manager and the company or our businesses. As such, our manager, and our management team, will be permitted to engage in other business endeavors. Our management team currently anticipates devoting a substantial portion of their time to the affairs of the company.

Our manager will use the management fees, offsetting management fees, fees under any transaction services agreements and expense reimbursements related to the foregoing to pay the compensation, overhead, out-of-pocket and other expenses of the manager, except as reimbursed pursuant to the management services agreement, satisfy its contractual obligations and otherwise distribute such proceeds to the members of the manager in accordance with the manager's organizational documents.

Contractual Arrangements with Related Persons

The following discussion sets forth the agreements that we intend to enter into with related parties in connection with this offering. The statements relating to each agreement set forth in this section and elsewhere in this prospectus are subject to and are qualified in their entirety by reference to the other discussions of such agreements in this prospectus and all of the provisions of such agreements, forms of which have been made available to you and will be sent to you upon request.

The terms and conditions, including those relating to pricing, of these agreements to which the company, our manager, and certain other related parties are a party were negotiated in the overall context of this offering.

Purchase Agreement

The securities purchase agreement relating to the acquisition of the management consulting business was approved by a majority of our independent directors. Pursuant to this agreement, our Chief Executive Officer sold us a 50% interest in PPI Management and Christals Management in consideration for 875,000 of our common shares.

Management Services Agreement

Our company has entered into a management services agreement pursuant to which our manager will provide management services to us. See the section entitled “Management Services Agreement” for more information about the management services agreement.

Offsetting Management Services Agreements

Our manager may, at any time, enter into offsetting management services agreements directly with the businesses that we own relating to the performance by our manager of offsetting management services for such businesses. All fees, if any, paid by the businesses that we own to our manager pursuant to an offsetting management services agreement during any fiscal quarter will offset, on a dollar-for-dollar basis, the management fee otherwise due and payable by the company to our manager under the management services agreement for such fiscal quarter.

See the section entitled “Our Manager—Our Manager as a Service Provider—Offsetting Management Services Agreements” for more information about offsetting management services agreements and offsetting management fees.

Operating Agreement

Prior to this offering, our manager as holder of the allocation shares was the sole member of our company and will continue to be a member following the closing of this offering. As such, our manager has been and will continue to be a party to the operating agreement. See the section entitled “Description of Shares” for more information about the operating agreement.

Supplemental Put Provision

In consideration of our manager's acquisition of the allocation shares, we provided in the operating agreement for a supplemental put provision pursuant to which our manager will have the right to cause our company to purchase the allocation shares then owned by our manager upon certain events specified in the supplemental put provision. See the section entitled “Our Manager—Our Manager as an Equity Holder—Supplemental Put Provision” for more information about the supplemental put provision contained in our operating agreement.

License Provisions in Management Services Agreement

Our manager owns certain intellectual property relating to the term “1847.” Our manager has granted our company a license to use the term “1847” in its business.

Advances

From time to time, we have received advances from certain of our officers and related parties to meet short-term working capital needs. During the period ended December 31, 2013, we received a total of $15,075 advances from related parties. These advances are unsecured, bear no interest, and do not have formal repayment terms or arrangements.

Code of Ethics

Prior to the completion of this offering, our board of directors will adopt a code of ethics and conduct establishing the standards of ethical conduct applicable to all directors, officers and employees, as applicable, of our company, our manager, members of our management team and other employees of our manager and any other person who is performing services for or on behalf of the company. We anticipate that our management consulting business will also adopt a code of ethics and conduct substantially similar to that of our company.

The code of ethics and conduct will address, among other things, conflicts of interest and our related party transaction policy and will require the approval of all related party transactions by our company's nominating and corporate governance committee, or, if we do not have such a committee, by our entire board of directors. In general, the code of ethics and conduct specifically will require nominating and corporate governance committee (or our entire board of directors if we do not have such a committee) approval for transactions between us and any member of our manager or any affiliate thereof, relating to the provision of any services to us or our businesses. We will disclose promptly any waivers of the code of ethics and conduct by our nominating and corporate governance committee (or our entire board if we do not have such a committee) with respect to directors and executive officers of the company. In addition, our nominating and corporate governance committee (or our entire board if we do not have such a committee) will review any conflicts of interest that may arise between the company and our manager.

Promoters and Certain Control Persons

Each of Mr. Ellery W. Roberts, our Chairman, Chief Executive Officer, President, and Chief Financial Officer, Mr. Paul Froning, one of our initial directors, and Mr. Robert Barry, also one of our initial directors, may be deemed a “promoter” as defined by Rule 405 of the Securities Act. For information regarding compensation, including items of value, that have been provided or that may be provided to these individuals, please refer to “Management – Compensation of Directors,” “Management – Compensation of Named Executive Officers,” and “Management – Other Compensation” above.

Director Independence

Our board of directors is currently composed of three members: Ellery W. Roberts, Paul Froning and Robert Barry. Mr. Froning qualifies as an independent directors in accordance with the published listing requirements of the NASDAQ Stock Market. As Mr. Roberts and Mr. Barry do not qualify as independent directors in accordance with the published listing requirements of the NASDAQ Stock Market, the Company expects that it will appoint at least two additional independent directors to the board of directors prior to listing the common shares, and appoint such three independent directors to newly-established audit, compensation and nominating committees.

DESCRIPTION OF SHARES

General

The following is a summary of the material terms of the common shares of our company to be issued in this offering and the allocation shares of our company issued to our manager.

The operating agreement provides for the issuance of the common shares and reflects that the allocation shares have already been issued to our manager, and provides for the terms relating to distributions with respect to each of the common shares and the allocation shares and the voting rights of holders of the common shares and the allocation shares.

The following description is subject to the provisions of the Delaware Limited Liability Company Act. Certain provisions of the operating agreement are intended to be consistent with the DGCL, and the powers of our company, the governance processes and the rights of the holders of the common shares are generally intended to be similar in many respects to those that would exist if our company was a Delaware corporation under the DGCL, with certain exceptions.

The statements that follow are subject to and are qualified in their entirety by reference to all of the provisions of the operating agreement, which will govern your rights as a holder of common shares, a copy of which is attached to this prospectus as Exhibit D.

Authorized Capitalization

Under the operating agreement, our company is authorized, pursuant to action by our board of directors, to issue up to 50,000,000 common shares. In addition to the common shares, our company is authorized to issue up to 1,000 allocation shares. In connection with the formation of our company, our manager acquired 100% of the allocation shares so authorized and issued for a capital contribution of $1,000 by our manager. Except as provided in the Delaware Limited Liability Company Act, all allocation shares are fully paid and nonassessable and all common shares will be fully paid and nonassessable upon payment thereof. Other than the allocation shares held by our manager, our company will not be authorized to issue any other allocation shares.

Distributions

Our company, acting through its board of directors, may declare and pay quarterly distributions on the common shares of our company. Any distributions so declared will be paid to the holders of record of the common shares as of the record date designated by our board of directors in proportion to the number of common shares held by such holder of common shares.

Under the terms of the operating agreement, our company will pay a profit allocation to our manager, as holder of the allocation shares. See the section entitled “Our Manager—Our Manager as an Equity Holder—Manager’s Profit Allocation” for a description of our manager's profit allocation to be paid to our manager and an example of the calculation of the profit allocation.

Voting and Consent Rights

The holder of each outstanding common share is entitled to one vote on any matter with respect to which the holders of common shares are entitled to vote, as provided in the operating agreement. In addition, the operating agreement provides that the holders of common shares are entitled, at the annual meeting of members of our company, to vote for the election of all of the directors other than any director appointed by our manager. Because the operating agreement does not provide for cumulative voting rights, the holders of a plurality of the voting power of the then outstanding common shares represented at a duly held members meeting at which a quorum is present will be able to elect all the directors of our company standing for election.

The operating agreement provides that our manager, as holder of allocation shares, will not be entitled to any voting rights, except that our manager, as holder of allocation shares, will have:

•	voting and consent rights in connection with certain anti-takeover provisions, as discussed below;

•	a consent right with respect to the dissolution of our company in certain circumstances as discussed below;

•	a consent right with respect to the amendment or modification of the provisions providing for distributions to the holders of allocation shares;

•	a consent right to any amendment to the provision entitling the holders of allocation shares to appoint directors who will serve on our board of directors of our company;

•	a consent right with respect to any amendment of the provision of the operating agreement governing amendments thereof; and

•	a consent right with respect to any amendment that would adversely affect the holder of allocation shares.

Appointed Directors

As holder of the allocation shares, our manager has the right to appoint one director to our board of directors for every four (4) members constituting the entire board of directors. Any director appointed to our board of directors by the holder of the allocation shares will not be required to stand for election by the holders of our common shares and will not have any special voting rights. Any such appointed director who is also a member of our company's management will not receive any compensation (other than reimbursements for out-of-pocket expenses as permitted for directors).

Right to Bring a Derivative Action and Enforcement of the Provisions of the Operating Agreement by Our Shareholders and Our Manager

The operating agreement provides that holders of common shares will have the right to directly institute a legal proceeding against our company to enforce the provisions of the operating agreement, including the bringing of a derivative action in the place of our company under Section 18-1001 of the Delaware Limited Liability Company Act. Our manager, as holder of the allocation shares, has the right to directly institute proceedings against our company to enforce the provisions of the operating agreement.

Agreement to be Bound by our Operating Agreement; Power of Attorney

By purchasing a common share, you will be admitted as a member of our limited liability company and will be deemed to have agreed to be bound by the terms of the operating agreement. Pursuant to the operating agreement, each shareholder and each person who acquires a common share from a shareholder grants to certain of our officers (and, if appointed, a liquidator) a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants certain of our officers the authority to make certain amendments to, and to make consents and waivers under and in accordance with, our operating agreement.

Ratification of Agreements

The operating agreement provides that each holder, by acquiring common shares or allocation shares, ratifies and confirms the various agreements entered into by our company as part of this offering, including but not limited to the management services agreement, the supplemental put provision of the operating agreement and the securities purchase agreement for the acquisition of our management consulting business, and that the execution of any of these agreements does not constitute a breach of any duty existing under the operating agreement or otherwise existing at law, in equity or otherwise by any persons, including our manager, approving, negotiating or executing such agreements on behalf our company.

Election by our Company

The operating agreement provides that our board of directors may, without the vote of holders of common shares, cause our company to elect to be treated as a corporation for United States federal income tax purposes if the board receives an opinion from a nationally recognized financial advisor to the effect that the market valuation of our company is expected to be significantly lower as a result of our company continuing to be treated as a partnership for United States federal income tax purposes than if our company instead elected to be treated as a corporation for United States federal income tax purposes.

Dissolution of our Company

The operating agreement provides for the dissolution and winding up of our company upon the occurrence of:

•
the adoption of a resolution by a majority vote of our board of directors approving the dissolution, winding up and liquidation of our company and such action has been approved by the affirmative vote of the holders of a majority of the then outstanding common shares entitled to vote thereon and consented to by our manager, as holder of the allocation shares; or

•	the unanimous vote of the holders of the then outstanding shares to dissolve, wind up and liquidate our company; or

•
a judicial determination that an event has occurred that makes it not reasonably practicable to carry on the business of our company as then currently operated, as determined in accordance with Section 18-802 of the Delaware Limited Liability Company Act; or

•
the termination of the legal existence of the last remaining member or the occurrence of any other event that terminates the continued membership of the last remaining member, unless our company is continued without dissolution in a manner provided under the operating agreement or the Delaware Limited Liability Company Act.

We refer to these events as dissolution events. Upon dissolution of our company in accordance with the terms of the operating agreement, the then holders of common shares will be entitled to share in the assets of our company legally available for distribution following payment to creditors in accordance with the positive balance in such holders' tax-based capital accounts required by the operating agreement, after giving effect to all contributions, distributions and allocations for all periods.

Anti-Takeover Provisions

Certain provisions of the management services agreement and the operating agreement may make it more difficult for third parties to acquire control of our company by various means. These provisions could deprive our shareholders of opportunities to realize a premium on the common shares owned by them. In addition, these provisions may adversely affect the prevailing market price of the common shares. These provisions are intended to:

•	protect our manager and its economic interests in our company;

•	protect the position of our manager and its rights to manage the business and affairs of our company under the management services agreement;

•	enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors;

•	discourage certain types of transactions which may involve an actual or threatened change in control of our company;

•	discourage certain tactics that may be used in proxy fights;

•	encourage persons seeking to acquire control of our company to consult first with our board of directors to negotiate the terms of any proposed business combination or offer; and

•
reduce the vulnerability of our company to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of the outstanding common shares or that is otherwise unfair to our shareholders.

Anti-Takeover Effects of the Management Services Agreement

The limited circumstances in which our manager may be terminated means that it will be very difficult for a potential acquirer of our company to take over the management and operation of our business. Under the terms of the management services agreement, our manager may only be terminated by our company in certain limited circumstances.

Furthermore, our manager has the right to resign and terminate the management services agreement upon 120 days’ notice.

Upon the termination of the management service agreement, seconded officers, employees, representatives and delegates of our manager and its affiliates who are performing the services that are the subject of the management services agreement, will resign their respective position with our company and cease to work at the date of our manager's termination or at any other time as determined by our manager. Any director on our board of directors appointed by the holder of the allocation shares may continue serving on our board of directors subject to our manager's continued ownership of the allocation shares and subject to such director's removal by the holder of the allocation shares.

If we terminate the management services agreement, our company and its businesses must cease using the term “1847,” including any trademarks based on the name of our company that may be licensed to them by our manager under a license grant in the management services agreement, entirely in their businesses and operations within 180 days of our termination of the management services agreement. The license grant requires our company and its businesses to change their names to remove any reference to the term “1847” or any reference to trademarks licensed to them by our manager upon termination of the license which would occur upon termination of the management services agreement.

See the section entitled “Management Services Agreement—Termination of Management Services Agreement” for more information about the termination provisions set forth in the management services agreement.

Anti-Takeover Provisions in the Operating Agreement

A number of provisions of the operating agreement also could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of our company. The operating agreement prohibits the merger or consolidation of our company with or into any limited liability company, corporation, statutory trust, business trust or association, real estate investment trust, common-law trust or any other unincorporated business, including a partnership, or the sale, lease or exchange of all or substantially all of our company's property or assets unless, in each case, our board of directors adopts a resolution by a majority vote approving such action and unless such action is approved by the affirmative vote of the holders of a majority of each of the outstanding common shares and allocation shares entitled to vote thereon.

In addition, the operating agreement contains provisions based generally on Section 203 of the DGCL which prohibits our company from engaging in a business combination with an interested holder of our common shares unless such business combination is approved by the affirmative vote of the holders of 66 2/3% of each of the outstanding common shares and allocation shares, excluding shares held by the interested holder or any affiliate or associate of the interested holder of interests.

Subject to the right of our manager to appoint directors and any successor in the event of a vacancy, the operating agreement authorizes our board of directors to increase the size of the board of directors and to fill vacancies on our board of directors. This provision could prevent a holder of common shares from effectively obtaining an indirect majority representation on our board of directors by permitting the existing board of directors to increase the number of directors and to fill the vacancies with its own nominees. The operating agreement also provides that directors may be removed, with or without cause, only by the affirmative vote of holders of 85% of the then outstanding common shares. An appointed director may only be removed by our manager, as holder of the allocation shares.

The operating agreement does not permit holders of common shares to act by written consent. Instead, holders of common shares may only take action via proxy, which may be presented at a duly called annual or special meeting of members of our company. Furthermore, the operating agreement provides that special meetings may only be called by the Chairman of our board of directors or by resolution adopted by our board of directors.

The operating agreement also provides that holders of common shares, seeking to bring business before an annual meeting of members or to nominate candidates for election as directors at an annual meeting of members, must provide notice thereof in writing to our company not less than 120 days and not more than 150 days prior to the anniversary date of the preceding year’s annual meeting of members or as otherwise required by requirements of the Exchange Act. In addition, the holders of common shares furnishing such notice must be a holder of record on both (i) the date of delivering such notice and (ii) the record date for the determination of members entitled to vote at such meeting. The operating agreement specifies certain requirements as to the form and content of a member's notice. These provisions may preclude members from bringing matters before members at an annual meeting or from making nominations for directors at an annual or special meeting.

Authorized but unissued common shares are available for future issuance, without further approval of our shareholders. These additional common shares may be utilized for a variety of purposes, including future public offerings to raise additional capital or to fund acquisitions, as well as option plans for employees of our company or its businesses. The existence of authorized but unissued common shares could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise.

In addition, our board of directors has broad authority to amend the operating agreement, as discussed below. Our board of directors could, in the future, choose to amend the operating agreement to include other provisions which have the intention or effect of discouraging takeover attempts.

Amendment of the Operating Agreement

The operating agreement may be amended by a majority vote of our board of directors of our company, except that amending the following provisions requires an affirmative vote of at least a majority of the then outstanding common shares:

•	the purpose or powers of our company;

•	an increase in the number of common shares authorized for issuance;

•	the distribution rights of the common shares;

•	the voting rights relating to the common shares;

•	the rights of our shareholders to enforce the operating agreement or to institute any legal proceeding for any remedy available to our company;

•	the hiring of a replacement manager following the termination of the management services agreement;

•	the merger or consolidation of our company, the sale, lease or exchange of all or substantially all of our company's assets and certain other business combinations or transactions;

•	the right of our shareholders to vote on the dissolution, winding up and liquidation of our company; and

•	the provision of the operating agreement governing amendments thereof.

In addition, our manager, as holder of the allocation shares, will have certain consent rights with respect to the amendments to the operating agreement, as specified above under “—Voting and Consent Rights.”

Transfer Agent and Registrar

The transfer agent and registrar for the common shares is VStock Transfer, LLC.

OTCBB

No market currently exists for our securities. Following the offering, we will file a registration statement with the SEC that registers for re-sale the shares sold in the offering. At that time, we will also seek to have our shares quoted on the OTCBB. We cannot guarantee you that we will be successful in having our common shares quoted on the OTCBB or if they are quoted we cannot guarantee you that any active market will develop in our common shares.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes certain material U.S. federal income tax considerations that may be associated with the purchase, ownership, and disposition of common shares by U.S. holders (as defined below) and non-U.S. holders (as defined below). This summary is not intended to be a complete summary of the U.S. federal income tax consequences, and does not discuss any state, local or other tax consequences, of an investment in our company. Moreover, this summary deals only with common shares that are held as capital assets by holders who acquire the common shares upon original issuance. The discussion does not discuss all of the U.S. federal income tax consequences that may be relevant to a potential investor in our company in light of such investor’s particular circumstances or to all investors subject to special rules, such as brokers and dealers in securities or currencies, certain financial institutions, regulated investment companies, real estate investment trusts, tax exempt organizations, insurance companies, persons holding common shares as part of a hedging, integrated, or conversion transaction or a straddle, or as part of any other risk reduction transaction, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, or persons liable for alternative minimum tax. This summary does not address any tax law other than the U.S. federal income tax law, including any estate tax law or any foreign, state or local income tax law.

Each potential investor is urged and expected to consult his/her own tax advisors prior to acquiring any interest in our company to discuss his/her own tax and financial situation, including the application and effect of federal, state, local, and other tax laws and any possible changes in the tax laws after the date of this Prospectus. This section is not to be construed as tax advice or as a substitute for careful tax planning.

The discussion herein is based on existing law as contained in the Internal Revenue Code of 1986, as amended, or the Code, currently applicable Treasury Regulations, or the Regulations, thereunder, administrative rulings and court decisions as of the date of this Prospectus, all of which are subject to change by legislative, judicial and administrative action, which change may in any given instance have a retroactive effect. No rulings have been or will be requested from the Internal Revenue Service, or the IRS, or any other taxing authority concerning any of the tax matters discussed herein. Furthermore, no statutory, administrative, or judicial authority directly addresses many of the U.S. federal income tax issues pertaining to the treatment of common shares or instruments similar to the common shares. As a result, we cannot assure you that the IRS or the courts will agree with the tax consequences described in this summary. The IRS or a court may disagree with the following discussion or with any of the positions taken by the company for U.S. federal income tax reporting purposes, including the positions taken with respect to, for example, the classification of our company as a partnership. A different treatment of the common shares or our company from that described below could adversely affect the amount, timing, character, and manner for reporting of income, gain, or loss in respect of an investment in the common shares.

If you are considering the purchase of common shares, we urge and expect you to consult with your own tax advisers prior to acquiring the common shares to discuss your tax and financial situation, including concerning the particular U.S. federal income tax consequences to you of the purchase, ownership, and disposition of common shares, as well as any consequences to you arising under the laws of any federal, state, local, or other taxing jurisdiction and any possible changes in such tax laws after the date of this Prospectus. This section is not to be construed as tax advice or as a substitute for careful tax planning.

As used herein, the term “U.S. holder” means a beneficial owner of common shares that is (i) an individual who is a citizen or resident of the United States, (ii) a corporation that is created or organized in the United States or under the laws of the United States or any political subdivision thereof, (iii) an estate whose income is includible in its gross income for U.S. federal income tax purposes, regardless of its source, (iv) a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (v) a U.S., state or local government or instrumentality.

As used herein, the term “non-U.S. holder” means any beneficial owner of common shares (other than a partnership or other entity treated as a partnership) that is not a U.S. Person.

This prospectus does not address any alternative minimum tax effects of purchasing, owning, or disposing of common shares or the limitations imposed by the Code on the ability of investors to deduct net losses, if any, incurred by our company. It is not expected that investing in our common shares will reduce the cumulative tax liability of a potential investor with respect to any year. The company’s primary objective is to realize capital appreciation through investments, and not to reduce the tax liabilities of any investor.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds common shares of our company, the U.S. tax treatment of any partner in such partnership (or other entity) will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership (or similarly treated entity) that acquires, holds, or sells common shares, we urge you to consult your own tax adviser.

To ensure compliance with requirements imposed by the IRS, the company informs you that (i) any U.S. tax discussion in this Prospectus is not intended or written to be used, and cannot by used, for the purpose of avoiding penalties under the Code, (ii) such tax discussion was written to support the promotion and marketing of the offering of common share in the company, and (iii) an investor considering subscribing to purchase common shares in the company offered by this Prospectus should seek advice based on such investor’s particular circumstances from an independent tax advisor.

Status of our Company

Pursuant to current Regulations, and subject to the discussion of “publicly traded partnerships” herein, our company intends to be classified as a partnership for U.S. federal income tax purposes, and, accordingly, no federal income tax will be payable by it as an entity. Instead, each holder of common shares will be required to take into account his/her distributive share of the items of income, gain, loss, deduction, credit and tax preferences of our company.

If our company were not classified as a partnership and, instead, were to be classified as an association taxable as a corporation, our company would be subject to federal income tax on its taxable income at regular corporate tax rates (currently at a maximum rate of 35%), thereby reducing the amount of cash available for distribution to the shareholders. In that event, the holders of common shares would not be entitled to take into account their distributive shares of our company's deductions in computing their taxable income, nor would they be subject to tax on their respective shares of our company's income. Distributions to a holder would be treated as (i) dividends to the extent of our company's current or accumulated earnings and profits, (ii) a return of capital to the extent of each holder's adjusted basis in his/her common shares, and (iii) gain from the sale or exchange of property to the extent that any remaining distribution exceeds the holder's adjusted basis in his/her common shares. Overall, treatment of our company as an association taxable as a corporation may substantially reduce the anticipated benefits of an investment in our company.

Based on the number of shareholders we may have as a result of this offering, and due to the possibility our shares may be listed for trading on the Over-The-Counter Bulletin Board, we believe that in the future, our company may be regarded as a publicly-traded partnership. Under the federal tax laws, a publicly-traded partnership generally will be treated as a corporation for U.S. federal income tax purposes. A publicly-traded partnership will be treated as a partnership, however, and not as a corporation, for U.S. federal tax purposes, so long as 90% or more of its gross income for each taxable year constitutes “qualifying income” within the meaning of section 7704(d) of the Internal Revenue Code of 1986, as amended, or the Code, and our company is not required to register under the Investment Company Act. Qualifying income generally includes dividends, interest (other than interest derived in the conduct of a financial or insurance business or interest the determination of which depends in whole or in part on the income or profits of any person), certain real property rents, certain gain from the sale or other disposition of real property, gains from the sale of stock or debt instruments which are held as capital assets, and certain other forms of “passive-type” income. Our company expects to realize sufficient qualifying income to satisfy the qualifying income exception. Our company also expects that we will not be required to register under the Investment Company Act.

Under current law and assuming full compliance with the terms of the operating agreement (and other relevant documents) and based upon factual representations made by the manager and our company, Ellenoff, Grossman & Schole LLP, as special tax counsel, will deliver an opinion, which states that, at the close of this offering our company will be classified as a partnership, and not as an association or publicly-traded partnership taxable as a corporation, for U.S. federal income tax purposes. The factual representations made by us upon which Ellenoff, Grossman & Schole LLP has relied include: (a) our company has not elected and will not elect to be treated as a corporation for U.S. federal income tax purposes; (b) our company will not be required to register under the Investment Company Act; (c) for each taxable year, more than 90% of our company’s gross income will consist of dividends, interest (other than interest derived from engaging in a lending, banking, financial, insurance or similar business or interest the determination of which depends in whole or in part on the income or profits of any person), and gains from the sale of stock or debt instruments which are held as capital assets; and (d) for each taxable year the sum of (i) the aggregate amount of offsetting management fees to be paid pursuant to the offsetting management services agreements and (ii) any other income that does not satisfy the 90% test described in the preceding clause (c) will not exceed 9.5% of our company’s gross income.

We have no obligation to advise the holders of common shares of any subsequent change in the matters, stated, represented, or assumed, or of any subsequent change in, or differing IRS interpretation of, applicable law. Moreover, we will not necessarily review our compliance with the qualifying income exception on a continuing basis.

There can be no assurance that the IRS will not prevail in asserting that our company should be treated as a publicly traded partnership taxable as a corporation. No ruling has been or will be sought from the IRS, and the IRS has made no determination as to the status of our company for U.S. federal income tax purposes or whether our company will have sufficient qualifying income under Section 7704(d) of the Code. Whether our company will continue to meet the qualifying income exception is dependent on our company's continuing activities and the nature of the income generated by those activities. In this regard, our company does not anticipate realizing any management fee income (which would not constitute qualifying income). Whether the offsetting management services agreements between our manager and the operating businesses may give rise to management fee income to our company is not clear. In any event, our company's board of directors will use its best efforts to cause our company to conduct its activities in such manner as is necessary for our company to continue to meet the qualifying income exception. For future periods, the amount of such offsetting management fees will be limited such that, even if they were to give rise to management fee income to our company, more than 90% of our company’s gross income would be from qualifying income.

If in any year in which we would be considered to be a publicly-traded partnership, our company fails to satisfy the qualifying income exception in a particular taxable year (other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable period of time after the discovery of such failure) or is required to register under the Investment Company Act, our company will be treated as if it had (i) transferred all of its assets, subject to its liabilities, to a newly-formed corporation on the first day of that year in which it fails to satisfy the exception, in return for stock in that corporation, and (ii) then distributed that stock to the holders in liquidation of their common shares in our company. This contribution and liquidation should be tax-free to holders and our company so long as our company, at that time, does not have liabilities in excess of its tax basis in its assets. Thereafter, our company would be classified as a corporation for U.S. federal income tax purposes.

If at the end of any year in which we would be considered to be a publicly-traded partnership, our company fails to meet the qualifying income exception, our company may still qualify as a partnership for federal income tax purposes if our company is entitled to relief under the Code for an inadvertent termination of partnership status. This relief will be available if (i) the failure to meet the qualifying income exception is cured within a reasonable time after discovery, (ii) the failure is determined by the IRS to be inadvertent, and (iii) our company and each of the holders of common shares (during the failure period) agree to make such adjustments or to pay such amounts as are required by the IRS. Under our operating agreement, each holder of common shares is obligated to make such adjustments or to pay such amounts as are required by the IRS to maintain our status as a partnership.

Tax Considerations For U.S. Holders

Tax Treatment of our Company

The remainder of this discussion of the material U.S. federal income tax considerations assumes we would not be classified as a publicly-traded partnership treated as a corporation. As a partnership, our company itself will not be subject to U.S. federal income tax, although it will file an annual partnership information return with the IRS. The information return will report the results of our company's activities and will contain schedules reflecting allocations of profits or losses (and items thereof) to members of our company, that is, to the shareholders. In addition, to meet the terms of certain record keeping requirements under the Code, our company must annually obtain from each shareholder the names and addresses of any and all ultimate beneficial owners of our company shares and, to the extent a shareholder is not, in whole or in part, the ultimate beneficial owner, such ultimate beneficial owner’s direct or indirect fractional ownership share in our company, and the amount of any distribution(s) received by such ultimate beneficial owner by reason of his/her direct or indirect fractional ownership share in our company.

Tax Treatment of Company Income to Holders

Each partner of a partnership is required to report on his/her income tax return his/her share of items of income, gain, loss, deduction, credit, and other items of the partnership without regard to whether cash distributions are received. Each holder will be required to report on his/her tax return his/her allocable share of company income, gain, loss, deduction, credit and other items for our company's taxable year that ends with or within the holder's taxable year. Each item of company income, gain, loss, deduction or credit will generally have the same character (e.g., capital or ordinary) as if the holder recognized the items directly.. Thus, holders of common shares may be required to report taxable income without a corresponding current receipt of cash if our company were to recognize taxable income and not make cash distributions to the shareholders.

Our company’s taxable income is expected to consist mostly of interest income, capital gains, and dividends. Interest income will be earned upon the funds loaned by our company to the operating subsidiaries and from temporary investments of our company and will be taxable to the holders at ordinary income rates. Long-term capital gains will be reported upon the sale of stock or assets by our company held for more than one year, and short-term capital gains will be reported upon the sale of stock or assets by our company held for one year or less. Under current law, long-term capital gains may qualify for a reduced rate of tax. Any dividends received by our company from its domestic corporate holdings (and certain foreign corporations if acquired in the future) may constitute qualified dividend income, which will, under current law, qualify for a reduced rate of tax provided various technical requirements are satisfied. Any dividends received by our company that do not constitute qualified dividend income will be taxed to holders at the tax rates generally applicable to ordinary income. Dividend income of our company from its domestic operating subsidiaries that is allocated to corporate holders of common shares may qualify for the dividends received deduction, provided ownership thresholds and certain other requirements are met.

Allocation of Company Profits and Losses

The determination of a holder's distributive share of any item of income, gain, loss, deduction, or credit of a partnership is governed by the operating agreement. Subject to the discussion below in this section and under sections “—Tax Considerations for U.S. Holders—Allocations Among Holders” and “—Section 754 Election”, it is intended that the allocations under the operating agreement should be respected as reflecting the “partners’ interests in the partnership.” Whether an allocation is considered to reflect the partners’ interests in the partnership is a facts and circumstances analysis of the underlying economic arrangement of our company’s shareholders.

In general, under the operating agreement, items of ordinary income and loss will be allocated ratably between holders of common shares and our manager based upon their relative right to receive distributions from our company. Allocations of capital gains realized by our company will be made first to the manager to the extent of any profit allocation to our manager. See the section entitled “Our Manager—Our Manager as an Equity Holder—Manager’s Profit Allocation” for a discussion of how the profit allocation will be calculated. If the IRS were to prevail in challenging the allocations provided by the operating agreement, the amount of income or loss allocated to holders for U.S. federal income tax purposes could be increased or reduced or the character of the income or loss could be modified.

The federal income tax laws generally require specified items of taxable income, gain, loss, and deduction to be allocated in a manner that accounts for the difference between the tax basis and the fair market value of property contributed to a partnership. All capital contributions other than the contributions made by Mr. Roberts are contemplated to be in the form of cash. The intended effect of these rules would be to allocate built-in tax gain or tax loss in a partnership's assets to investors who economically earned such gain or loss. As such, specified items of income, gain, loss, deduction and credit will be allocated to account for the difference between the tax basis and fair market value of property contributed to our company (such as the property contributed by Mr. Roberts) and any company property that may be revalued and reflected in the partners’ capital accounts in the future.

An allocation of our company’s items of income, gain, loss, deduction and credit, other than an allocation required by the Code to eliminate the difference between a holder's “book” capital account, credited with the fair market value of contributed or adjusted property, and “tax” capital account, credited with the tax basis of contributed or adjusted property, will generally be given effect for federal income tax purposes in determining a holder's distributive share of an item of income, gain, loss, deduction or credit only if the allocation has “substantial economic effect” under the Regulations. In any other case, a holder's distributive share of an item will be determined on the basis of the holder's interest in our company, which will be determined by taking into account all of the facts and circumstances, including the holder's relative contribution to our company, the interests of all of the holders in profits and losses, the interest of all of the holders in nonliquidating distributions, and the rights of all holders to distributions upon liquidation.

The U.S. federal income tax rules that apply to partnership allocations are complex, and their application, particularly to publicly traded partnerships, is not always clear. Our company will apply certain conventions and assumptions intended to achieve general compliance with the intent of these rules, and to report items of income and loss in a manner that generally reflects a holder's economic gains and losses; however, these conventions and assumptions may not be considered to comply with all aspects of the Regulations. It is, therefore, possible that the IRS will prevail in asserting that certain of the conventions or assumptions are not acceptable, and may require items of company income, gain, loss, deduction or credit to be reallocated in a manner that could be adverse to a holder of common shares.

Treatment of Distributions

Distributions of cash made by our company to the shareholders will generally not be taxable to a shareholder to the extent that the amount of money distributed to the shareholder does not exceed such shareholder’s adjusted tax basis in the common shares (see the section entitled “—Tax Basis in Common Shares” below) immediately before the distribution. To the extent that a shareholder receives an amount of cash in excess of such shareholder’s adjusted tax basis immediately before the distribution, such shareholder will recognize a gain equal to such excess (see the section entitled “—Disposition of Common Shares” below).

Cash distributions to the holders of common shares generally will be funded by payments to our company from the operating subsidiaries. Such payments will consist of interest and principal payments on indebtedness owed to our company, and, subject to availability and board of director’s discretion, dividends or returns of capital and possibly sales proceeds from the sale of an operating subsidiary. After payment of expenses, our company, again subject to the board of director's discretion, intends to distribute the net cash to the holders of common shares. Distributions that are attributable to payments in amortization of the debt may exceed our company's taxable income, thus resulting in distributions to the holders of common shares that should constitute a return of their investment. As indicated, if cash distributions to a holder exceed the holder's adjusted tax basis in the common shares such holder owns, a taxable gain would result.

Disposition of Common Shares

Upon the transfer of common shares by a U.S. holder in a sale or other taxable disposition, the holder will generally recognize gain or loss equal to the difference between (i) the proceeds realized on such sale plus the U.S. holder’s share of company liabilities and (ii) such holder’s adjusted tax basis in the common shares sold. Such gain or loss recognized on the sale of common shares by a non-corporate U.S. holder, who does not hold such common shares as a “dealer” and who has held such common shares for more than 12 months, will generally be taxable as long capital gain or loss, except that the portion of the selling shareholder’s gain allocable to (or amount realized, in excess of tax basis, attributable to) “inventory items” and “unrealized receivables” (including property subject to depreciation recapture, or unremitted earnings of any controlled foreign corporations held, directly or indirectly, by our company) of the company as defined in Section 751 of the Code will be treated as ordinary income. Capital gain or loss of non-corporate U.S. holders where the common shares sold are considered held for 12 months or less is taxable as short-term capital gain or loss.. Capital gain of corporate U.S. holders is taxed at the same rate as ordinary income. Any capital loss recognized by a U.S. holder on a sale of common shares will generally be deductible only against capital gains, except that a non-corporate U.S. holder may also offset up to $3,000 per year of ordinary income. Individuals may carry excess capital losses forward indefinitely until the loss is fully absorbed or deducted. Corporations may generally carry capital losses back three years and forward five years.

Based on certain IRS rulings, if a holder acquires common shares at different prices and sells less than all of its common shares, such holder will not be entitled to specify particular common shares as having been sold (as it could do if our company were a corporation). Rather, the holder should determine his/her gain or loss on the sale by using an “equitable apportionment” method to allocate a portion of his/her “unified basis” to his/her common shares sold. For example, if a holder purchased 100 common shares for $30 per share and 100 common shares for $50 per share (and assuming no other adjustments to basis), the holder would have “unified” basis of $8,000 in its 200 common shares. If the holder sold 100 of its common shares, the adjusted basis in the common shares sold would be $4,000.

As stated above, gain or loss recognized by a holder on the sale or exchange of common shares held for more than 12 months will generally be taxable as long-term capital gain or loss; otherwise, such gain or loss will generally be taxable as short-term capital gain or loss. A special election is available under the Regulations that will allow a holder to identify and use the actual holding periods for the common shares sold for purposes of determining long-term capital gain or loss. If a holder fails to make the election or is not able to identify the holding periods for common shares sold, the holder likely will have a fragmented holding period in the common shares sold.

A holder that sells some or all of his/her common shares is urged to consult tax advisers to determine the proper application of these rules in light of the holder's particular circumstances.

Tax Basis in Common Shares

A U.S. holder’s initial tax basis in its common shares will equal the sum of (a) the amount of cash paid by such holder for its common shares and (b) such holder’s share of our company’s liabilities. A U.S. holder’s tax basis in his/her common shares will be increased by (a) the holder's share of our company's taxable income, including capital gain, (b) the holder’s share of our company’s income, if any, that is exempt from tax, (c) any increase in the holder’s share of our company’s liabilities, and (d) additional capital contribution, if any, by the shareholders to our company. A U.S. holder’s tax basis in his/her common shares will be decreased (but not below zero) by (a) the amount of any cash and the adjusted basis of any property distributed (or deemed distributed) to the holder, (b) the holder’s share of our company’s losses and deductions, (c) the holder’s share of our company’s expenditures that are neither deductible nor properly chargeable to a capital account, and (d) any decrease in the holder’s share of our company’s liabilities.

Treatment of Securities Loans

A U.S. holder whose common shares are loaned to a “short seller” to cover a short sale of common shares may be considered as having disposed of those common shares. If so, such holder may recognize gain or loss from the disposition, and during the period of the loan (i) company income, gain, loss, deduction, credit or other items with respect to those common shares would not be includible or reportable by the holder, and (ii) cash distributions received by the holder with respect to those common shares could be fully taxable, likely as ordinary income. A holder who participates in any such transaction is urged to consult with qualified tax advisers.

Limitations on Interest Deductions

The deductibility of a non-corporate U.S. holder’s “investment interest expense” is generally limited to the amount of such holder’s “net investment income.” Investment interest expense would generally include interest expense incurred by our company, if any, and interest expense incurred by the U.S. holder on any margin account borrowing or other loan incurred to purchase or carry common shares. Net investment income includes gross income from property held for investment and amounts treated as portfolio income, such as dividends and interest, under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income. For this purpose, any long-term capital gain or qualified dividend income that is taxable at the preferential long-term capital gains rates is excluded from net investment income unless the holder elects to pay tax on such gain or dividend income at ordinary income rates.

Management Fees and Other Expenses

Our company will pay a management fee to our manager. Our company will also pay certain costs and expenses incurred in connection with activities of our manager. Our company intends to deduct such fees and expenses to the extent that they are reasonable in amount and are not capital in nature or otherwise nondeductible. It is expected that the management fees and other expenses will generally constitute miscellaneous itemized deductions for individual U.S. holders of common shares. Accordingly, as described immediately below, certain limitations on deductibility of such fees and expenses by the shareholder could reduce or eliminate any associated tax benefits. Corporate U.S. holders of common shares generally will not be subject to these limitations.

In general, a U.S. holder’s share of the expenses incurred by our company that are considered miscellaneous itemized deductions may be deducted by a U.S. holder that is an individual, estate, or trust only to the extent that the holder’s share of the expenses exceeds 2% of the adjusted gross income of such holder. Further, the Code imposes additional limitations on the amount of certain itemized deductions allowable to individuals the adjusted gross income of which exceeds certain threshold amount, by reducing the otherwise allowable portion of such deductions by an amount equal to the lesser of:

•	3% of the individual's adjusted gross income in excess of the threshold amounts; or

•	80% of the amount of certain itemized deductions otherwise allowable for the taxable year.

Organizational and syndication expenses, in general, may not be deducted currently by either our company or any U.S. holder of common shares. An election may be made by our company to amortize organizational expenses over a 180-month period. Our company has not yet determined whether it will make such an election. Syndication expenses cannot be amortized or deducted.

Our company will report such expenses on a pro rata basis, and each U.S. holder will be required to determine separately to what extent these items are deductible on such holder’s tax return. A U.S. holder’s inability to deduct all or a portion of such expenses could result in such holder’s reporting as his/her share of company taxable income an amount that exceeds any cash actually distributed to such U.S. holder for the year.

Section 754 Election

Our company will make the election permitted by Section 754 of the Code. Such an election, once made, is irrevocable without the consent of the IRS. The election will generally require, in connection with a purchase of common shares in the open market, that our company adjust its proportionate share of the tax basis in our company’s assets, or the “inside” basis, pursuant to Section 743(b) of the Code to fair market value (as reflected in the purchase price for the purchaser’s common shares), as if the purchaser of common shares had acquired a direct interest in our company's assets. The Section 743(b) basis adjustment is attributed solely to a purchaser of common shares and does not affect the tax basis of our company's assets associated with other holders. The Section 754 election, however, could result in adjustments to the “common basis” of our company’s assets, under Section 734, in connection with certain distributions.

Generally, the Section 754 election is intended to eliminate the disparity between a purchaser’s “outside” tax basis in its common shares and his/her share of “inside” tax basis of our company’s assets such that the amount of gain or loss allocable to the purchaser on the disposition by our company of its assets will correspond to the purchaser’s share in the appreciation or depreciation in the value of such assets since the purchaser acquired his/her common shares. The consequences of this basis adjustment may be favorable or unfavorable as to the purchaser-holder.

The calculations under Section 754 of the Code are complex, and there is little legal authority concerning the mechanics of the calculations, particularly in the context of publicly traded partnerships. To help reduce the complexity of those calculations and the resulting administrative costs to our company, our company will apply certain simplifying conventions in determining and allocating these inside basis adjustments. It is possible that the IRS will prevail in asserting that the conventions utilized by our company do not satisfy the technical requirements of the Code or the Regulations and, thus, will require different basis adjustments to be made. If different adjustments were to be required by the IRS, some holders could be materially adversely affected.

Limitations on Deductibility of Losses

A U.S. holder’s ability to deduct for U.S. federal income tax purposes his/her distributive share of any company losses or expenses will be limited to the lesser of (i) the adjusted tax basis in such holder’s common shares, or (ii) in the case of a holder that is an individual or a closely-held corporation (a corporation where more than 50% of the value of its stock is owned directly or indirectly by five or fewer individuals or certain tax-exempt organizations), the amount which the holder is considered to be “at risk” with respect to certain activities of our company. In general, the amount “at risk” includes the holder’s actual amount paid for the common shares and any share of company debt that constitutes “qualified nonrecourse financing.” The amount “at risk” excludes any amount the holder borrows to acquire or hold his/her common shares if the lender of such borrowed funds owns common shares or can look only to common shares for repayment. Losses in excess of the amount at risk must be deferred until years in which our company generates taxable income against which to offset such losses.

Passive Activity Income and Loss

The “passive activity loss” limitations generally provide that individuals, estates, trusts and certain closely-held corporations and personal service corporations can deduct losses from passive activities (generally, activities in which the taxpayer does not materially participate) only to the extent of the taxpayer’s income from passive activities.

Allocations Among Holders

In general, our company’s profits and losses will be determined on an annual basis and will be apportioned among the holders using certain assumptions and conventions we regard as consistent with applicable law to report income, gain, loss, deduction and credit to holders in a manner that reflects such holders' beneficial share of such items. These conventions are designed to more closely align the receipt of cash and allocation of income between holders.

It is possible that a transfer of common shares could be considered to occur for U.S. federal income tax purposes on the day when the transfer is completed without regard to our company’s convention for allocating profit and loss. In that event, our company’s allocation method might be considered a method that does not comply with the tax laws.

If the IRS does not accept our company’s allocation convention, the IRS may contend that taxable income or losses of our company must be reallocated among the holders. If such a contention by the IRS were sustained, the holders’ respective tax liabilities would be adjusted to the possible detriment of certain holders. Our company’s board of directors is authorized to revise our company’s allocation methods in order to comply with the applicable tax laws or to allocate items of company income, gain, loss, deduction or credit in a manner that may more accurately reflect the holders’ respective beneficial interests in our company as may be necessary or in any manner that may otherwise be appropriate.

Constructive Termination

Subject to the electing large partnership rules described below, our company will be considered as having constructively terminated for tax purposes if there is a sale or exchange of 50% or more of the total common shares within a 12-month period. A constructive termination results in the closing of our company’s taxable year for all holders. In the case of a holder reporting on a taxable year other than a fiscal year ending December 31, the closing of our company’s taxable year may result in more than 12 months of its taxable income or loss being includable in such holder’s taxable income for the year of termination. Our company would be required to make new tax elections after a termination, including a new election under Section 754. A termination could also result in penalties if our company were unable to determine that the termination has occurred.

Tax Reporting by our Company

Information returns will be filed by our company with the IRS, as required, with respect to income, gain, loss, deduction, credit and other items derived from our company’s activities. Our company will file a partnership return with the IRS and will use reasonable efforts to issue tax information that describes your allocable share of our income, gain, loss, deduction, and credit, including a Schedule K-1, to you (and to our manager) as promptly as possible. In preparing this information, our company will use various accounting and reporting conventions to determine your allocable share of income, gain, loss, deduction, and credit. Delivery of this information by our company will be subject to delay in the event of, among other reasons, the late receipt of any necessary tax information from an investment in which our company holds an interest. It is therefore possible that, in any taxable year, our shareholders will need to apply for extensions of time to file their tax returns. In addition, the IRS may prevail in asserting that certain of our reporting conventions are impermissible, which could result in an adjustment to your income or loss.

It is possible that our company may engage in transactions that subject our partnership and, potentially, the holders of common shares, to other information reporting requirements with respect to an investment in our company. You may be subject to substantial penalties if you fail to comply with such information reporting requirements. You should consult with your tax advisors regarding such information reporting requirements.

Elective Procedures for Large Partnerships

The Code allows large partnerships to elect simplified procedures for income tax reporting. This election, if made, would reduce the number of items that must be separately stated on the Schedules K-1 that are issued to the shareholders, and such Schedules K-1 would have to be provided on or before the first March 15 following the close of each taxable year. In addition, this election would prevent our company from undergoing a “constructive termination” (which would close our taxable year) if, within a 12-month period, there is a sale or exchange of 50% or more of our total interests. If an election is made, IRS audit adjustments will flow through to the holders of common shares in the year in which the adjustment is made. In addition, our company, rather than the holders of the common shares individually, generally will be liable for any interest and penalties that result from an audit adjustment.

Audits and Adjustments to Tax Liability

A challenge by the IRS, such as in a tax audit, to the tax treatment by a partnership of any item generally must be conducted at the partnership, rather than at the partner, level. A partnership ordinarily designates a “tax matters partner” (as defined under Section 6231 of the Code) as the person to receive notices and to act on behalf of the partnership and the partners in the conduct of such a challenge or audit by the IRS. Our company has designated our manager as the “tax matters member,” who shall serve as the tax matters partner.

Our tax matters member, which is required by the operating agreement to notify all holders of any U.S. federal income tax audit of our company, will have the authority under the operating agreement to conduct and respond to any IRS audit of our company's tax returns or other tax-related administrative or judicial proceedings, and, if appropriate, to contest (including by pursuing litigation) any proposed adjustments by the IRS, and, if considered appropriate, to settle such proposed adjustments. A final determination of U.S. tax matters in any proceeding initiated or contested by the tax matters member will be binding on all holders of common shares who held their common shares during the period under audit. As the tax matters member, our manager will have the right on behalf of all holders to extend the statute of limitations relating to the holders’ U.S. federal income tax liabilities with respect to company items.

A U.S. federal income tax audit of our company’s information return may result in an audit of the tax return of a holder of common shares, which, in turn, could result in adjustments to a holder’s items of income, gain, loss, deduction, and credit that are unrelated to our company as well as to company-related items. There can be no assurance that the IRS, upon an audit of an information return of our company or of an income tax return of a U.S. holder, might not take a position that differs from the treatment thereof by our company or by such holder, possibly resulting in a tax deficiency. A holder would also be liable for interest on any tax deficiency that resulted from any such adjustments. Potential U.S. holders should also recognize that they might be forced to incur legal and accounting costs in resisting any challenge by the IRS to items in their individual returns, even if the challenge by the IRS should prove unsuccessful. Under our operating agreement, in the event of an inadvertent partnership termination in which the IRS has granted our company limited relief, each holder of common shares is obligated to make such adjustments as are required by the IRS to maintain our status as a partnership.

Foreign Tax Credits

Subject to generally applicable limitations, a U.S. holder of common shares will be able to claim foreign tax credits with respect to certain foreign income taxes (if any) paid or incurred by our company, withheld on payments made to our company or paid by our company on behalf of holders. If a holder elects to claim a foreign tax credit, he/she must include in his/her gross income, for U.S. federal income tax purposes, both his/her share of our company's items of income and gain and also his/her share of the amount that is deemed to be the holder's portion of foreign income taxes paid with respect to, or withheld from, dividends, interest, or other income derived by our company. Subject to certain limitations, the U.S. holder may claim as a credit against its U.S. federal income tax the amount of such taxes incurred or withheld. Alternatively, a U.S. holder may elect to treat such foreign taxes as deductions from gross income. Even if the holder is unable to claim a credit or a deduction, he or she must include all amounts described above in income. Other indirect foreign tax credit rules could apply to corporate U.S. holders. We urge U.S. holders to consult their tax advisers regarding this foreign tax credit election and its consequences to them.

Taxation of Certain Foreign Earnings

A non-U.S. entity will be treated as a controlled foreign corporation, or CFC, if it is treated as a corporation for U.S. federal income tax purposes and if more than 50% of (i) the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote or (ii) the total value of the stock of the non-U.S. entity is owned by U.S. Shareholders on any day during the taxable year of such non-U.S. entity. For purposes of this discussion, a “U.S. Shareholder” with respect to a non-U.S. entity means a U.S. person that owns 10% or more of the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote.

Certain undistributed earnings and certain passive income, which we refer to as Subpart F income, of a CFC are taxed to certain U.S. Shareholders prior to being distributed. No assurances can be given that businesses in which our company may invest in the future will not be CFCs, which may give rise to Subpart F income. While distributions made by a CFC could constitute “qualified dividend income”, the Subpart F provisions of the Code may prevent distributions (or deemed distributions) of such earnings from being so regarded. Additionally, if our company were to invest in a passive foreign investment company, or PFIC, a U.S. holder of common shares may be subject to certain adverse U.S. federal income tax consequences, including a deferred interest charge upon the distribution of previously accumulated earnings with respect to that investment.

Reportable Transaction Disclosure Rules

If our company were to engage in a “reportable transaction,” our company (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS in accordance with recently issued regulations governing tax shelters and other potentially tax-motivated transactions. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses in excess of a threshold amount computed without regard to offsetting gains or other income or limitations. An investment in our company may be considered a “reportable transaction” if, for example, we recognize significant losses in the future. In certain circumstances, a holder of common shares who disposes of all or part of the shares in a transaction resulting in the recognition by such holder of significant losses in excess of certain threshold amounts may be obligated to disclose his/her participation in such transaction. Our participation in a reportable transaction also could increase the likelihood that our U.S. federal income tax information return (and possibly your tax return) would be audited by the IRS. Certain of these rules are currently unclear and it is possible that they may be applicable in situations other than significant loss transactions.

Moreover, if our company were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to (i) significant accuracy-related penalties with a broad scope, (ii) for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and (iii) in the case of a listed transaction, an extended statute of limitations. We urge U.S. holders to consult their tax advisers regarding the reportable transaction disclosure rules and the possible application of these rules to them.

Non-U.S. Holders

Subject to the U.S. federal withholding tax discussion below, a non-U.S. holder will not be subject to U.S. federal income tax on such holder’s distributive share of our company’s income, provided that such income is not considered to be effectively connected with the conduct of a trade or business within the United States. However, in the case of an individual non-U.S. holder, such holder will be subject to U.S. federal income tax on (i) gains on the sale of common shares in our company, or (ii) such holder's distributive share of company gains or other income if such holder is present in the United States for 183 days or more during a taxable year and certain other conditions are met.

If the income from our company is treated as effectively connected with a U.S. trade or business (and, if certain income tax treaties apply, is attributable to a U.S. permanent establishment), then a non-U.S. holder’s share of any company income and of any gain realized upon the sale or exchange of common shares will be subject to U.S. federal income tax at the graduated rates applicable to U.S. citizens and residents and domestic corporations, and such non-U.S. holder will be subject to tax return filing requirements in the U.S. Non-U.S. holders that are corporations may also be subject to a 30% branch profits tax (or lower treaty rate, if applicable) on their effectively connected earnings and profits that are not timely reinvested in a U.S. trade or business.

In addition, gains, if any, allocable to a non-U.S. holder and attributable to a sale by our company of a “U.S. real property interest”, or USRPI (other than such gains subject to tax under the rules discussed above), are generally subject to U.S. federal income tax as if such gains were effectively connected with the conduct of a U.S. trade or business. Moreover, a withholding tax is imposed with respect to such gain as a means of collecting such tax. For this purpose, a USRPI includes an interest (other than solely as a creditor) in a “U.S. real property holding corporation” (in general, a U.S. corporation, at least 50% of whose real estate and trade or business assets, measured by fair market value, consists of USRPIs), as well as an interest in a partnership that holds USRPIs. This withholding tax would be creditable against a non-U.S. holder’s actual U.S. federal income tax liability and any excess withholding tax may generally be eligible for refund. Although a non-U.S. holder who is a partner in a partnership that owns USRPIs is generally subject to tax on the sale or other disposition of its partnership interest to the extent attributable to such USRPIs, no withholding tax is generally imposed on the transfer of publicly traded partnership interests, and gain will not be taxable under the USRPI provisions where the non-U.S. holder owns no more than 5% of a publicly traded entity such as our company. A non-U.S. holder that owns more than 5% of our company is urged to consult tax advisers about the potential application of the USRPI provisions. We have made no determination as to whether any of our company's investments will constitute a USRPI.

While generally not subject to U.S. federal income tax as discussed above, a non-U.S. holder generally will be subject to U.S. federal withholding tax at the rate of 30% (or, under certain circumstances, at a reduced rate provided by an income tax treaty, if applicable) in respect of such holder's distributive share of dividends, interest, and other fixed or determinable annual or periodical income from sources within the United States realized by our company. To the extent any interest income allocated to a non-U.S. holder that otherwise would be subject to U.S. withholding tax is considered “portfolio interest,” neither the allocation of such interest income to the non-U.S. holder nor a subsequent distribution of such interest income to the non-U.S. holder will be subject to withholding, provided (among other things) that the non-U.S. holder is not otherwise engaged in a trade or business in the U.S. and provides our company with a timely and properly completed and executed form W-8BEN or other applicable form and said holder does not directly or indirectly own 10% or more of the common shares or capital of the interest payor. The withholding tax as described herein will apply upon the earlier of the distribution of income to a non-U.S. holder or, if not previously distributed to a non-U.S. holder, at the time such income is allocated to a non-U.S. holder. Amounts withheld on behalf of a non-U.S. holder will be treated as being distributed to such non-U.S. holder; however, to the extent our company is unable to associate amounts withheld with particular common shares, the economic burden of any withholding tax paid by our company to the appropriate tax authorities will be borne by all holders, including U.S. holders.

Non-U.S. holders will be required to timely and accurately complete a form W-8 (or other applicable form) and provide such form to our company, for withholding tax purposes. Non-U.S. holders are advised to consult their own tax advisers with respect to the particular tax consequences to them of an investment in our company.

Tax-Exempt Organizations

With respect to any holder that is an organization that is otherwise exempt from U.S. federal income tax, such holder nonetheless would be subject to taxation with respect to its “unrelated business taxable income,” or UBTI, to the extent that its UBTI from all sources exceeds certain specified amount in any taxable year. Except as noted below with respect to certain categories of exempt income, UBTI generally includes income or gain derived (either directly or through a partnership) from a trade or business, the conduct of which is substantially unrelated to the exercise or performance of the organization's exempt purpose or function.

UBTI generally does not include passive investment income, such as dividends, interest and capital gains, whether realized by the organization directly or indirectly through a partnership (such as our company) in which it is a partner. This type of income is exempt, subject to the discussion of “unrelated debt-financed income” below, even if it is realized from securities trading activity that constitutes a trade or business.

UBTI includes not only trade or business income or gain as described above, but also “unrelated debt-financed income.” This latter type of income generally consists of (1) income derived by an exempt organization (directly or through a partnership) from income-producing property with respect to which there is “acquisition indebtedness” at any time during the taxable year and (2) gains derived by an exempt organization (directly or through a partnership) from the disposition of property with respect to which there is acquisition indebtedness at any time during the twelve-month period ending with the date of the disposition.

Our company expects to incur debt that would be treated as “acquisition indebtedness” with respect to certain of its investments. To the extent our company recognizes income in the form of dividends or interest from any investment with respect to which there is “acquisition indebtedness” during a taxable year, the percentage of the income that will be treated as UBTI generally will be equal to the amount of the income from such investment times a fraction, the numerator of which is the “average acquisition indebtedness” incurred with respect to the investment, and the denominator of which is the “average amount of the adjusted basis” of our company's investment during the period such investment is held by our company during the taxable year.

To the extent our company recognizes gain from the disposition of any company investment with respect to which there is “acquisition indebtedness,” the portion of the gain that will be treated as UBTI will be equal to the amount of the gain times a fraction, the numerator of which is the highest amount of the “acquisition indebtedness” with respect to the investment during the twelve-month period ending with the date of disposition, and the denominator of which is the “average amount of the adjusted basis” of the investment during the period such investment is held by our company during the taxable year.

Information Reporting Requirements and Withholding

Under the “backup withholding” rules, a shareholder may be subject to backup withholding with respect to any taxable income or gain allocable to such shareholder unless the shareholder:

•	is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the shareholder’s federal income tax liability if certain required information is furnished to the IRS. Shareholders should consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding. Additional U.S. withholding taxes may apply to shareholders who are non-U.S. holders.

Pursuant to recently enacted U.S. federal legislation known as the Foreign Account Tax Compliance Act, or FATCA, we may be subject to additional information reporting and withholding obligation requirements with respect to any shareholder that is a “foreign financial institution,” or an FFI, or a “non-financial foreign entity,” or an NFFE, as each such term is defined by FATCA. In general, under these requirements, U.S. federal withholding tax at a 30% rate may apply to certain U.S. source income earned by us which is allocable to an FFI or NFFE unless (i) in the case of an FFI, such FFI registers with the IRS, and (ii) in the case of either an FFI or NFFE, such entities disclose the identity of their U.S. owners or account holders and annually report certain information about such accounts. The withholding tax also may apply to payments of such U.S. source income to certain foreign entities that do not disclose the name, address and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial U.S. owners). We will not pay any additional amounts in respect of any amounts required to be withheld under U.S. federal income tax law.

New Legislation or Administrative or Judicial Action

Prospective investors should recognize that the present federal income tax treatment of an investment in our company may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments previously made. For example, changes to the U.S. federal income tax laws and interpretations thereof could make it more difficult or impossible to meet the qualifying income exception for our company to be treated as a partnership, and not as a corporation, for U.S. federal income tax purposes. Any such change in, or any new, tax law, regulation, or interpretation could adversely affect our company and our shareholders.

The IRS pays close attention to the proper application of tax laws to partnerships, and the rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury Department, resulting in revisions of Treasury Regulations and revised interpretations of established concepts as well as statutory changes. No assurance can be given as to whether, or in what form, any proposals affecting our company or our shareholders will be enacted. Our organizational documents and agreements permit the board of directors to modify our operating agreement from time to time, without the consent of our shareholders, in order to address certain changes in U.S. federal income tax regulations, legislation, or interpretation. In some circumstances, such revisions could have a material adverse impact on some or all of our shareholders.

Furthermore, legislation was proposed recently that could affect the taxation of profits allocated to our manager and the taxation of certain publicly traded partnerships, which publicly traded partnerships may be like or similar to our company. It is not possible to predict whether the proposed legislation will be enacted, and if enacted, in what form. Senior officials of the executive and legislative branches expressed publicly an intention to continue to examine various aspects of the taxation of publicly traded partnerships and partnerships that provide investment advisory services; however, it is unclear what the scope of final legislation, if any, may be.

The foregoing discussion is not intended as a substitute for careful tax planning. Each holder of common shares should be aware that certain aspects of the U.S. federal, state, and local income tax treatment regarding the purchase, ownership, and disposition of common shares are not clear under existing law. Thus, we urge each holder to consult his/her own tax advisers to determine the tax consequences of ownership of the common shares in such holder's particular circumstances.

PLAN OF DISTRIBUTION

We have 1,025,000 common shares issued and outstanding as of the date of this prospectus. We are registering an additional 500,000 common shares for sale at the price of $1.00 per share. There is no arrangement to address the possible effect of the offering on the price of the stock.

Our Chief Executive Officer, Ellery W. Roberts, will deliver prospectuses to the individuals and to others who he believes might have an interest in purchasing part of this offering. In order to buy shares you must complete and execute the subscription agreement and return it to our executive offices at 590 Madison Avenue, 18th Floor, New York, NY 10022. We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

In connection with our selling efforts in this offering, Mr. Roberts will not register as a broker-dealer pursuant to Section 15 of the Exchange Act, but rather will rely upon the “safe harbor” provisions of SEC Rule 3a4-1, promulgated under the Exchange Act. Generally speaking, Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in an offering of the issuer’s securities. Mr. Roberts is not subject to any statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act. Mr. Roberts will not be compensated in connection with his participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities.

Mr. Roberts is not, nor has he been within the past 12 months, a broker or dealer, and he is not, nor has he been within the past 12 months, an associated person of a broker or dealer. At the end of the offering, Mr. Roberts will continue to primarily perform substantial duties for the Company or on its behalf otherwise than in connection with transactions in securities. Mr. Roberts will not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on Exchange Act Rule 3a4-1(a)(4)(i) or (iii).

Our company will receive all proceeds from the sale of the 500,000 shares being offered. The price per share is fixed at $1.00 for the duration of this offering. Although our common shares are not listed on a public exchange or quoted over-the-counter, we intend to seek to have our common shares quoted on the OTC Bulletin Board. In order to be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common shares. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, nor can there be any assurance that such an application for quotation will be approved. However, sales by our company must be made at the fixed price of $1.00 until a market develops for the stock.

Our company will not offer its shares for sale through underwriters, dealers, agents or anyone who may receive compensation in the form of underwriting discounts, concessions or commissions from our company and/or the purchasers of the common shares for whom they may act as agents. The common shares sold by our company may be occasionally sold in one or more transactions; all common shares sold under this prospectus will be sold at a fixed price of $1.00 per common share.

State Blue Sky Information

We will offer and sell our common stock to retail customers only in Colorado, Connecticut, Delaware, Georgia, Hawaii, Illinois, Indiana, Louisiana, Minnesota, Missouri, New York, Rhode Island, Utah, Virginia, and Wisconsin. In New York and Hawaii, we have relied on exemptions from the state registration requirements. In the other states listed above, we will apply to have our common stock registered for sale and will not sell our common stock to retail customers in these states unless and until such registration is effective in each of these states.

If you are not an institutional investor, you may purchase our common stock in this offering only in the jurisdictions described directly above. The definition of an “institutional investor” varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities.

The National Securities Markets Improvement Act of 1996, which is a federal statute, pre-empts the states from regulating transactions in certain securities, which are referred to as “covered securities.” The resale of our common stock, from and after the effective date, are exempt from state registration requirements under the National Securities Markets Improvement Act because we will file periodic and annual reports under the Securities Exchange Act of 1934. However, states are permitted to require notice filings and collect fees with regard to these transactions and a state may suspend the offer and sale of securities within such state if any such required filing is not made or fee is not paid. As of the date of this prospectus, Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Nebraska, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Oklahoma, Pennsylvania, South Carolina, South Dakota, Utah, Virginia, Washington, West Virginia, Wisconsin and Wyoming either do not presently require any notice filings or fee payments or have not yet issued rules or regulations indicating whether notice filings or fee payments will be required. The District of Columbia, Illinois, Maryland, Montana, New Hampshire, North Dakota, Oregon, Puerto Rico, Rhode Island, Tennessee, Texas and Vermont currently permit the resale of the securities, if we have registered the securities in the state or the proper notice filings and fees have been submitted. As of the date of this prospectus, we have not determined in which, if any, of these states we will submit the required notice filings or pay the required fee. Additionally, if any of these states that has not yet adopted a statute relating to the National Securities Markets Improvement Act adopts such a statute in the future requiring a filing or fee or if any state amends its existing statutes with respect to its requirements, we would need to comply with those new requirements in order for our common stock to continue to be eligible for resale in those jurisdictions.

Aside from the exemption from registration provided by the National Securities Markets Improvement Act, we believe that our common stock, from and after the effective date, will be eligible for sale on a secondary market basis in various states based on the availability of another applicable exemption from state registration requirements, in certain instances subject to waiting periods, notice filings or fee payments.

LEGAL MATTERS

The validity of the common shares offered by this prospectus will be passed upon for us by Ellenoff Grossman & Schole LLP.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No "expert" or "counsel" as defined by Item 509 of Regulation S-K promulgated pursuant to the Securities Act, whose services were used in the preparation of this Form S-1, was hired on a contingent basis or will receive a direct or indirect interest in the Company, nor was any of them a promoter, underwriter, voting trustee, director, officer or employee of the Company.

Both Legal Counsel and Experts have no interest in this registration statement other than normal legal and accounting fees.

EXPERTS

The financial statements included in this prospectus and in the registration statement have been audited by KLJ & Associates LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common shares offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to the common shares offered in this offering and our company, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

1847 HOLDINGS LLC

CONSOLIDATED FINANCIAL STATEMENTS

For the Period January 22, 2013 (Inception) through December 31, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of 1847 Holdings LLC

We have audited the accompanying consolidated balance sheet of 1847 Holdings LLC as of December 31, 2013 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the period January 22, 2013 (inception) through December 31, 2013. 1847 Holdings LLC’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 1847 Holdings LLC as of December 31, 2013 and the results of its operations and its cash flows for the period January 22, 2013 (inception) through December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company is in the development stage, has not earned significant revenue, has suffered net losses and has had negative cash flows from operating activities for the period January 22, 2013 (Date of Inception) to December 31, 2013. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 3. The financial statements do not include any adjustments to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

/s/ KLJ & Associates, LLP

KLJ & Associates, LLP
St. Louis Park, MN
February 6, 2014

1660 S Highway 100
Suite 500
St. Louis Park, Minnesota 55416
630.277.2330

1847 HOLDINGS LLC
CONSOLIDATED BALANCE SHEET

December 31, 2013
ASSETS

Current Assets
Accounts receivable	$12,500
Prepaid financing costs	15,000
Other assets	369

TOTAL CURRENT ASSETS	27,869

INVESTMENTS	6

TOTAL ASSETS	$27,875

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued expenses	$23,468
Advances, related party	15,075

TOTAL LIABILITIES	38,543

SHAREHOLDERS’ DEFICIT
Allocation shares, par value $1.00, 1,000 shares issued and outstanding	1,000

Common Shares, par value $.0000069: 50,000,000 shares authorized, 1,025,000 shares issued and outstanding as of December 31, 2013	7
Additional paid-in capital	14,999
Deficit accumulated during the development stage	(26,674)

TOTAL SHAREHOLDERS’ DEFICIT	(10,668)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$27,875

The accompanying notes are an integral part of these consolidated financial statements.

1847 HOLDINGS LLC
CONSOLIDATED STATEMENT OF OPERATIONS

For the Period From January 22, 2013 (Inception) to December 31, 2013
REVENUES	43,750
-
OPERATING EXPENSES
General and administrative	44,956
Professional fees	25,468
TOTAL OPERATING EXPENSES	70,424

NET LOSS FROM OPERATIONS	(26,674)

PROVISION FOR INCOME TAXES	-
NET LOSS	$(26,674)

Net Loss Per Share: Basic and diluted	$(0.03)

Weighted-average number of common shares outstanding: Basic and diluted	1,025,000

The accompanying notes are an integral part of these consolidated financial statements.

1847 HOLDINGS LLC
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

	Common Stock		Allocation	Additional Paid-In	Deficit Accumulated During the Development	Stockholders’
	Shares	Amount	Shares	Capital	Stage	Deficit
INCEPTION – January 22, 2013	-	$-	$-	$-	$-	$-

Allocation shares	-	-	1,000	-	-	1,000

Shares issued for services at $0.0000069 per share	150,000	1	-	14,999	-	15,000

Shares issued for services at $0.0000069 per share	875,000	6	-	-	-	6

Net loss for the period ended December 31, 2013	-	-	-	-	(26,674)	(26,674)

BALANCE – December 31, 2013	1,025,000	$7	$1,000	$14,999	$(26,674)	$(10,668)

The accompanying notes are an integral part of these consolidated financial statements.

1847 HOLDINGS LLC
CONSOLIDATED STATEMENT OF CASH FLOWS

For the Period January 22, 2013 (Inception) through December 31, 2013
OPERATING ACTIVITIES
Net loss	$(26,674)

Adjustments to reconcile net income to net cash provided by operating activities:
Changes in operating assets and liabilities:
Increase accounts receivable	(12,500)
Increase in other assets	(369)
Increase (decrease) in accrued expenses	23,468
Net cash used in operating activities	(16,075)

INVESTING ACTIVITIES
Investments	-

Net cash (used) by investing activities	-

FINANCING ACTIVITIES
Proceeds from allocation shares	1,000
Loans from director	15,075
Net cash (used) byfinancing activities	16,075

NET INCREASE (DECREASE) IN CASH	-

CASH
Beginning of period	-
End of period	$-

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$-
Income taxes paid	$-

Non-cash investing activity:
Acquisition of investments in exchange for common stock	$6
Stock based compensation – prepaid financing costs	$15,000

The accompanying notes are an integral part of these consolidated financial statements.

1847 HOLDINGS LLC
Notes to Consolidated Financial Statements
December 31, 2013

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

1847 Holdings LLC was formed under the laws of the State of Delaware on January 22, 2013. We are a development stage company in a business to acquire small to medium size businesses in a variety of different industries.

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, 1847 Management Services, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Development Stage Company

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles related to development stage companies. A development-stage company is one in which planned principal operations have not commenced or if its operations have commenced, there has been no significant revenues there from.

Basis of Presentation

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and are presented in US dollars.

Accounting Basis

The Company uses the accrual basis of accounting and accounting principles generally accepted in the United States of America (“GAAP” accounting). The Company has adopted a calendar year end.

Cash and Cash Equivalents

The Company considers all highly liquid investments with the original maturities of three months or less to be cash equivalents. The Company had no cash as of December 31, 2013.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents and amounts due to shareholder. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

Income Taxes

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

1847 HOLDINGS LLC
Notes to Consolidated Financial Statements
December 31, 2013

Revenue Recognition

The Company recognizes revenue when products are fully delivered or services have been provided and collection is reasonably assured.

Stock-Based Compensation

Stock-based compensation is accounted for at fair value in accordance with ASC Topic 718. To date, the Company has not adopted a stock option plan and has not granted any stock options.

Basic Income (Loss) Per Share

Basic income (loss) per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. There are no such common stock equivalents outstanding as of December 31, 2013.

Comprehensive Income

The Company has established standards for reporting and display of comprehensive income, its components and accumulated balances. When applicable, the Company would disclose this information on its Statement of Stockholders’ Equity. Comprehensive income comprises equity except those resulting from investments by owners and distributions to owners. The Company has not had any significant transactions that are required to be reported in other comprehensive income.

Recent Accounting Pronouncements

1847 Holdings LLC does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

NOTE 3 – GOING CONCERN

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principle, which contemplate continuation of the Company as a going concern. The Company currently has limited working capital, and has not completed its efforts to establish a stabilized source of revenues sufficient to cover operating costs over an extended period of time.

Management anticipates that the Company will be dependent, for the near future, on additional investment capital to fund operating expenses. The Company intends to position itself so that it may be able to raise additional funds through the capital markets. In light of management’s efforts, there are no assurances that the Company will be successful in this or any of its endeavors or become financially viable and continue as a going concern.

NOTE 4 – INVESTMENTS

On September 15, 2013, 1847 Management Services, Inc., the Company's wholly owned subsidiary, acquired a 50% interest in each of PPI Management Group, LLC and Christals Management LLC from our Chief Executive Officer and controlling shareholder, Ellery W. Roberts. In connection with the acquisition of such equity interests from Mr. Roberts, we issued to Mr. Roberts 875,000 of our common shares pursuant to a securities purchase agreement.

1847 HOLDINGS LLC
Notes to Consolidated Financial Statements
December 31, 2013

NOTE 5 – RELATED PARTIES

Management Services Agreement

The company and our manager have entered into a management services agreement on April 15, 2013, pursuant to which we are required to pay our manager a quarterly management fee equal to 0.5% (2.0% annualized) of our company’s adjusted net assets for services performed. On September 15, 2013, we entered into an amendment to our management services agreement that provides that in lieu of paying a quarterly management fee under the management services agreement based upon the adjusted net assets of our management consulting business, we will pay our manager a flat quarterly fee equal to $43,750. This amendment only applies to our management consulting business and will not apply to any businesses that we acquire in the future.

Advances

From time to time, the Company has received advances from certain of its officers and related parties to meet short term working capital needs. During the period ended December 31, 2013, the Company received a total of $15,075 advances from related parties. These advances are unsecured, bear no interest, and do not have formal repayment terms or arrangements.

NOTE 6 – EQUITY

Allocation shares

As of December 31, 2013, the Company has designated 1,000 shares of Allocation Shares, with a par value of $1.00 per share, these shares have all the voting rights, of which 1,000 shares of preferred stock are issued and outstanding.

1847 HOLDINGS LLC
Notes to Consolidated Financial Statements
December 31, 2013

Our manager owns 100% of the allocation shares of our company, which are a separate class of limited liability company interests that, together with the common shares, will comprise all of the classes of equity interests of our company. Our manager received the allocation shares with its initial capitalization of our company. The allocation shares generally will entitle our manager to receive a 20% profit allocation as a form of incentive designed to align the interests of our manager with those of our shareholders. Profit allocation has two components: an equity-based component and a distribution-based component. The equity-based component will be paid when the market for our shares appreciates, subject to certain conditions and adjustments. The distribution-based component will be paid when the distributions we pay to our shareholders exceed an annual hurdle rate of 8.0%, subject to certain conditions and adjustments. While the equity-based component and distribution-based component are interrelated in certain respects, each component may independently result in a payment of profit allocation if the relevant conditions to payment are satisfied.

The 1,000 allocation shares are issued and outstanding and held by our manager, which is controlled by Mr. Roberts, our chief executive officer and controlling shareholder.

Common shares

The Company has authorized 50,000,000 shares of common stock,, with a par value of $.0000069 per share, these shares have no voting rights.. As of December 31, 2013, the Company had 1,025,000 of shares of common stock issued and outstanding.

During the period ended December 31, 2013, the Company issued the following equity instruments:

•
In September 2013, the Company entered into securities purchase agreements, pursuant to which the Company issued 875,000 shares of the Company’s common stock, par value $0.0000069 per share, I exchange for a 50% interest in each of PPI Management Group, LLC and Christals Management LLC from our Chief Executive Officer and controlling shareholder, Ellery W. Roberts.

•	In September 2013, the Company issued 150,000 shares of its common stock for professional services. The Company recognized the fair market value of $15,000 as a deferred financing cost.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

The Company neither owns nor leases any real or personal property. An office space has been leased on a month by month basis.

The officers and directors are involved in other business activities and most likely will become involved in other business activities in the future.

NOTE 8 – INCOME TAXES

As of December 31, 2013, the Company had net operating loss carry forwards of approximately $26,674 that may be available to reduce future years’ taxable income in varying amounts through 2031. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to these tax loss carry-forwards.

1847 HOLDINGS LLC
Notes to Consolidated Financial Statements
December 31, 2013

The provision for Federal income tax consists of the following:

December 31, 2013
Federal income tax benefit attributable to:
Current Operations	$26,674
Less: valuation allowance	(26,674)
Net provision for Federal income taxes	$-

The cumulative tax effect at the expected rate of34% of significant items comprising our net deferred tax amount is as follows:

December 31, 2013
Deferred tax asset attributable to:
Net operating loss carryover	$10,523
Less: valuation allowance	(10,523)
Net deferred tax asset	$-

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards of for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur net operating loss carry forwards may be limited as to use in future years.

NOTE 9 – SUBSEQUENT EVENTS

In accordance with SFAS 165 (ASC 855-10) the Company has analyzed its operations subsequent to December 31, 2013 to the date these financial statements were issued, and has determined that it does not have any material subsequent events to disclose in these financial statements.

500,000 Common Shares
1847 HOLDINGS LLC
Common Shares

PROSPECTUS

 , 2014

Dealer Prospectus Delivery Obligation

Until , 2014, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common shares being registered. All amounts, other than the SEC registration fee, are estimates. We will pay all these expenses.

Commission filing fee		$68.20
Legal fees and expenses		*
Accounting fees and expenses		*
Printing and marketing expenses		*
Miscellaneous		*
Total	$	*
___________
* To be filed by amendment.

Item 14. Indemnification of Directors and Officers

Certain provisions of our LLC agreement are intended to be consistent with Section 145 of the Delaware General Corporation Law, which provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceedings to which he is, or is threatened to be made, a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceedings, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Our LLC agreement includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director's duty of loyalty to the company or its members;

•	for acts or omissions not in good faith or a knowing violation of law;

•	regarding unlawful distributions and interest purchases analogous to Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper benefit.

Our LLC agreement provides that:

•	we must indemnify our directors and officers to the equivalent extent permitted by DGCL;

•	we may indemnify our other employees and agents to the same extent that we indemnify our officers and directors, unless otherwise determined by our board of directors; and

•
we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the extent permitted by Delaware law and may advance expenses as incurred to our other employees and agents, unless otherwise determined by our board of directors.

The indemnification provisions contained in our LLC agreement are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of members or disinterested directors or otherwise.

In addition, we maintain insurance on behalf of our directors and executive officers and certain other persons insuring them against any liability asserted against them in their respective capacities or arising out of such status.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding, which may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities

On September 15, 2013, the Company granted a total of 150,000 common shares to two recipients in compensation for services. The shares are subject to vesting conditions, as follows: 1/12th of the common shares were fully vested as of the date of the agreement and 1/12th of the common shares will vest on the first day of each month that the recipients continue to provide services to the Company.

On September 15, 2013, the Company granted 875,000 common shares to Mr. Ellery W. Roberts, the Company’s Chief Executive Officer, President and Chief Financial Officer, in exchange for the transfer of a 50% interest in each of PPI Management and Christals Management to the Company’s newly-formed subsidiary, 1847 Management, pursuant to a securities purchase agreement among the Company, Mr. Roberts and 1847 Management.

Each of the issuances of the Company’s equity securities described above was made in reliance on the exemption from registration under the Securities Act set forth in Section 4(a)(2) of the Securities Act, as a transaction not constituting a public offering of securities because the securities were issued privately without general solicitation or advertising. No selling commissions were paid in connection with the sale of securities described above.

Item 16. Exhibits.

Exhibit No.	Description

3.1	Certificate of Formation of 1847 Holdings LLC
3.2	Amended and Restated Operating Agreement of 1847 Holdings LLC, dated April 15, 2013
4.1	Specimen certificate evidencing a common share of 1847 Holdings LLC
5.1	Legality Opinion of Ellenoff Grossman & Schole LLP*
8.1	Tax Opinion of Ellenoff Grossman & Schole LLP*
10.1	Management Services Agreement by and between 1847 Holdings LLC and 1847 Partners LLC, dated April 15, 2013
10.2	Amendment No. 1 to Management Services Agreement, dated September 15, 2013
10.3	Securities Purchase Agreement, dated September 15, 2013, among 1847 Holdings LLC, Ellery W. Roberts and 1847 Management Services, Inc.
10.4	Restricted Common Share Grant Agreement, dated September 15, 2013, among 1847 Holdings LLC, Bevilacqua PLLC and Joseph J. Kaufman
23.1	Consent of KLJ & Associates LLP
23.2	Consent of Ellenoff Grossman & Schole LLP included in Exhibit 5.1
23.3	Consent of Ellenoff Grossman & Schole LLP included in Exhibit 8.1
______________
* To be filed by amendment.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(a) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) Include any additional or changed material information on the plan of distribution.

2. To, for the purpose of determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered herein, and to treat the offering of such securities at that time to be the initial bona fide offering thereof.

3. To remove from registration, by means of a post-effective amendment, any of the securities being registered hereby that remains unsold at the termination of the offering.

4. For determining liability of the undersigned Registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our director, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our director, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our director, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

For the purposes of determining liability under the Securities Act for any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, NY on the 7th day of February, 2014.

1847 HOLDINGS LLC

By:	/s/ Ellery W. Roberts
Ellery W. Roberts Chief Executive Officer, Chairman and Chief Financial Officer Principal Executive Officer and Principal Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ellery W. Roberts, as his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-1 of 1847 Holdings LLC, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, grant unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title

/s/ Ellery W. Roberts	Chief Executive Officer, Chairman and Chief Financial Officer
Ellery W. Roberts

/s/ Paul Froning	Director
Paul Froning

/s/ Robert D. Barry	Director
Robert D. Barry

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Formation of 1847 Holdings LLC
3.2	Amended and Restated Operating Agreement of 1847 Holdings LLC, dated April 15, 2013
4.1	Specimen certificate evidencing a common share of 1847 Holdings LLC
5.1	Legality Opinion of Ellenoff Grossman & Schole LLP*
8.1	Tax Opinion of Ellenoff Grossman & Schole LLP*
10.1	Management Services Agreement by and between 1847 Holdings LLC and 1847 Partners LLC, dated April 15, 2013
10.2	Amendment No. 1 to Management Services Agreement, dated September 15, 2013
10.3	Securities Purchase Agreement, dated September 15, 2013, among 1847 Holdings LLC, Ellery W. Roberts and 1847 Management Services, Inc.
10.4	Restricted Common Share Grant Agreement, dated September 15, 2013, among 1847 Holdings LLC, Bevilacqua PLLC and Joseph J. Kaufman
23.1	Consent of KLJ & Associates LLP
23.2	Consent of Ellenoff Grossman & Schole LLP included in Exhibit 5.1
23.3	Consent of Ellenoff Grossman & Schole LLP included in Exhibit 8.1
____________
* To be filed by amendment.